Preliminary Copies – Subject to Completion

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

WIRELESS TELECOM GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

1.	Title of each class of securities to which transaction applies:	N/A

2.	Aggregate number of securities to which transaction applies:	N/A

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
$242,500 per 1% interest (cash price of the membership interests being purchased)

4.	Proposed maximum aggregate value of transaction:
$24,250,000

5.	Total fee paid:	N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

WIRELESS TELECOM GROUP, INC.
25 Eastmans Road
Parsippany, NJ 07054

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

January [18], 2022

Dear Shareholder:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Wireless Telecom Group, Inc., a New Jersey corporation (the “Company”), will be held on [February] [25], 2022 at 9 a.m., Eastern Time (the “Special Meeting”). Due to the continuing and evolving coronavirus pandemic, and so that we may support the health and well-being of our employees and shareholders, the board of directors has directed that the Special Meeting be held as a “virtual meeting” via live webcast.

You will be able to attend the Special Meeting virtually and to vote and submit questions during the virtual Special Meeting by visiting www.virtualshareholdermeeting.com/WTT2022SM and entering the 16-digit control number provided in these proxy materials.

At the Special Meeting, you will be asked to consider and vote upon the following matters:

1.	a proposal to approve the Membership Interest Purchase Agreement, dated as of December 16, 2021 (the “Membership Interest Purchase Agreement”), as it may be amended from time to time, by and among the Company, Microlab/FXR LLC, a New Jersey limited liability company and a wholly-owned subsidiary of the Company (“Microlab”), and RF Industries, Ltd., a Nevada corporation (“RF Industries”), pursuant to which, the Company will sell all of the issued and outstanding membership interests of Microlab to RF Industries; and

2.	a proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the membership interest purchase agreement.

After careful consideration, our Board of Directors determined that the Membership Interest Purchase Agreement is fair to, advisable and in the best interests of the Company and our shareholders. Our Board of Directors unanimously approved the proposed transaction and recommends that you vote “FOR” the proposal to approve the Membership Interest Purchase Agreement and “FOR” the proposal to approve adjournment of the special meeting if there are insufficient votes at the time of the special meeting to approve the Membership Interest Purchase Agreement.

The close of business on January 7, 2022 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

Your vote is extremely important, regardless of the number of shares you own. Whether or not you plan to attend the virtual Meeting, we encourage you to vote prior to the Special Meeting by completing, dating, signing and returning the proxy card sent to you, or by voting online or by telephone, following the instructions contained on the proxy card. Voting online, by telephone or by returning the proxy card does not deprive you of your right to attend the virtual Special Meeting and to vote your shares at the Special Meeting. Shareholders who execute proxies retain the right to revoke them at any time prior to the voting by (i) filing written notice of such revocation with the Secretary of the Company, (ii) submitting a duly executed proxy bearing a later date, or (iii) voting at the Special Meeting. Participation at the Special Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to: Michael Kandell, Secretary, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054.

The enclosed proxy statement provides you with detailed information about the Special Meeting, the proposed transaction and the Membership Interest Purchase Agreement, a copy of which is attached as Annex A to the proxy statement. We encourage you to read the proxy statement and all annexes thereto carefully and in their entirety. You may also obtain additional information about us from documents we have filed with the Securities and Exchange Commission.

By Order of the Board of Directors

/s/ Michael Kandell
Michael Kandell
Secretary

The accompanying proxy statement is dated January [18], 2022 and is first being mailed to shareholders on or about January [18], 2022.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting

In addition to the printed materials noted above, we have made the Notice of Special Meeting of Shareholders and the proxy statement available on the Internet at http://www.proxyvote.com.

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SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement with respect to the Membership Interest Purchase Agreement and the sale of the membership interests of Microlab/FXR LLC to RF Industries, Ltd., contemplated thereby and may not contain all of the information that is important to you. To understand the sale fully and for a more complete description of the terms of the sale, you should read this entire proxy statement carefully, including the annexes, and the documents we refer to or incorporate by reference herein. We encourage you to read each of these documents, in particular the Membership Interest Purchase Agreement attached as Annex A hereto.

Unless the context otherwise requires, in this proxy statement, (i) references to “we,” “our,” “us”, “WTG” and “the Company” refer to Wireless Telecom Group, Inc. and its subsidiaries, (ii) references to “Microlab” refer to Microlab/FXR LLC, a New Jersey limited liability company and wholly-owned subsidiary of the Company, (iii) references to “the Board” or the “Board of Directors” refer to the board of directors of Wireless Telecom Group, Inc., (iv) references to “RF Industries” refer to RF Industries, Ltd., (vi) references to the “Purchase Agreement” refer to that certain Membership Interest Purchase Agreement, dated as of December 16, 2021, by and among the Company, Microlab and RF Industries, (vii) references to the “Sale Transaction” refer to the sale of all of the issued and outstanding membership interests of Microlab to RF Industries pursuant to the Purchase Agreement and related documents.

Parties to the Transaction

Wireless Telecom Group, Inc.

We are a New Jersey corporation. Together with our subsidiaries, we specialize in the design and manufacture of advanced radio frequency (“RF”) and microwave devices which enable the development, testing and deployment of wireless technology. We provide unique, highly customized and configured solutions which drive innovation across a wide range of traditional and emerging wireless technologies. Our shares of common stock are listed on the NYSE American.

Our principal executive office is currently located at 25 Eastmans Road, Parsippany, New Jersey 07054, and our telephone number is 973-386-9696.

Microlab/FX LLC

Microlab, a New Jersey limited liability company, designs and manufactures a wide selection of RF components and integrated subsystems for signal conditioning and distribution in the wireless infrastructure markets as well as for use in medical devices, or the “Microlab Business,” Microlab products are used in small cell deployments, distributed antenna systems, in-building wireless solutions and cellular base-stations, and for ultra-wide band frequency ranges enabling the deployment of commercial wireless networks utilizing new licensed and unlicensed mid-band spectrum allocations, among other things.

Microlab’s principal executive office is currently located at 25 Eastmans Road, Parsippany, New Jersey 07054, and its telephone number is 973-386-9696.

RF Industries, Ltd.

RF Industries, a Nevada corporation, designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. RF Industries products include RF connectors, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. RF Industries’ shares of common stock are listed on the Nasdaq Global Market.

RF Industries’ principal executive office is currently located at 7610 Miramar Road, Building 6000, San Diego, California, 92126-4204, and its telephone number is 858-549-6340.

The Special Meeting

Date, Time, Place and Purpose (page [11])

The Special Meeting will be held virtually on [February] [25], 2022, at 9 a.m. Eastern Time (“ET”). To participate in the Special Meeting, visit www.virtualshareholdermeeting.com/WTT2022SM and enter the 16-digit control number included on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 8:45 a.m. ET, on [February] [25], 2022. If you encounter any technical difficulties with the virtual meeting platform on the date of the Special Meeting, either during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting platform log in page.

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The purpose of the Special Meeting is for our shareholders to consider and vote upon the following matters:

1.	A proposal to approve the Membership Interest Purchase Agreement, dated as of December 16, 2021, as it may be amended from time to time, by and among the Company, Microlab, and RF Industries, pursuant to which the Company will sell all of the issued and outstanding membership interests of Microlab to RF Industries; and

2.	a proposal for adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the membership interest purchase agreement.

Record Date, Quorum, Voting (page [11])

Only holders of our common stock at the close of business on January 7, 2022, the record date, are entitled to notice of and to vote at the Special Meeting. As of the record date, there were 22,421,183 shares of our common stock outstanding and entitled to vote.

A quorum is required for our shareholders to conduct business at the Special Meeting. The presence, virtually or by proxy, of the holders of a majority of the voting power of our outstanding stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Meeting.

Each share of our common stock entitles its holder to one vote on all matters properly coming before the Special Meeting. Approval of the Purchase Agreement requires that a majority of the votes cast at the Special Meeting are voted in favor of the proposal. Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Purchase Agreement, requires that a majority of the votes cast at the Special Meeting are voted in favor of the proposal, whether or not a quorum is present.

Proxies and Revocations (page [12])

Shareholders who execute proxies retain the right to revoke them at any time prior to the voting by (i) filing written notice of such revocation with the Secretary of the Company, (ii) submitting a duly executed proxy bearing a later date, or (iii) voting at the Special Meeting. Participation at the Special Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to: Michael Kandell, Secretary, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054.

The Sale Transaction

General

On December 16, 2021, we entered into the Purchase Agreement, pursuant to which we agreed to sell all of the issued and outstanding membership interests of Microlab to RF Industries, subject to shareholder approval and the other conditions to closing set forth therein. A copy of the Purchase Agreement is attached as Annex A. We encourage you to read the Purchase Agreement carefully and in its entirety.

Recommendation of the Board of Directors (page [18])

After careful consideration, our Board of Directors determined that the Membership Interest Purchase Agreement is fair to, advisable and in the best interests of the Company and our shareholders, and recommends that our shareholders vote “FOR” the proposal to approve the Purchase Agreement.

Reasons for the Sale Transaction (page [17])

In making its recommendation that you vote “FOR” the proposal to approve the Purchase Agreement and authorize the sale of all of the outstanding membership interests of Microlab to RF Industries contemplated thereby, our Board considered a number of factors, including the current and future competitive environment and related risks associated with the Microlab Business; the estimated revenue growth rate of the Microlab Business as compared to our other product groups; the estimated gross margins of the Microlab Business as compared to the other product groups, the resources required to fund the further development and growth of each of the three product groups and the amount of the consideration to be paid in connection with the sale which will be used to fund operations of remaining product groups and pay down debt, among other things, and determined the Purchase Agreement transaction was fair, from a financial point of view, to us.

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In the course of deliberations, our Board of Directors also considered a variety of risks and potentially negative factors, including the risks and contingencies related to the announcement and pendency of the sale, the potential impact of the sale on our relationships with third parties, the loss of future revenue as a result of the sale of the Microlab Business, the potential effects the sale could reasonably be expected to have on the value of our stock, the possibility that the sale might not be consummated and we will have expended extensive resources and time during the pendency of the transaction; and the fact that after the sale our business will consist solely of our test and measurement and radio, baseband and software product groups.

Net Proceeds from the Sale Transaction and Their Expected Use (page [19])

After payment of Sale Transaction expenses, taxes and certain Sale Transaction Bonuses (as defined below), among other things, we expect to receive approximately $21.5 million of net proceeds from the Sale Transaction. We intend to use $4.5 million to repay our term loans, and the remainder to fund our future business activities, including our test and measurement and radio, baseband and software product groups, and for general working capital purposes. Any future decision for the use of those funds will be made by our Board.

Material United States Federal Income Tax Consequences (page [19])

The Sale Transaction will be treated as a sale of the assets and liabilities of Microlab to RF Industries for U.S. federal and applicable state income tax purposes. The Company has approximately $16.3 million of U.S. federal net operating loss carryforwards and approximately $42.4 million of state net operating loss carryforwards as of December 31, 2020 and immaterial utilization expected for the year ended December 31, 2021. We expect to utilize all of our federal net operating loss carryforwards and approximately 50% of our state net operating loss carryforwards to offset the taxable gain generated from the Sale Transaction.

We do not anticipate any direct tax consequence to the shareholders as a result of the Sale Transaction. Each holder of our common stock is urged to consult his or her own tax advisor as to the federal income tax consequences of the sale, and also as to any state, local, foreign or other tax consequences based on his or her own particular facts and circumstances.

Nature of our Business following the Sale Transaction (page [19])

Following consummation of the Purchase Agreement transaction, we will be comprised of Boonton, Holzworth and Noisecom brands within our test and measurement product group, and the CommAgility brand within our radio, baseband, and software product group. We believe the transaction will allow us to prepare for the next stage of transformation with a stronger concentration of revenues and the ability to focus our investments on long-term and high-growth opportunities, including specialized 5G software and services for 5G private networks and test and measurement applications for the satellite communications, semiconductor and aerospace and defense industries.

Effect of the Sale Transaction on Stock Options and Stock-Based Awards and Interests of Our Directors and Executive Officers in the Sale Transaction (page [19])

In connection with the proposed Purchase Agreement, the Compensation Committee established a cash transaction bonus pool in the aggregate amount of approximately $600,000 for certain executives and key employees who are critical to the completion of the Sale Transaction (collectively, the “Sale Transaction Bonuses”). The cash transaction bonuses are anticipated to be paid in connection with the closing of the Sale Transaction. In addition to amounts payable to other executives and key employees our Named Executive Officers Timothy Whelan, our Chief Executive Officer, and Michael Kandell, our Chief Financial Officer, would be eligible to receive $100,000 and $75,000, respectively, payable 50% upon the successful close of the Sale Transaction, and the remaining 50% payable when any indemnification holdback amounts are resolved following the Sale Transaction, and Daniel Monopoli, our Chief Technology Officer, is eligible to receive $50,000 payable upon the successful close of the Sale Transaction.

In addition, the Compensation Committee has full authority to evaluate the performance measurements set which have included Microlab in the expected financial results and consider changes to the vesting and exercisability of awards granted under our incentive plans. The Compensation Committee has not determined whether to exercise its authority to adjust the vesting and exercisability of awards granted under our incentive plans. As of September 30, 2021, options to purchase 2,990,000 shares of our common stock are outstanding, of which 1,720,000 are unvested, 139,836 shares of restricted stock were unvested and 150,000 restricted stock units were unvested under our incentive plans.

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Appraisal Rights in Respect of the Sale Transaction (page [19])

Under the New Jersey Business Corporation Act, our shareholders are not entitled to appraisal rights in connection with the Sale Transaction.

The Purchase Agreement

Consideration (page [19])

The consideration for the Sale Transaction is $24,250,000, subject to certain closing adjustments as set forth in the Purchase Agreement. RF Industries intends to pay the purchase price using a combination of cash on hand and borrowings from a credit facility. After payment of Sale Transaction expenses, taxes and certain Sale Transaction Bonuses, among other things, we expect to receive approximately $21.5 million of net proceeds from the Sale Transaction. We intend to use $4.5 million to repay our term loans, and the remainder to fund our future business activities, including our test and measurement and radio, baseband and software product groups, and for general working capital purposes. Any future decision for the use of those funds will be made by our Board.

Change in Board Recommendation (page [24])

The Purchase Agreement contains customary restrictions on the Company’s ability to solicit alternative acquisition proposals from third parties and to provide non-public information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals. The Purchase Agreement also contains customary covenants requiring the Board of Directors, subject to certain exceptions, to recommend that the Company’s shareholders approve the Sale Transaction. Concurrently with the execution of the Purchase Agreement, the Company delivered voting and support agreements for the holders of approximately 11% of the outstanding shares of Company’s common stock. Prior to the approval of the Sale Transaction by the Company’s shareholders, the Board of Directors may (i) withhold, withdraw, qualify, or modify its recommendation that the Company’s shareholders approve the Sale Transaction because of a material intervening event or (ii) adopt, approve or recommend an alternative transaction if such alternative transaction is materially superior, subject to complying with notice and other specified conditions. The Company is expected to solicit the consent of its shareholders at a shareholder meeting to be held on [February 25], 2022.

Conditions to Closing (page [26])

Each party’s obligations to complete the Sale Transaction are subject to the fulfillment or waiver of certain closing conditions, including: (i) the receipt of all necessary governmental approvals in connection with the Sale Transaction, (ii) the absence of any pending or threatened legal action or order prohibiting or seeking to prohibit the Sale Transaction, (iii) the approval of the Sale Transaction by the holders of a majority of our outstanding shares of common stock, (iv) the accuracy of the representations and warranties made by each party, and (v) all covenants and obligations of the parties have been performed or complied with.

Termination (page [27])

The Purchase Agreement contains certain termination rights for both RF Industries and the Company, including that, subject to certain limitations, (i) the Company or RF Industries may terminate the Purchase Agreement if the Sale Transaction is not consummated by April 30, 2022, subject to a 30-day extension in the event certain customary conditions are satisfied, (ii) RF Industries and the Company may mutually agree to terminate the Purchase Agreement, (iii) the Company may terminate the Purchase Agreement to accept a superior proposal, (iv) RF Industries or the Company may terminate the Purchase Agreement if requisite approval of the shareholders of the Company has not been obtained upon a vote taken at the shareholder meeting, (v) RF Industries or the Company may terminate the Purchase Agreement if certain other closing conditions are not met or waived, and (vi) RF Industries may terminate the Purchase Agreement if the Company changes its recommendation to its shareholders with respect to approval of the Sale Transaction.

If the Company terminates the Agreement to accept a superior proposal, then the Company will pay RF Industries a termination fee of $900,000. If RF Industries terminates the Agreement because the Company fails to include the Board recommendation in the proxy statement or the Board has effected an adverse recommendation change, among other reasons described in the Purchase Agreement, then the Company will pay RF Industries $900,000. If the Purchase Agreement is terminated by either party because Company shareholder approval is not obtained at the shareholder meeting, then the Company will pay RF Industries its reasonable fees and expenses up to a cap of $500,000. In addition, if the Company terminates the agreement because (i) the closing has not occurred by the termination date due to no fault of the Company, or (ii) due to RF Industries’ breach of its representations or covenants, the closing conditions would not be satisfied, then RF Industries will pay the Company its reasonable fees and expenses up to a cap of $500,000.

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Indemnification (page [28])

The Purchase Agreement contemplates that RF Industries will obtain representation and warranty insurance to cover any breach of the Company’s or Microlab’s representations and warranties. The maximum aggregate liability of the Company for indemnification claims for breaches of the Company’s or Microlab’s representations (other than certain fundamental representations) is capped at $150,000. The maximum aggregate liability of the Company for indemnification claims is capped at the final purchase price.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions reflecting management’s current expectations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “believes,” “estimates,” “anticipates,” “continues,” “predict,” “potential,” “contemplates,” “expects,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases are intended to identify forward-looking statements. These statements are subject to risks, uncertainties, and other factors, including, among others:

●	the effect of the announcement of the sale on our business relationships, operating results and business generally;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Purchase Agreement;

●	the outcome of any legal proceedings that may be instituted against us, RF Industries or others related to the Purchase Agreement;

●	the inability to complete the proposed transaction, including due to failure to obtain the required shareholder approval or to satisfy other conditions to closing;

●	the amount of the costs, fees, expenses and charges related to the sale;

●	our and RF Industries’ ability to meet expectations regarding the timing and completion of the sale; and

●	the ability to recognize the anticipated benefits of the proposed transaction.

We discuss some of the above risks in greater detail in this proxy statement in the section “Risk Factors Relating to the Proposal to Approve the Membership Interest Purchase Agreement.” In addition, we are subject to risks and uncertainties and other factors detailed in our filings with the Securities and Exchange Commission, or “SEC,” including our annual report on Form 10-K for the fiscal year ended December 31, 2020 and in subsequent filings with the SEC, which should be read in conjunction with this proxy statement. See “Where You Can Find More Information” on page 38. Many of the factors that will impact the completion of the proposed sale are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained in this proxy statement, readers should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made in this proxy statement remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements, except as required by law.

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING OF SHAREHOLDERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the Sale Transaction, the Purchase Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the “Summary Term Sheet” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. See “Where You Can Find Additional Information” beginning on page 38.

Q:	Why did I receive these materials?

A:	We have agreed to sell all of the issued and outstanding membership interests in Microlab to RF Industries pursuant to the Purchase Agreement. The Board is soliciting your proxy to vote at a special meeting of our shareholders being held for the purpose of, among other things, obtaining shareholder approval of the Purchase Agreement. The Board is seeking shareholder approval of the Purchase Agreement because the Sale Transaction would significantly change the nature of the Company’s overall business such that the Board deemed it advisable and in the Company’s best interest to seek shareholder approval of the Sale Transaction. Additionally, approval of the Sale Transaction by holders of a majority of the votes cast by the holders of shares entitled to vote thereon at the Special Meeting is a closing condition under the Purchase Agreement.

Q:	How do I attend the Special Meeting?

A:	The Special Meeting will be held virtually on February [25], 2022 at 9 a.m. EST. To participate in the Special Meeting, please visit www.virtualshareholdermeeting.com/WTT2022SM and enter the 16-digit control number included on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the Special Meeting platform beginning at 8:45 a.m., Eastern Time (“ET”), on [February] [25], 2022. If you encounter any technical difficulties with the virtual meeting platform on the date of the Special Meeting, either during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting platform login page.

Q:	How many shares must be present or represented at the Special Meeting in order to conduct business?

A:	A quorum is required for our shareholders to conduct business at the Special Meeting. The presence, virtually or by proxy, of the holders of a majority of the voting power of our outstanding stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

Q:	Who is entitled to vote at the Special Meeting?

A:	Only holders of our common stock at the close of business on January 7, 2022, the record date, are entitled to notice of and to vote at the Special Meeting. As of the record date, there were 22,421,183 shares of our common stock outstanding and entitled to vote.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You will be asked to consider and vote upon the following matters:

	1.	a proposal to approve the Purchase Agreement, pursuant to which, the Company will sell all of the issued and outstanding membership interests of Microlab; and

	2.	a proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Purchase Agreement.

Q:	What vote of our shareholders is required to approve the proposals?

A:	The vote to approve the proposals is as follows:

	1.	The proposal to approve the Purchase Agreement requires the affirmative vote of the holders of a majority of the votes cast by the holders of shares entitled to vote thereon at the Special Meeting; and

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	2.	the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Purchase Agreement, requires that a majority of the votes cast at the Special Meeting are voted in favor of the proposal, whether or not a quorum is present.

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, the shares will be treated as “broker non-votes.”

For purposes of the Special Meeting, abstentions and broker non-votes will be included in the number of shares present for purposes of constituting a quorum, assuming such broker has submitted a proxy or attends the annual meeting. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will not be counted as “FOR” or “AGAINST” and will not have an effect on the approval of the Purchase Agreement.

Q:	How does the Board recommend that I vote?

A:	After careful consideration, the Board unanimously recommends that you vote “FOR” the approval of the Purchase Agreement and “FOR” the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Purchase Agreement.

Q:	What factors did our Board consider in making its recommendation regarding the Purchase Agreement and the Sale Transaction?

A:	In making its recommendation that you vote “FOR” the proposal the Purchase Agreement and authorize the sale of all of the outstanding membership interests of Microlab to RF Industries contemplated thereby, our Board considered a number of factors, including the current and future competitive environment and related risks associated with the Microlab Business; the estimated revenue growth rate of the Microlab Business as compared to our other product groups; the resources required to fund the further development and growth of the Microlab Business and the amount of the consideration to be paid in connection with the sale which will be used to fund operations of remaining product groups and pay down debt.

In the course of deliberations, our Board of Directors also considered a variety of risks and potentially negative factors, including the risks and contingencies related to the announcement and pendency of the sale, including the potential impact of the sale on our relationships with third parties; the loss of future revenue as a result of the sale of our Microlab business; the effect the sale may have on the value of our stock; the possibility that the sale might not be consummated and we will have expended extensive resources and time during the pendency of the transaction; and the fact that after the sale our business will consist solely of our test and measurement and radio, baseband and software product group.

Q:	Have any of the Company’s shareholders already agreed to approve the Purchase Agreement?

A:	RF Industries and certain of our directors and executive officers entered into voting and support agreements, pursuant to which such shareholders have agreed to vote their shares of our common stock in favor of approval of the Sale Transaction and against the approval or adoption of any alternative transactions. These shareholders also granted to RF Industries a proxy to vote their shares of Company common stock in favor of approval of the Sale Transaction and agreed not to transfer their respective shares of Company common stock prior to the expiration of the voting and support agreements. These key shareholders collectively own or control an aggregate of approximately 11% of the Company’s outstanding common stock.

Q:	How do I vote?

A:	You may vote using any of the following methods:

If you are a shareholder of record, there are four ways to vote:

Voting by Mail. By signing the proxy card and returning it in the postage-prepaid and addressed envelope enclosed with these proxy materials, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting virtually so that your shares will be voted even if you later find yourself unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards that you receive to ensure that all of your shares are voted.

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Voting at the Virtual Special Meeting. If you plan to attend the virtual Special Meeting and to vote during the Special Meeting, we will provide you with an online ballot during the Special Meeting through the virtual shareholder meeting platform at www.virtualshareholdermeeting.com/ WTT2022SM. To vote at the meeting, please follow the instructions on your proxy card. We recommend you vote by proxy even if you plan to attend the Special Meeting. You can always change your vote at the meeting.

Voting by Telephone. To vote by telephone, please follow the voting instructions and use the toll-free telephone number on your proxy card. If you are a record holder and you vote by telephone, you do not need to complete and mail a proxy card.

Voting Online. If you wish to vote your shares online, please follow the instructions included on your proxy card. If you are a record holder and you vote online, you do not need to complete and mail a proxy card.

If you are a “beneficial owner” of shares held in street name:

Shares that are held in a brokerage account in the name of the broker or by a bank or other nominee are held in “street name.” If your shares are held in street name, you should follow the voting instructions provided by your broker, bank, or other nominee. If you hold your shares in street name and wish to vote at the Meeting, please obtain instructions on how to vote at the meeting from your broker, bank, or other nominee.

Q:	What can I do if I change my mind after I vote my shares?

A:	If you are a shareholder of record, you may revoke your proxy and your voting instructions at any time before it is voted at the Special Meeting by:

●	filing written notice of such revocation with the Secretary of the Company at our address set forth herein (the written notice must bear a date later than the proxy card and be received before the taking of the vote at the special meeting);

●	submitting a duly executed proxy bearing a later date for the same shares, provided the new proxy card is received before the taking of the vote at the Special Meeting; or

●	Voting at the Special Meeting.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. Attendance at the Special Meeting will not, by itself, revoke a proxy.

Q:	What happens if additional matters are presented at the Special Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Special Meeting. If you grant a proxy, the persons named as proxy holders, Timothy Whelan and Michael Kandell, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Special Meeting.

Q:	What if I return a signed proxy card, but do not vote for some of the matters listed on the proxy card?

A:	If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board’s recommendations as follows: “FOR” the proposal to approve the Purchase Agreement; and “FOR” adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Purchase Agreement.

Q:	What do I do if I receive more than one proxy or set of voting instructions?

A:	If your shares are registered differently or are held in more than one account, you may receive more than one proxy and/or set of voting instructions relating to the Special Meeting. To ensure that all of your shares are voted, please complete, sign, date and return each proxy card and voting instruction card that you receive, or vote your shares by telephone or over the Internet

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Q:	What is the deadline for voting my shares?

A:	If you hold shares as the shareholder of record, your vote by proxy must be received before the polls close at the Special Meeting.

If you hold shares in street name, please follow the voting instructions provided by your broker, trustee or nominee. You may vote your shares in person at the Special Meeting only if you obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting.

Q:	Who will bear the cost of this solicitation?

A:	We will bear the expense of soliciting proxies for the Special Meeting. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies also may be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication, but no additional compensation will be paid for such services.

Q:	Am I entitled to appraisal rights in connection with the Sale Transaction?

A:	No. The New Jersey Business Corporation Act does not provide for shareholder appraisal rights in connection with the Sale Transaction.

Q:	What will be the nature of our business following completion of the Sale Transaction?

A:	Following the Sale Transaction, the Company will be comprised of the Boonton, Holzworth and Noisecom brands within our test and measurement product group, and the CommAgility brand within our radio, baseband, and software product group. We believe the Sale Transaction will allow us to prepare for the next stage of transformation with a stronger concentration of revenues and the ability to focus our investments on long-term and high-growth opportunities, including specialized 5G software and services for 5G private networks and test and measurement applications for the satellite communications, semiconductor and aerospace and defense industries. Our Board will continue to evaluate future plans for the Company after the Sale Transaction and has engaged and plans to continue to engage experts and advisors to help the Board and management evaluate the go-forward strategy and potential strategic opportunities.

For pro forma historical financial information giving effect to the Sale Transaction and certain assumptions and adjustments, see “Unaudited Pro Forma Consolidated Financial Statements” beginning on page 30.

Q:	What happens if I sell my shares of the Company’s common stock before the Special Meeting?

A:	The record date for the Special Meeting is earlier than the date of the Special Meeting. If you transfer your shares of our common stock after the close of business on the record date but before the Special Meeting, you will retain your right to vote at the Special Meeting.

Q:	How will RF Industries finance the Sale Transaction?

A:	RF Industries has indicated that it intends to pay the purchase price using a combination of cash on hand and borrowings from a credit facility. The sale is not conditioned upon RF Industries obtaining financing.

Q:	When is the Sale Transaction expected to be completed?

A:	We and RF Industries are working toward completing the Sale Transaction as quickly as possible. We currently anticipate that the Sale Transaction will be completed during the first calendar quarter of 2022, but we cannot be certain when or if the conditions to the Sale Transaction will be satisfied or, to the extent permitted, waived. The Sale Transaction cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including approval of the Purchase Agreement by holders of a majority of the votes cast by the holders of shares entitled to vote thereon at the Special Meeting, which is a closing condition under the Purchase Agreement. For additional information, see “The Membership Interest Purchase Agreement — Closing Conditions” beginning on page 26.

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Q:	Should I send in my stock certificates?

A:	No. The number of shares of stock that you own will not be affected by the Sale Transaction and you should not send in certificates in response to the Sale Transaction.

Q:	Will the Company continue to be publicly traded and listed on the NYSE American following the Sale Transaction?

A:	Yes, we expect to continue to be publicly traded on the NYSE American and remain subject to the rules and regulations of the Securities and Exchange Commission, or the “SEC”, after the Sale Transaction is completed.

Q:	What will the cash proceeds from the Sale Transaction be used for?

A:	After payment of Sale Transaction expenses, taxes and certain Sale Transaction Bonuses (as defined below), among other things, we expect to receive approximately $21.5 million of net proceeds from the Sale Transaction. We intend to use $4.5 million to repay our term loans, and the remainder to fund our future business activities, including our test and measurement and radio, baseband and software product groups, and for general working capital purposes. Any future decision for the use of those funds will be made by our Board.

Q:	What will happen if the Sale Transaction is not approved by shareholders or is not completed for any other reason?

A:	If the Sale Transaction is not completed, our relationships with the customers, business partners and employees of Microlab may be damaged and the business of Microlab may be harmed, and the market price for our common stock may decline. If the Sale Transaction is not completed, we may explore other potential transactions involving Microlab. The terms of an alternative transaction may be less favorable to us than the terms of the Sale Transaction and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party.

Q:	Who can help answer any other questions that I have?

A:	If you have additional questions about the Sale Transaction, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of this proxy statement or the enclosed proxy card, please contact us in writing at Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054, Attention: Corporate Secretary, or by telephone: 973-386-9696.

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THE SPECIAL MEETING

Date, Time and Place

We are furnishing this proxy statement to our shareholders as part of the solicitation on behalf of our Board of Directors of proxies to be voted at the Special Meeting of shareholders or any postponement or adjournment of that meeting. The Special Meeting will be held virtually on [February] [25], 2022 at 9 a.m. EST. To participate in the Special Meeting, visit www.virtualshareholdermeeting.com/WTT2022SM and enter the 16-digit control number included on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 8:45 a.m., Eastern Time (“ET”), on [February] [25], 2022. If you encounter any technical difficulties with the virtual meeting platform on the date of the Special Meeting, either during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting platform log in page.

Matters to be Considered

At the Special Meeting, we will ask our shareholders (a) to consider and vote on a proposal to approve the Purchase Agreement, and (b) to consider and vote on a proposal for adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Purchase Agreement. Our Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy card or their substitutes will vote in accordance with their best judgment on such matters.

Recommendation of the Company’s Board of Directors

After careful consideration of various factors described in the section entitled “Proposal No. 1 - Approval of the Membership Interest Purchase Agreement” beginning on page 15 of this proxy statement, at a meeting held on December 16, 2021, the Board unanimously determined that the Purchase Agreement is fair to, advisable and in the best interests of the Company and our shareholders, and recommends that our shareholders vote “FOR” the proposal to approve the Purchase Agreement.

Record Date and Quorum

The Board has set the close of business on January 7, 2022, as the record date for the Special Meeting, and only holders of record of the Company’s common stock on the record date are entitled to vote at the Special Meeting. You are entitled to receive notice of, and to vote at, the Special Meeting if you owned shares of the Company’s common stock as of the close of business on the record date. On the record date, there were 22,421,183 shares of the Company’s common stock outstanding and entitled to vote. Each share of our common stock entitles its holder to one vote on all matters properly coming before the Special Meeting.

The presence, virtually or by proxy, of the holders of a majority of the voting power of our outstanding stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Abstentions are considered present for purposes of establishing a quorum.

Required Votes

Approval of the Purchase Agreement requires that a majority of the votes cast at the Special Meeting are voted in favor of the proposal.

Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Purchase Agreement, requires that a majority of the votes cast at the Special Meeting are voted in favor of the proposal, whether or not a quorum is present.

Effect of Abstentions and Broker Non-Votes

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, the shares will be treated as “broker non-votes.”

For purposes of the Special Meeting, abstentions and broker non-votes will be included in the number of shares present for purposes of constituting a quorum, assuming such broker has submitted a proxy or attends the Special Meeting. If you fail to submit a proxy or to vote in person at the Special Meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will not be counted as “FOR” or “AGAINST” and will not have an effect on the approval of the Purchase Agreement.

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Voting Procedure

If you are a shareholder of record, there are four ways you can vote:

Voting by Mail. By signing the proxy card and returning it in the postage-prepaid and addressed envelope enclosed with these proxy materials, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting virtually so that your shares will be voted even if you later find yourself unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards that you receive to ensure that all of your shares are voted.

Voting at the Virtual Meeting. If you plan to attend the virtual Special Meeting and to vote during the Special Meeting, we will provide you with an online ballot during the Special Meeting through the virtual shareholder meeting platform at www.virtualshareholdermeeting.com/WTT2022SM. To vote at the meeting, please follow the instructions on your proxy card. We recommend you vote by proxy even if you plan to attend the Special Meeting. You can always change your vote at the meeting.

Voting by Telephone. To vote by telephone, please follow the voting instructions and use the toll-free telephone number on your proxy card. If you are a record holder and you vote by telephone, you do not need to complete and mail a proxy card.

Voting Online. If you wish to vote your shares online, please follow the instructions included on your proxy card. If you are a record holder and you vote online, you do not need to complete and mail a proxy card.

If you are a “beneficial owner” of shares held in street name:

Shares that are held in a brokerage account in the name of the broker or by a bank or other nominee are held in “street name.” If your shares are held in street name, you should follow the voting instructions provided by your broker, bank, or other nominee. If you hold your shares in street name and wish to vote at the Special Meeting, please obtain instructions on how to vote at the meeting from your broker, bank, or other nominee.

If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board’s recommendations as follows: “FOR” the proposal to approve the Purchase Agreement; and “FOR” adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Purchase Agreement.

Revocation of Proxy

If you are a shareholder of record, you may revoke your proxy and voting instructions at any time before it is voted at the Special Meeting. You may do this by (a) filing written notice of such revocation with the Secretary of the Company at our address set forth herein (the written notice must bear a date later than the proxy card and be received before the taking of the vote at the Special Meeting); (b) submitting a duly executed proxy bearing a later date for the same shares, provided the new proxy card is received before the taking of the vote at the Special Meeting; or (c) voting at the Special Meeting. Your attendance at the virtual meeting alone will not revoke your proxy.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. Attendance at the Special Meeting will not, by itself, revoke a proxy.

Proxy Solicitation

We will pay the expenses of soliciting proxies for the Special Meeting, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Copies of our proxy statement and related materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of common stock beneficially owned by others to forward to such beneficial owners. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this proxy statement to shareholders whose common stock is held of record by such entities. Solicitation of proxies by mail may be supplemented by means of personal calls upon, or telephonic or electronic communications with, shareholders or their personal representatives by our directors, officers and employees, who will not be specially compensated for such services.

Adjournments

Although it is not currently expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the Special Meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the common stock present in person or represented by proxy at the Special Meeting and entitled to vote may adjourn the Special Meeting at any time. Any signed proxies received by us in which no voting instructions are provided on the matter will be voted in accordance with the Board’s recommendation “FOR” the adjournment or postponement of the Special Meeting, if necessary or appropriate, to allow for the solicitation of additional proxies. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

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RISK FACTORS RELATING TO THE PROPOSAL TO APPROVE THE PURCHASE AGREEMENT

In addition to the other information included in this proxy statement, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Information,” you should carefully consider the special risk considerations described below as well as other information provided to you or referenced in this document in deciding how to vote on the proposal to approve the Purchase Agreement. The special risk considerations described below are not the only ones facing us. For a discussion of risk factors applicable to an investment in our common stock, we refer to you the documents we file from time to time with the Securities and Exchange Commission, particularly our Form 10-K for the fiscal year ended December 31, 2020, and any of our subsequent filings with the SEC.

The announcement and pendency of the Sale Transaction, whether or not consummated, may adversely affect our business.

The announcement and pendency of the Sale Transaction, whether or not consummated, may adversely affect the trading price of our common stock, our business or our relationships with clients, vendors and employees. As a result of the announcement and pendency of the Sale Transaction, third parties may be unwilling to enter into material agreements with respect to our business. New or existing clients, vendors and other business partners may prefer to enter into agreements with our competitors who have not expressed an intention to sell a portion of their business because clients and business partners may perceive that such new relationships are likely to be more stable. In addition, pending the completion of the Sale Transaction, we may be unable to attract and retain key personnel as our employees may become concerned about the future of our business and lose focus or seek other employment. Furthermore, our management’s focus and attention and employee resources may be diverted from operational matters during the pendency of the Sale Transaction. The Purchase Agreement also imposes certain restrictions on the conduct of our business prior to the completion of the Sale Transaction, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the Sale Transaction. In the event that the Sale Transaction is not completed, the announcement of the termination of the Purchase Agreement may also adversely affect the trading price of our common stock, our business or our relationships with clients, vendors and employees.

Pending the completion of the Sale Transaction, the Company may not make certain changes in the Microlab Business and may not be able to enter into a business combination with another party.

Covenants in the Purchase Agreement impede our ability to enter into specified transactions that are not in the ordinary course of business pending completion of the Sale Transaction. Existing and potential customers and vendors of our Microlab Business may delay or cease entering into transactions with Microlab until the ownership and management of Microlab is clarified and employees and other key partners in the Microlab Business may choose to leave Microlab due to uncertainties inherent in the Sale Transaction process.

Moreover, while the Purchase Agreement is in effect and subject to limited exceptions, we are prohibited from soliciting, initiating, encouraging, taking actions designed to facilitate any inquiries or the making of any proposal or offer that could lead to, or entering into discussions or negotiations with regard to, an acquisition proposal with any third party, subject to specified exceptions. Any such acquisition proposal could be favorable to our shareholders.

We will incur significant expenses in connection with the Sale Transaction and could be required to make significant payments if the Purchase Agreement is terminated under certain conditions.

Depending on the circumstances surrounding a termination of the Purchase Agreement, we may be required to pay a termination fee of $900,000 to RF Industries, or potentially reimburse their fees and expenses in negotiating and performance of the Purchase Agreement and the Sale Transaction up to $500,000. In addition, we expect to pay legal fees, accounting fees and financial and other advisory fees and expenses whether or not the Sale Transaction is completed. As a result, we may have difficulty recouping the costs incurred in connection with pursuing the Sale Transaction, and our cash position would be adversely impacted.

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The Microlab Business has historically accounted for a substantial portion of our revenue. If we complete the Sale Transaction, we will become entirely dependent on our remaining business units.

The Microlab Business has accounted for approximately 42.3%, 44.6% and 43.8% of our consolidated revenues for the years ended December 31, 2020, 2019 and 2018, respectively, and 35.4% through the first nine months of 2021. If we complete the Sale Transaction, we will be exiting the Microlab Business and we will no longer benefit from its performance. Following the Sale Transaction, we will become entirely dependent upon the Boonton, Holzworth and Noisecom brands within our test and measurement product group, and the CommAgility brand within our radio, baseband, and software product group. Although we expect the revenue generated from our remaining businesses to grow in the future, our business will be substantially different following the Sale Transaction, and there can be no assurance that we will achieve sustained growth, achieve or sustain profitability, or generate positive cash flows from the test and measurement and radio, baseband and software product groups, or in new products or business opportunities we may pursue.

You are not expected to receive any of the proceeds from the Sale Transaction.

The net proceeds received from the Sale Transaction will be paid directly to us. The Board has not, at this time, approved or adopted any plans to distribute any of the net proceeds to our shareholders by way of dividend, issuer tender offer, dissolution or otherwise. For that reason, as well as the possibility of indemnification claims or other unforeseen obligations after the closing that reduce the amount of net proceeds to us from the Sale Transaction, there is no assurance that you will receive any specific amount of net proceeds from the Sale Transaction.

We will continue to incur the expenses of complying with public company reporting requirements following the closing of the Sale Transaction.

After the Sale Transaction, we plan to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules adopted, and to be adopted, by the SEC and NYSE American, and expect to continue to incur significant legal, accounting and other expenses in connection with that compliance. In addition, our management and other personnel will need to continue to devote a substantial amount of time to these compliance requirements.

We will be unable to compete with the Microlab Business for five years from the date of closing of the Sale Transaction.

We have agreed that, for a period of five years after the closing of the Sale Transaction, we will not directly or indirectly (i) engage in or assist others in engaging in the Microlab Business anywhere in the world; (ii) have an interest in any party that engages in the Microlab Business in any capacity; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of the Purchase Agreement) between the Microlab Business and any customers or suppliers of the Microlab Business as of the completion of the Sale Transaction. Additionally, during such five-year period, we have also agreed not to directly or indirectly hire or solicit any employee, independent contractor, or consultant of the Microlab Business employed or retained at any time during 2021. While we do not currently believe these limitations negatively affect our remaining business, the non-compete provisions will restrict our ability to engage in any business that competes with the Microlab Business for five years from the date of closing of the Sale Transaction.

We may be exposed to litigation related to the Sale Transaction from the holders of our common stock.

Transactions such as the Sale Transaction are often subject to lawsuits by shareholders. In part because the holders of our common stock are not presently anticipated to receive any consideration from the Sale Transaction, it is possible that our shareholders may sue us or our Board. Such lawsuits could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

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PROPOSAL NO. 1—APPROVAL OF THE MEMBERSHIP INTEREST PURCHASE AGREEMENT

This section of the proxy statement describes certain aspects of the sale of the membership interests. However, we recommend that you read carefully the complete Purchase Agreement for the precise terms of the agreement and other information that may be important to you. The Purchase Agreement is included in this proxy statement as Annex A.

Parties to the Transaction

Wireless Telecom Group, Inc.

We are a New Jersey corporation. Together with our subsidiaries, we specialize in the design and manufacture of advanced RF and microwave devices which enable the development, testing and deployment of wireless technology. The Company provides unique, highly customized and configured solutions which drive innovation across a wide range of traditional and emerging wireless technologies. Our shares of common stock are listed on the NYSE American.

Our principal executive office is currently located at 25 Eastmans Road, Parsippany, New Jersey 07054, and our telephone number is 973-386-9696.

Microlab/FXR LLC

Microlab, a New Jersey limited liability company, designs and manufactures a wide selection of RF components and integrated subsystems for signal conditioning and distribution in the wireless infrastructure markets, as well as for use in medical devices. Microlab products are used in small cell deployments, distributed antenna systems, in-building wireless solutions and cellular base-stations, and for ultra-wide band frequency ranges enabling the deployment of commercial wireless networks utilizing new licensed and unlicensed mid-band spectrum allocations.

Microlab’s principal executive office is currently located at 25 Eastmans Road, Parsippany, New Jersey 07054, and its telephone number is 973-386-9696.

RF Industries, Ltd.

RF Industries, a Nevada corporation, designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. RF Industries products include RF connectors, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. RF Industries’ shares of common stock listed on the NASDAQ Global Market.

RF Industries’ principal executive office is currently located at 7610 Miramar Road, Building 6000, San Diego, California, 92126-4204, and its telephone number is 858-549-6340.

Background of the Sale Transaction

The Board regularly reviews and assesses the Company’s performance, risks, opportunities and strategy. Additionally, the Board and management periodically review and evaluate industry developments and strategic opportunities and alternatives available to the Company as part of the Company’s efforts to strengthen its business and enhance value for its shareholders. Opportunities and alternatives considered at times by the Board and management included, among other things, potential acquisitions of other companies and other strategic transactions.

On March 8, 2021, Timothy Whelan, the Company’s chief executive officer and a member of the Board, participated in a previously scheduled call with Rob Dawson, the President and CEO of RF Industries, and two representatives from B. Riley Securities, Inc. In their conversation, Mr. Dawson verbally raised the topic of interest from RF Industries to possibly acquire the Company’s Microlab business. They discussed current market dynamics, each of their business product solutions, and the potential rationale for a combination of the Microlab product portfolio with the RF Industries product portfolio in combined sales channels. Following that discussion, the Companies signed a non-disclosure agreement and some high-level Microlab financial information was shared with RF Industries. On or about March 31, 2021 Mr. Dawson contacted Mr. Whelan and verbally shared an initial indication of interest for the purchase of the Microlab business by RF Industries for $17.5 million cash and potential contingent consideration of $5 million based upon certain milestones.

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After discussions with the Chairman of the Board, Mr. Whelan arranged for three investment banking firms to make presentations to the Board of Directors on April 13 and 14, 2021 to discuss strategic alternatives for the possible sale of Microlab.

Following its April 15, 2021, regular meeting of the Board of Directors, the Board moved to executive session to discuss the verbal indication of interest and the need to retain an investment banking firm to assist with a strategic process to determine other parties who may be interested in the Company’s Microlab business and evaluate alternatives in connection with a possible transaction. The Board authorized management to retain Craig-Hallum Capital Group LLC (“Craig-Hallum”) to assist the Company in evaluating its options in connection with a possible sale of the Company’s Microlab business. The Board also asked directors Alan Bazaar and Allan Weinstein to act as an informal M&A committee to work with management during the strategic process and as requested with respect to M&A matters going forward.

The Company retained Craig-Hallum as its exclusive financial advisor in connection with the possible sale of Microlab on April 23, 2021. From April 26 through May 10, 2021, Craig-Hallum worked with management and Bryan Cave Leighton Paisner LLP (“BCLP”), the Company’s outside counsel, to conduct due diligence with management, develop a financial model and other financial analysis, prepare marketing materials and a confidential information presentation (the “CIP”), collect data room documentation and organize the data room and prepare a list of potential buyers.

From May 10 to August 30, 2021, Craig-Hallum approached various potential buyers on behalf of the Company. From May 17 to August 30, 2021, Craig-Hallum worked with management and BCLP to coordinate potential buyers’ review of the CIP, preliminary due diligence by potential buyers and management presentations. In addition to RF Industries, Craig-Hallum’s strategic process included outreach to 34 additional potential buyers, of which two were unresponsive, 19 received high-level marketing materials but did not move forward with non-disclosure agreements, and 13 signed non-disclosure agreements and received the CIP but did not submit an indication of interest. Craig-Hallum also had multiple interactions with RF Industries beginning on May 3, 2021 and provided information including the CIP to RF Industries pursuant to the non-disclosure agreement previously executed by RF Industries and the Company. In late July 2021, Mr. Dawson and Mr. Whelan discussed RF Industries’ continued interest in the Microlab business, including additional negotiations of the purchase price and structure of the purchase consideration.

On August 12, 2021, at the direction of the Board, Mr. Whelan spoke with Mr. Dawson. In their conversation, Mr. Dawson confirmed RF Industries’ interest in a potential acquisition of the Company’s Microlab business, and outlined his thoughts regarding the strategic fit between Microlab and RF Industries. Mr. Dawson and Mr. Whelan continued discussing valuation and structure of a potential transaction, and Mr. Whelan advised Mr. Dawson that RF Industries should submit a detailed written offer to Craig-Hallum.

On August 24, 2021, Mr. Dawson sent a written non-binding preliminary term sheet to the Company for the purchase of Microlab for $24.25 million, which compared to RF Industries’ initial indication of interest represented an approximately 38% increase in cash consideration at closing and an increase of approximately 8% in total consideration, with no milestone-based contingencies to the purchase value. The Board discussed the non-binding preliminary term sheet at a meeting held on August 24, 2021 and discussed a possible counter offer to address transaction structure, certainty and timing. The Board authorized management to work with Craig-Hallum and BCLP to draft a counter offer in the form of a non-binding letter of intent. On August 26, 2021, Craig-Hallum spoke with Mr. Dawson regarding the counter offer and forwarded the counter offer non-binding letter of intent to Mr. Dawson on August 26, 2021.

On August 30, 2021, Mr. Dawson sent a revised unsigned non-binding term sheet and included a draft exclusivity agreement to be executed along with the proposed term sheet. On August 31, 2021, management discussed the revised term sheet with Mr. Bazaar, Mr. Weinstein, Craig-Hallum and BCLP. The Company responded with an updated non-binding letter of intent sent by Craig-Hallum to Mr. Dawson on September 1, 2021. On September 3, 2021, Mr. Whelan and a representative of Craig-Hallum spoke with Mr. Dawson and reviewed the key elements in the letter of intent. The conversations included discussion and negotiations regarding the ability to preserve flexibility around any strategic discussions outside of Microlab, due diligence, timing, working capital, representations and warranties insurance provisions, non-compete and non-solicit provisions, termination fees and the timing, conditions and scope of exclusivity limited to Microlab. The parties reached agreement on the terms of the letter of intent and executed it on September 15, 2021.

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From September 15 through December 16, 2021, the parties negotiated a definitive agreement and RF Industries conducted confirmatory due diligence including completion of a quality of earnings report, bank audits and due diligence by RF Industries’ insurance company for purposes of the representations and warranties insurance provisions. On November 9, 2021, following its regular meeting, the Board met in executive session with BCLP to discuss the status of the proposed transaction, including the timeline, comparison of initial offer to final offer and estimated net proceeds, as well as open issues, among other things. The directors asked questions and management and BCLP answered and discussed directors’ questions about the proposed transaction. Throughout the process, management regularly consulted with and updated the informal M&A committee and sought guidance from Messrs. Bazaar and Weinstein. On November 30, 2021, Mr. Whelan held a call with Mr. Dawson to discuss and negotiate open issues on the Purchase Agreement and possible alternatives for resolving same. Mr. Whelan consulted with Craig-Hallum, BCLP and the informal M&A committee regarding the issues discussed during the call.

On December 7, 2021, the Board called a special meeting, which included Craig-Hallum and BCLP, to review the strategic process summary and timeline, offer price, material deal terms and open transaction issues, among other things. The Board also was provided an overview of Board fiduciary duties in M&A transactions, a summary of the Purchase Agreement, the draft Purchase Agreement, draft resolutions to approve the transaction and a draft press release. The directors asked questions and discussion ensued.

On the morning of December 16, 2021, the Board held a special meeting to discuss the current status of the proposed transaction. BCLP reviewed in detail with the Board its fiduciary duties in M&A transactions and again provided a summary of the Purchase Agreement for review and discussion. The Board also reviewed draft resolutions to approve the Purchase Agreement and discussed expected timing for the approval. The directors asked questions and discussed the proposed transaction. The meeting was adjourned pending resolution of all outstanding open issues on the Purchase Agreement.

The special Board meeting was reconvened at 9 p.m. ET on December 16, 2021, and the Board reviewed and discussed the status of the Purchase Agreement, schedules and exhibits and the remaining open issues. BCLP reviewed the key terms of the Purchase Agreement with the Board and the Board asked questions and discussed the proposed transaction. The Board also reviewed and discussed its fiduciary duties in connection with proposed transaction and took into consideration the factors deemed relevant by the Board, including the factors described below. After discussion and consideration of the financial and other information presented, the Board unanimously determined that the terms of the draft interest purchase agreement and the transactions contemplated thereby, were fair to, and in the best interests of, the Company and its shareholders, authorized management to negotiate and resolve the remaining non-material open issues and approved the execution and delivery by the Company of the Purchase Agreement, the performance by the Company of its covenants and agreements contained in the purchase agreement and the consummation of the transactions contemplated thereby.

At 9:51 p.m. Pacific Time on December 16, 2021, the Purchase Agreement and related documents were executed and delivered by each of the Company and RF Industries.

On December 17, 2021, the Company and RF Industries each issued a press release announcing the execution of the Purchase Agreement.

On December 20, 2021, the Company and RF Industries each filed a Form 8-K disclosing the Purchase Agreement.

Reasons for the Sale Transaction

The following describes material reasons, factors and information taken into account by our Board of Directors in deciding to adopt and approve the Purchase Agreement, authorize the transactions contemplated by the Purchase Agreement, and recommend that our shareholders adopt and approve the Purchase Agreement and authorize the transactions contemplated thereby.

●	The amount of the consideration to be received in connection with the sale of Microlab to RF Industries which is expected to be used to pay our outstanding term loans and provide us with increased liquidity for evaluation of increased investments in our other higher margin product groups;

●	The increased strategic and capital allocation flexibility resulting from a less diverse business with our remaining product groups targeting market segments with higher growth profiles;

●	The expectation a less diverse business will be easier to understand for current and future investors;

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●	The current and future competitive environment for the Microlab Business and related risks associated with such business, including as detailed in our filings with the SEC, including our annual report on Form 10-K for the fiscal year ended December 31, 2020 and in subsequent filings with the SEC;

●	The resources required to fund the further development and growth of the Microlab Business in order to preserve or increase its value;

●	The value of the Microlab Business and the cash required to continue to manage, operate and grow the business; and

●	The market for and recent market developments with respect to the Microlab Business, including but not limited to the impact of Covid on carrier funding of large projects, the impact of supply chain disruption, the impact of higher inflation and operating costs which may not be able to be passed on to customers, and the impact of competition from offshore companies increasing pricing pressure.

Our Board of Directors also considered a variety of risks and other potentially negative factors relating to the Sale Transaction, including the following:

●	The risks and contingencies related to the announcement and pendency of the sale of the Microlab Business to RF Industries, including the potential impact of the sale on our customers and our relationships with other third parties;

●	The loss of future revenue, operating profits, and operating leverage, and future growth of the Microlab Business as a result of the sale of such business;

●	The effect the sale of the Microlab Business may have on the value of our stock and our ability to remain a publicly traded corporation;

●	The possibility that the sale of the Microlab Business to RF Industries might not be consummated and we will have expended extensive resources and time during the pendency of the transaction;

●	The fact that, after the sale of the Microlab Business to RF Industries, our business will consist solely of our test and measurement, and radio, baseband and software product groups; and

●	The potential payments required to RF Industries after closing of the Sale Transaction for purchase price adjustments and indemnification obligations pursuant to the terms of the Purchase Agreement.

The foregoing discussion of the information and factors considered by our Board of Directors is not meant to be exhaustive, but includes the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the Sale Transaction, our Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. Our Board of Directors recommended the Purchase Agreement and the Sale Transaction based upon the totality of the information it considered.

The foregoing description of the Board of Directors’ consideration of the factors supporting the Purchase Agreement, the Sale Transaction and the other transactions contemplated by the Purchase Agreement is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Information” beginning on page 5 of this proxy statement.

Recommendation of the Board of Directors

Our Board of Directors has determined that the Sale Transaction is fair to, and in the best interests of, the Company and our shareholders. The Board of Directors unanimously approved the Purchase Agreement, and unanimously recommends that the shareholders vote in favor of the proposal to approve the Purchase Agreement.

Agreements Related to the Purchase Agreement

Voting Agreement

On December 16, 2021, concurrently with our entry into the Purchase Agreement, RF Industries entered into voting and support agreement with our management and directors, and certain of their affiliates, pursuant to which those certain management and director shareholders have agreed, among other things, to vote the shares beneficially owned by the shareholders in favor of the adoption of the Purchase Agreement. These shareholders beneficially owned approximately 11% of our common stock outstanding.

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The Company After the Sale Transaction

Following the Sale Transaction, the Company will be comprised of the Boonton, Holzworth and Noisecom brands within our test and measurement product group, and the CommAgility brand within our radio, baseband, and software product group. We believe the Sale Transaction will allow us to prepare for the next stage of transformation with a stronger concentration of revenues and the ability to focus our investments on long-term and high-growth opportunities, including specialized 5G software and services for 5G private networks and test and measurement applications for the satellite communications, semiconductor and aerospace and defense industries. Our Board will continue to evaluate future plans for the Company after the Sale Transaction and has engaged and plans to continue to engage experts and advisors to help the Board and management evaluate the go-forward strategy and potential strategic opportunities.

Effects on the Company if the Sale Transaction is not Completed

If the Sale Transaction is not completed, we currently expect to continue to conduct the Microlab Business, and Microlab will continue to be our wholly-owned subsidiary. We may pursue alternative transactions regarding the sale of Microlab. We will also continue to manage and operate our other businesses.

Financing

The total amount of funds required by RF Industries to pay all the sale consideration in connection with the Sale Transaction is estimated to be approximately $24,250,000. RF Industries expects to finance the sale with cash on hand and bank financing.

Interests of Certain Persons in the Sale Transaction

In connection with the proposed Purchase Agreement, the Compensation Committee established a cash transaction bonus pool in the aggregate amount of approximately $600,000 for certain executives and key employees who are critical to the completion of the Sale Transaction (collectively, the “Sale Transaction Bonuses”). The cash transaction bonuses are anticipated to be paid in connection with the closing of the Sale Transaction. In addition to amounts payable to other executives and key employees our Named Executive Officers Timothy Whelan, our Chief Executive Officer, and Michael Kandell, our Chief Financial Officer, would be eligible to receive $100,000 and $75,000, respectively, payable 50% upon the successful close of the Sale Transaction, and the remaining 50% payable when any indemnification holdback amounts are resolved following the Sale Transaction, and Daniel Monopoli, our Chief Technology Officer, is eligible to receive $50,000 payable upon the successful close of the Sale Transaction.

In addition, the Compensation Committee has full authority to evaluate the performance measurements set which have included Microlab in the expected financial results and consider changes to the vesting and exercisability of awards granted under our incentive plans. The Compensation Committee has not determined whether to exercise its authority to adjust the vesting and exercisability of awards granted under our incentive plans. As of September 30, 2021, options to purchase 2,990,000 shares of our common stock are outstanding, of which 1,720,000 are unvested, 139,836 shares of restricted stock were unvested and 150,000 restricted stock units were unvested under our incentive plans.

Regulatory Approvals

There are no material United States or state regulatory approvals required for the completion of the Sale Transaction.

Appraisal Rights

Under the New Jersey Business Corporation Act, our shareholders are not entitled to appraisal rights in connection with the Sale Transaction.

Material U.S. Federal Income Tax Consequences of the Sale

The Sale Transaction will be treated as a sale of the assets and liabilities of Microlab to RF Industries for U.S. federal and applicable state income tax purposes. The Company has approximately $16.3 million of U.S. federal net operating loss carryforwards and approximately $42.4 million of state net operating loss carryforwards as of December 31, 2020 and immaterial utilization expected for the year ended December 31, 2021. We expect to utilize all of our federal net operating loss carryforwards and approximately 50% of our state net operating loss carryforwards to offset the taxable gain generated from the Sale Transaction.

We do not anticipate any direct tax consequence to the shareholders as a result of the Sale Transaction. Each holder of our common stock is urged to consult his or her own tax advisor as to the federal income tax consequences of the sale, and also as to any state, local, foreign or other tax consequences based on his or her own particular facts and circumstances.

Accounting Treatment of the Sale Transaction

If the sale of Microlab is consummated, it is expected to be accounted for as a sale of membership interest transaction, in conformity with accounting principles generally accepted in the United States of America. At the closing of the sale of Microlab, the excess or shortfall of the purchase price received by us, less transaction expenses, over the carrying value of the membership interests of Microlab, including goodwill allocated to Microlab, will be recognized as a gain or loss for financial accounting purposes. Purchase price adjustments, including the working capital adjustment, if any, in connection with the sale of Microlab will be recorded in subsequent periods, when received or paid. In subsequent reporting periods, the presentation of Microlab for current and prior years, including the gain or loss on sale of its membership interest after the transaction is consummated, will be presented in our financial statements as a discontinued operation for financial accounting purposes.

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

The following is a summary of the material terms of the Purchase Agreement. This summary does not purport to describe all the terms of the Purchase Agreement and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached as Annex A. We urge you to read the Purchase Agreement carefully and in its entirety because it, and not the summary set forth in this proxy statement, is the legal document that governs the Sale Transaction.

The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement as of specific dates and may be subject to more recent developments. Such representations, warranties and covenants were made solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating risk between the parties instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. For the foregoing reasons, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates.

General

Pursuant to the terms of the Purchase Agreement, we agreed to sell to RF Industries all of the issued and outstanding membership interests of Microlab, for an aggregate consideration of $24,250,000, subject to certain adjustments. Microlab designs and manufactures a wide selection of RF components and integrated subsystems for signal conditioning and distribution in the wireless infrastructure markets, as well as for use in medical devices. Microlab products are used in small cell deployments, distributed antenna systems, in-building wireless solutions and cellular base-stations, and for ultra-wide band frequency ranges enabling the deployment of commercial wireless networks utilizing new licensed and unlicensed mid-band spectrum allocations.

Consideration

In consideration for the Sale Transaction, RF Industries has agreed to pay the Company at closing a purchase price of $24,250,000, subject to certain adjustments. The purchase price will be adjusted upward by the amount of net cash position of Microlab as of the closing date, and adjusted downward by (i) certain indebtedness amounts as of the closing date and (ii) accrued and unpaid Sale Transaction expenses, and further adjusted by an amount equal to the working capital excess or shortfall as of the closing date, as applicable.

Closing

The closing is expected to take place electronically on the second business day following the satisfaction or waiver of the closing conditions set forth in the Purchase Agreement; provided, that RF Industries shall not be obligated to close the Sale Transaction for 30 days following the date of the Purchase Agreement.

Representations and Warranties

We made representations and warranties relating to the following matters:

●	organization, existence, good standing and power and authority of Microlab to own, operate or lease the properties or assets owned and to carry on the Microlab Business as currently conducted;

●	corporate power and authority of the Company and Microlab to execute, deliver and perform the Purchase Agreement and related agreements and consummate the Sale Transaction;

●	enforceability of the Purchase Agreement and related agreements;

●	absence of defaults or conflicts;

●	the membership interests being free and clear of all encumbrances;

●	absence of legal proceedings;

●	absence of brokers other than Craig-Hallum Capital Group LLC;

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●	capitalization of Microlab;

●	financial statements of Microlab and absence of undisclosed liabilities;

●	intellectual property and Microlab products and technology;

●	compliance with applicable laws;

●	material contracts;

●	tax matters;

●	permits;

●	employee benefits and employee and labor matters;

●	environmental compliance;

●	insurance;

●	real property;

●	title to assets;

●	related party transactions;

●	absence of certain changes or events;

●	customers and suppliers;

●	compliance with anti-bribery, anti-corruption, anti-fraud and anti-money laundering laws;

●	CARES Act;

●	bank accounts and powers of attorney; and

●	solvency.

Certain of our representations and warranties in the Purchase Agreement provide exceptions for items that are not reasonably likely to have a “Material Adverse Effect.” For purposes of the Purchase Agreement, “Material Adverse Effect” means any occurrence that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the results of operations, condition (financial or otherwise), business, cash flows, assets or properties of Microlab and/or the Microlab Business, taken as a whole, or (b) the ability of the Company or Microlab to consummate the transactions contemplated thereby on a timely basis and to perform their respective covenants and obligations hereunder; provided, however, that “Material Adverse Effect” shall not include any occurrence arising out of or attributable to (i) conditions or effects that generally affect the industries in which the Microlab Business operates (including legal and regulatory changes), (ii) general economic conditions or effects resulting from changes in equity or debt markets, in any jurisdiction in which the Microlab Business operates or the global economy generally, including changes in interest or exchange rates, (iii) any outbreak or escalation of hostilities, acts of terrorism, political instability, or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, (iv) acts of God (including earthquakes, storms, fires, floods and natural or man-made disasters), epidemic, disease outbreak, pandemic (including, for the avoidance of doubt, any occurrence resulting from, arising in connection with or otherwise related to COVID-19), public health emergency, widespread occurrences of infectious diseases or other comparable events, or any escalation or worsening thereof, (v) effects arising from changes or proposed changes in laws, rules, regulations or accounting principles, (vi) the public announcement of the Purchase Agreement or the transactions contemplated hereby, the performance of any party pursuant to the terms of the Purchase Agreement or actions or omissions taken with the prior written consent of RF Industries, or (vii) the failure to meet any projections or forecasts, among other things.

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The Purchase Agreement contains representations and warranties made by RF Industries relating to the following matters:

a)	organization, existence and good standing of RF Industries;

b)	corporate power and authority of RF Industries to execute and deliver the Purchase Agreement and related agreements and consummate the Sale Transaction;

c)	enforceability of the Purchase Agreement and related agreements;

d)	absence of defaults or conflicts;

e)	absence of brokers other than B. Riley Securities;

f)	effectiveness of representation and warranty insurance policy (the “R&W Insurance Policy;”) and

g)	sufficiency of funds to consummate the transaction.

Access to Information

To the extent permitted by applicable law, from the Purchase Agreement date until the earlier of the closing and the termination of the Purchase Agreement, we will, and will cause Microlab to (i) provide RF Industries and its representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the personnel, assets, properties, and books and records of Microlab and the Microlab Business, and (ii) furnish RF Industries and its representatives with such information and data concerning Microlab and the Microlab Business as RF Industries may reasonably request, subject to certain conditions and exceptions as described in the Purchase Agreement.

Conduct of Business Prior to Closing

Except as contemplated by the Purchase Agreement, from the Purchase Agreement date until the earlier of the closing and the termination of the Purchase Agreement, we will, and will cause Microlab to use commercially reasonable efforts to operate Microlab and the Microlab Business in the ordinary course of business in all material respects and consistent with past practice, and preserve intact the Microlab Business’s present business, organization, assets and operations and maintain its relations and goodwill with its material suppliers, customers, employees, and others having a material business relationship with Microlab in all material respects. We agreed not to undertake, and to cause Microlab not to undertake, any of the following actions without the prior written consent of RF Industries, on the terms set forth in the Purchase Agreement:

a)	amend or otherwise change any Microlab organizational documents;

b)	adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition;

c)	(i) issue, sell, transfer, dispose of or encumber any of its equity interests, (ii) redeem, purchase or otherwise acquire, or make or declare any dividend or any other distribution in respect of, any of its equity interests, or (iii) effect any recapitalization, reclassification, profits interests or like change in capitalization;

d)	sell, transfer, lease, license, sublicense, or otherwise dispose of any property or assets having a value in excess of $50,000, other than in the ordinary course of business;

e)	other than in the ordinary course of business consistent with past practice (i) incur, forgive, guarantee or modify any indebtedness or subject any properties or assets of the Microlab Business to any encumbrances (other than permitted encumbrances), or (ii) make any loans or advances to any third party;

f)	with respect only to Microlab employees, among other things, grant or announce any new employee benefit plan, make any awards or grants under any existing employee benefit plan, or except as required by law or as made in the ordinary course consistent with past practice, make any material change in any benefits under any Microlab employee benefit plan or the wages, salaries (other than annual merit increases), compensation, bonuses, or incentives payable to any Microlab employee or independent contractor providing similar services; adopt, amend or terminate any employment agreement for a Microlab employee whose base salary is at least $150,000; implement any layoffs of Microlab employees that could implicate the WARN Act; or hire or engage any individual on a full-time, part-time, consulting, independent contractor, or other basis with Microlab, except for any Microlab employee with an annualized salary or equivalent compensation not in excess of $150,000, subject to certain exceptions described in the Purchase Agreement;

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g)	enter into, adopt, amend, or terminate any collective bargaining agreement, works council agreement, trade union agreement, employee representation agreement, or similar agreement or arrangement;

h)	grant, increase the rate or terms of, or accelerate the timing or vesting of any compensation, fees, benefits, or other payments to any current or former employee, independent contractor, consultant or temporary employee, other than in the ordinary course of business consistent with past practice;

i)	except as expressly contemplated by the Purchase Agreement, adopt, amend or terminate any Microlab employee benefit plan or enter into any contract with any related party

j)	enter into, materially amend or terminate any material contract or any material insurance policy, other than in the ordinary course of business consistent with past practice;

k)	merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any person or any business of any person;

l)	make any declaration, setting aside or payment of any dividend or distribution by Microlab, or the making of any other distribution in respect of the equity interests of Microlab, or any direct or indirect redemption, purchase or other acquisition by Microlab of its equity interests

m)	sell, transfer, assign, lease, license, sublicense, abandon, permit to lapse or expire (other than expiration of registered intellectual property in accordance with its maximum statutory term) or otherwise dispose of any material owned intellectual property;

n)	permit any material permit to lapse or expire;

o)	change or modify in any material manner the existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable;

p)	make any change in its methods of accounting or accounting practices (including with respect to reserves);

q)	make or commit to make any capital expenditures in excess of $25,000;

r)	initiate any material proceeding or waive any material claims or rights of material value of Microlab or enter into any compromise, settlement or release with respect to any proceeding affecting Microlab or Microlab Business, subject to certain exceptions described in the Purchase Agreement; or

s)	agree or commit, whether in writing or otherwise, to take any of the foregoing actions.

Shareholder Meeting and Filing of Proxy Statement

We have agreed to file this proxy statement and hold a meeting of our shareholders to approve the Sale Transaction and to use commercially reasonable efforts to solicit proxies in favor of the approval of the Sale Transaction from our shareholders and secure such approval.

Public Announcements

Except to the extent required by applicable law, each party shall consult with the other party before issuing, and give the other party the opportunity to review and comment upon any press release or other public statement with respect to transactions contemplated by the Purchase Agreement (other than public statements that are consistent with prior press releases or other public statements made by the parties).

Transfer Taxes

Any transfer taxes incurred in connection with the Purchase Agreement and the Sale Transaction will be paid 50% by us and 50% by RF Industries.

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Release

Effective upon and following the closing and subject to the indemnification obligations and other rights and claims set forth in the Purchase Agreement and the related documents, we, on our own behalf and on behalf of our related parties, have agreed to release Microlab, RF Industries, its affiliates, and each of their representatives and related parties from all claims, dues and demands, proceedings, causes of action, orders, obligations, contracts and agreements, debts and liabilities we have, have ever had or may hereafter have against the released parties on account of or arising out of any matter, cause or occurrence occurring contemporaneously with or prior to the closing.

Non-Solicitation; Non-Competition

We have agreed that, for a period of five years after the closing date, we will not (and will not permit our affiliates or representatives to) hire or solicit or any individual who is an employee, independent contractor or consultant of the Microlab Business as of the closing date or at any time during 2021 or encourage any such individual to leave or hire any individual who has left, except as otherwise described in the Purchase Agreement.

We have agreed that, for a period of five years after the closing date, we will not (and will not permit our affiliates or our or their representatives to) (i) engage in or assist others in engaging in the Microlab Business anywhere in the world; (ii) have an interest in any person that engages in the Microlab Business in any capacity; or (iii) intentionally interfere in any material respect with the business relationships between the Microlab Business and any customers or suppliers of the Microlab Business as of the closing date, except that we may own publicly traded securities of any entity engaged in such business to the extent such investment does not equal or exceed 2% of any class of securities of such entity.

We have agreed that, for a period of five years after the closing date, we will not (and will not permit our affiliates or representatives shall cause our other subsidiaries not to) solicit, entice, divert, or take away, or attempt to solicit, entice, divert or take away, any person who as of the closing date is a customer, vendor, or supplier, or otherwise has a business relationship with Microlab or the Microlab Business or is seeking to establish a business relationship with Microlab or the Microlab Business for purposes of reducing or diverting their business or services from Microlab or the Microlab Business, or take any action that is designed or intended to have the effect of discouraging any such person from maintaining the same business relationship with Microlab or the Microlab Business after the closing date as it maintained with Microlab prior to the closing date.

Notwithstanding anything to the contrary contained in the Purchase Agreement, the parties acknowledged and agreed that the foregoing restrictions will not apply to or restrict any third party which acquires, either directly or indirectly, us through a bona fide arms-length transaction.

Change in Board Recommendation

Subject to certain exceptions described below, the Purchase Agreement provides that neither we, our affiliates nor any of our or their respective directors, officers or representatives will directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate any Acquisition Proposal (as defined below) or any inquiry, proposal or offer that could reasonably be expected to lead to any Acquisition Proposal, or the making or consummation of any Acquisition Proposal (ii) other than to inform a person of the existence of the non-solicitation obligations in the Purchase Agreement, enter into, continue, or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal (other than a confidentiality agreement in accordance with the Purchase Agreement), (iii) approve, endorse or recommend an Acquisition Proposal or any letter of intent (whether binding or non-binding), memorandum of understanding or other alternative acquisition agreement or that would reasonably be expected to lead Microlab to abandon or terminate its obligations under the Purchase Agreement; or (iv) resolve, propose or agree to do any of the foregoing.

If, at any time prior to obtaining shareholder approval of the Sale Transaction, we receive a bona fide written Acquisition Proposal, so long as such Acquisition Proposal was not solicited in violation of the Purchase Agreement, from any person that our Board has determined in good faith, after consultation with our financial advisor and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal (as defined below), and such action with respect to such Superior Proposal is reasonably likely to be necessary in order for our Board to comply with its fiduciary duties under applicable New Jersey law, then we and our representatives may furnish information with respect to Microlab and the Microlab Business to such person pursuant to an acceptable confidentiality agreement.

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All information granted to such person making the Acquisition Proposal must be given to RF Industries (if not already available to RF Industries) prior to, or substantially concurrently with the time it is provided or made available to such person (and in any event within 24 hours), and we are required to keep RF Industries reasonably informed of all material developments and changes regarding such Acquisition Proposal.

The Purchase Agreement prohibits our Board from withholding, withdrawing, modifying or qualifying (or publicly proposing to withhold, withdraw, modify or qualify) in any manner adverse to RF Industries the recommendation that the Company’s shareholders should vote to approve the Purchase Agreement (which we refer to as the “Board recommendation”); from approving or recommending (or publicly declaring advisable) any Acquisition Proposal; failing to include the Board recommendation in the proxy statement or approving or recommending (or publicly declaring advisable or publicly proposing to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, collaboration agreement or other agreement with respect to, or that is intended or would reasonably be expected to lead to, any Acquisition Proposal (other than an acceptable confidentiality agreement).

Notwithstanding the restrictions described above, if, prior to obtaining shareholder approval of the Purchase Agreement, the Company receives an unsolicited bona fide Acquisition Proposal (not obtained in violation of the Purchase Agreement) and the Board concludes in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal would, if consummated, constitute a Superior Proposal, and such action is necessary in order for the directors to comply with their fiduciary duties under applicable New Jersey law, the Board may make an adverse recommendation change or cause the Company to terminate the Purchase Agreement (and pay the termination fee to RF Industries). Similarly, notwithstanding the restrictions in the non-solicitation provision, if, prior to obtaining shareholder approval of the Purchase Agreement, an intervening event occurs and the Board concludes in good faith, after consultation with its financial advisor and outside legal counsel, that (a) such intervening event materially adversely affects the advisability of the Purchase Agreement and from a financial point of view and (b) such action is reasonably likely to be necessary in order for the directors to comply with their fiduciary duties under applicable law, the Board may make an adverse recommendation change.

The ability of the Board to make an adverse recommendation change or terminate the Purchase Agreement as contemplated above is subject to compliance with the provisions of the Purchase Agreement that it first cause Microlab to provide RF Industries at least four business days’ prior written notice advising RF Industries that it intends to take such action, which notice must contain certain specified information; cause Microlab and its representatives to negotiate, to the extent RF Industries so wishes to negotiate, during the four business day period following delivery of the notice of a Superior Proposal or an intervening event, in good faith with RF Industries concerning any revisions to the terms of the Purchase Agreement that RF Industries proposes in response to such Superior Proposal or intervening event, and after complying with these requirements, determine that, in the case of a Superior Proposal, such acquisition proposal continues to constitute a Superior Proposal, and in the case of an intervening event, such intervening event continues to materially adversely affect the advisability of the Purchase Agreement from a financial point of view, in each case after giving due consideration to any changes proposed to be made to the Purchase Agreement by RF Industries in writing.

Under the Purchase Agreement, “Acquisition Proposal” means any bona fide written proposal, inquiry or offer with respect to (A) a merger, consolidation, dissolution, liquidation, recapitalization, reorganization, spin-off, share exchange, or other business combination, tender offer, exchange offer or any transaction involving the purchase or acquisition of 20% or more of Microlab’s membership interests, or (B) a direct or indirect purchase, lease, exclusive license, exchange, transfer or acquisition or disposition of assets of Microlab that account for acquisition of 20% or more of the consolidated net revenues, net income or total assets of Microlab (other than any such proposal or offer made by RF Industries or any of its affiliates).

Under the Purchase Agreement, “Superior Proposal” means any bona fide Acquisition Proposal not solicited in violation of the Purchase Agreement made after the date of the Purchase Agreement that did not arise from or in connection with a breach of the obligations set forth in the Purchase Agreement which the Board concludes in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all financial, legal, regulatory and other aspects of the Acquisition Proposal and the person making the Acquisition Proposal and the likelihood of the proposal being consummated in accordance with its terms, (A) would, if consummated, be more favorable to our shareholders from a financial point of view than the transactions contemplated by the Purchase Agreement and (B) is reasonably likely to be completed in accordance with its terms (provided that for the purpose of this definition, references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “50%”).

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Real Property

We do not own any real property. We are not in default under any material leases, nor to our knowledge is any other party in default under any such material leases. Upon close of the Sale Transaction we will enter into a sublease arrangement with Microlab for 51% of our facility located at 25 Eastmans Road Parsippany NJ 07054. The sublease is coterminous with the prime lease and Base Rent and Additional Rent, as defined, will be charged at our cost.

Other Covenants and Agreements

RF Industries and the Company have made certain other covenants to and agreements with each other regarding various other matters, including:

●	using commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by the Purchase Agreement;

●	the filing of tax returns and allocation of taxes;

●	the retention of books and records relating to the assets, liabilities or the conduct or operation of the Microlab Business;

●	RF Industries, for twelve months after the closing date, will (i) provide, or cause to be provided, to each Microlab employee at the closing of the Sale Transaction and who remains employed by RF Industries following the closing (each, a “Continuing Employee”): (A) a base salary hourly wage rate or target annual cash bonus opportunity, as applicable, that is at least equal to the base salary hourly wage rate or target annual cash bonus opportunity provided to such Continuing Employee immediately prior to the closing so long as there has been no material deterioration in the Microlab Business between the date of the Purchase Agreement and the closing date, and (B) employee benefit plans that are, in the aggregate, using commercially reasonable efforts, substantially comparable, in the aggregate, to either the employee benefit plans of RF Industries for similarly situated employees or those provided to such Continuing Employee by us; and (ii) paying severance to any Continuing Employee terminated by RF Industries without cause within the twelve (12) months after closing commensurate with amounts previously provided by us;

●	following closing, the Company will (and will cause their affiliates and each of their representatives) to keep confidential and not use of disclose certain information relating to RF Industries and its affiliates, Microlab and the Microlab Business;

●	certain matters in connection with the R&W Insurance Policy;

●	indemnification of directors, managers and officers of Microlab;

●	using commercially reasonable efforts to ensure that all conditions precedent and other required items are fulfilled; and

●	compliance with the requirements of the New Jersey Industrial Site Recovery Act that are triggered by the Purchase Agreement or the transactions contemplated thereby.

Closing Conditions

RF Industries’ obligation to complete the Sale Transaction is subject to the fulfillment or waiver of the following conditions:

●	certain fundamental representations and warranties made by us shall be true and correct, and the other representations and warranties made by us shall be true and correct without giving effect to any materiality or material adverse qualifiers;

●	the covenants, agreements and obligations required by the Purchase Agreement to be performed or complied with by us at or prior to the closing shall have been performed and complied with in all material respects;

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●	there has not been, since the date of the Purchase Agreement, any occurrence that has had or would reasonably be expected to have a Material Adverse Effect; and

●	we shall have delivered all documents and items required in connection with the Sale Transaction.

Our obligation to complete the Sale Transaction is subject to the fulfillment or waiver of the following conditions:

●	the representations and warranties made by RF Industries shall be true and correct without giving effect to any materiality or material adverse qualifiers;

●	the covenants, agreements and obligations required by the Purchase Agreement to be performed or complied with by RF Industries at or prior to the closing shall have been performed and complied with in all material respects;

●	our shareholders shall have approved the Purchase Agreement;

●	RF Industries will have obtained and bound the R&W Insurance Policy; and

●	RF Industries shall have delivered all documents and items required in connection with the Sale Transaction.

Each party’s obligations to complete the Sale Transaction is subject to the fulfillment or waiver of the following conditions:

●	the parties shall have received all necessary governmental approvals in connection with the Purchase Agreement and the Sale Transaction; and

●	no party is subject to any pending or threatened legal action prohibiting or seeking to prohibit the Sale Transaction and no order prohibiting or seeking to prohibit the Sale Transaction shall be in effect.

Termination

The Purchase Agreement may be terminated as follows:

●	by the mutual consent of the parties;

●	by either party if the closing does not occur on or before April 30, 2022, which deadline may be extended for no longer than thirty (30) days by either party upon written notice to the other so long as all closing conditions have been satisfied or waived;

●	by either party if an order is issued by a governmental authority that permanently restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by the Purchase Agreement and such order is final and non-appealable;

●	by either party if shareholder approval of the Sale Transaction is not obtained at the Special Meeting (including any adjournments or postponements thereof);

●	by RF Industries if (i) we breached or failed to perform any of our covenants or other agreements contained in the Agreement such that the closing conditions are not satisfied, or (ii) if there is a breach of a representation or warranty of the Company or Microlab such that the closing conditions are not satisfied;

●	by us if (i) RF Industries breached or failed to perform any of our covenants or other agreements contained in the Agreement such that the closing conditions are not satisfied, or (ii) if there is a breach of a representation or warranty of RF Industries such that the closing conditions are not satisfied;

●	to the extent permitted by the Purchase Agreement, by us, after written notice to RF Industries and prior to shareholder approval of the Purchase Agreement, in response to a Superior Proposal;

●	by RF Industries, after written notice to us, if (i) we fail to include the Board recommendation in favor of the Purchase Agreement in the proxy statement, (ii) our Board has effected an adverse recommendation change, (iii) any time following the receipt of an Acquisition Proposal, the Board has failed to reaffirm its approval of the Purchase Agreement within five (5) business days after a written request to do so, (iv) the Board has approved any Acquisition Proposal, or (v) we have executed any contract relating to an Acquisition Proposal other than an acceptable confidentiality agreement; or

●	by RF Industries, if we have violated our non-solicitation obligations with respect to other proposals.

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Effect of Termination; Termination Fee

If the Purchase Agreement is terminated, termination fee may be due in the following scenarios:

●	If the Purchase Agreement is terminated because our shareholders do not approve the Purchase Agreement at the Special Meeting, RF Industries may be entitled to reimbursement of its reasonable fees and expenses in an amount not to exceed $500,000;

●	If we terminate the Purchase Agreement due to a Superior Proposal, failure to get Board affirmation, or we solicit other proposals, RF Industries may be entitled to a termination fee of $900,000; or

●	If we terminate the Purchase Agreement because the closing has not occurred on or prior to April 30, 2022 (or any extension thereof) due to no fault of the Company or RF Industries fails to satisfy all closing conditions or RF Industries breach of a covenant or representation, we are entitled to reimbursement of our reasonable fees and expenses in an amount not to exceed $500,000.

If the Purchase Agreement is terminated, it becomes void and has no effect apart from those provisions that specifically survive termination, as set forth in the Purchase Agreement.

Indemnification

The representations and warranties set forth in the Purchase Agreement will survive for a period of 12 months from the closing date, other than certain fundamental representations, which will survive for six years. The representations and warranties relating to taxes will survive until sixty (60) days after the expiration of the applicable statute of limitations. The covenants and agreements contained in the Purchase Agreement or any instrument or certificate delivered pursuant to the Purchase Agreement that by their terms contemplate performance after the closing shall survive the closing in accordance with their terms for the maximum time permitted by law; however, the express expiration times laid out in the Purchase Agreement will prevail over the running of an applicable statute of limitations.

After the closing, we will indemnify RF Industries, its affiliates (including Microlab), its and their respective representatives, successors and assigns against any losses, liabilities, expenses of whatever kind (including reasonable attorneys’ fees and accounting fees and the cost of enforcing any right to indemnification), claims, suits, actions, judgments, damages, deficiencies, interest, awards, penalties, and fines arising from, based upon or otherwise in connection with any (i) inaccuracy in or breach of any representation and warranty made by us or Microlab in the Purchase Agreement without regard to materiality, (ii) breach or non-fulfillment of our covenants or agreements without regard to materiality; (iii) pre-closing taxes (as defined in the Purchase Agreement); and (iv) excluded liabilities (as defined in the Purchase Agreement). Additionally, RF Industries will indemnify us and our respective representatives, against any losses, liabilities, expenses of whatever kind (including reasonable attorneys’ fees and accounting fees and the cost of enforcing any right to indemnification), claims, suits, actions, judgments, damages, deficiencies, interest, awards, penalties, and fines arising from, based upon or otherwise in connection with any inaccuracy in or breach of any representation and warranty made by RF Industries in the Purchase Agreement or any certificate delivered pursuant to the Purchase Agreement without regard to materiality, and (ii) breach or non-fulfillment of any covenant or agreement of RF Industries without regard to materiality.

Notwithstanding the foregoing, an indemnifying party will not be liable for any losses arising under each clause (i) above (other than for inaccuracies in or breaches of certain fundamental representations) unless and until the amount of such losses arising from any matter or series of related matters exceeds $150,000 and then for only those losses in excess of $150,000. In no event shall our cumulative indemnification obligations under clause (i) above (other than for inaccuracies in or breaches of certain fundamental representations) exceed $150,000. The maximum aggregate liability of the Company for indemnification claims is capped at the final purchase price. However, nothing in the Purchase Agreement shall limit or prohibit RF Industries’ right to make claims and recover proceeds under the R&W Insurance Policy. Nonetheless, the amount of losses for which indemnification is provided shall be reduced by any insurance proceeds RF Industries actually receives.

Amendments and Waiver

The Purchase Agreement may not be amended, supplemented or modified except by a written instrument signed on behalf of all parties. Any term or condition of the Purchase Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver will be effective, unless set forth in written instrument. No waiver by any party of any term or condition of the Purchase Agreement will be deemed to be a waiver of the same or any other term or condition of the Purchase Agreement on any prior or future breach. No waiver shall be implied by a previous course of dealings between the parties.

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Governing Law

The Purchase Agreement is governed by the laws of the state of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions that would cause the application of the laws of any jurisdiction other than the state of Delaware.

Specific Performance

The parties to the Purchase Agreement are entitled to seek an injunction or injunctions to prevent breaches of the Purchase Agreement and to seek to enforce specifically the terms and provisions of the Purchase Agreement, in addition to any other remedy to which any such party is entitled at law, in equity, in contract, in tort or otherwise.

Vote Required and Board Recommendation

The approval of the Purchase Agreement requires the affirmative vote of the holders of a majority of the votes cast by the holders of shares entitled to vote thereon at the Special Meeting.

Our Board of Directors unanimously determined that the Purchase Agreement is fair to, advisable and in the best interests of the Company and our shareholders and recommends that you vote “FOR” the proposal to approve the Purchase Agreement.

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UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma consolidated balance sheet as of September 30, 2021 and the unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2021 and year ended December 31, 2020 have been derived from the historical consolidated financial statements of the Company, as adjusted to give effect to our sale of all of the outstanding membership interests in Microlab, and are intended to reflect the impact of the Sale Transaction on the Company on a pro forma basis as of and for the periods indicated.

The unaudited pro forma consolidated balance sheet reflects the Sale Transaction as if it had been consummated on January 1, 2020, and includes pro forma adjustments for preliminary estimates made by management.

The unaudited pro forma consolidated financial statements of the Company and its subsidiaries have been prepared using assumptions and estimates that the Company’s management believes are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future consolidated results of the Company. However, management believes that the estimates and assumptions used provide a reasonable basis for presenting the significant effects of the sale of Microlab. Management also believes the pro forma adjustments give appropriate effect to the estimates and assumptions and are applied in conformity with accounting principles generally accepted in the United States of America.

The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company for the nine months ended September 30, 2021 (unaudited) and for the year ended December 31, 2020 (audited), including the related notes, filed with the Securities and Exchange Commission on Form 10-Q on November 10, 2021 and on Form 10-K on March 19, 2021, respectively.

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Wireless Telecom Group, Inc.

Unaudited Pro Forma Balance Sheet

As of September 30, 2021

(in thousands, except share amounts)

	WTG As Reported	Pro Forma Adjustments		WTG As Adjusted
CURRENT ASSETS
Cash & cash equivalents	$1,283	$17,028	(a)	$18,311
Accounts receivable - net of reserves of $216	7,420	(3,079	)(c)	4,341
Inventories - net of reserves of $1,241	9,655	(3,907	)(c)	5,748
Prepaid expenses and other current assets	2,058	(57	)(c)	2,001
TOTAL CURRENT ASSETS	20,416	9,985		30,401

PROPERTY PLANT AND EQUIPMENT - NET	1,629	(480	)(c)	1,149

OTHER ASSETS
Goodwill	11,461	(1,351	)(c)	10,110
Acquired intangible assets, net	4,249	-		4,249
Deferred income taxes, net	6,162	-		6,162
Right of use assets	1,282	-		1,282
Other	548	(190	)(c)	358
TOTAL OTHER ASSETS	23,702	(1,541)		22,161

TOTAL ASSETS	$45,747	$7,964		$53,711

CURRENT LIABILITIES
Short term debt	$150	$(150	)(b)	$-
Accounts payable	2,205	(521	)(c)	1,684
Short term leases	572	-		572
Accrued expenses and other current liabilities	7,656	(1,511	)(c)	6,145
Deferred revenue	691	(117	)(c)	574
TOTAL CURRENT LIABILITIES	11,274	(2,299)		8,975

LONG TERM LIABILITIES
Long term debt	3,578	(3,578	)(b)	-
Long term leases	766	-		766
Other long term liabilities	1,678	-		1,678
Deferred tax liability	444	-		444
TOTAL LONG TERM LIABILITIES	6,466	(3,578)		2,888

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred Stock, $.01 par value, 2,000,000 shares authorized, none issued	-			-
Common Stock, $.01 par value, 75,000,000 shares authorized 35,550,342 shares issued, 22,310,889 shares outstanding	355	-		355
Additional paid in capital	51,305	-		51,305
Retained earnings/(deficit)	171	13,841	(a)	14,012
Treasury stock at cost, 13,239,453 shares	(24,600)	-		(24,600)
Accumulated other comprehensive income	776	-		776
TOTAL SHAREHOLDERS’ EQUITY	28,007	13,841		41,848

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$45,747	$7,964		$53,711

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Wireless Telecom Group, Inc.

Unaudited Pro Forma Consolidated Statements of Operations

(in thousands, except per share amounts)

	Nine months ended September 30, 2021				Year ended December 31, 2020
	WTG As Reported	Pro Forma Adjustments		WTG As Adjusted	WTG As Reported	Pro Forma Adjustments		WTG As Adjusted
Net revenues	$36,168	$(12,820	)(d)	$23,348	$41,748	$(17,667	)(d)	$24,081

Cost of revenues	17,549	(7,334	)(d)	10,215	20,781	(9,794	)(d)	10,987

Gross profit	18,619	(5,486)		13,133	20,967	(7,873)		13,094

Operating expenses:
Research and development	4,281	(671	)(d)	3,610	6,389	(911	)(d)	5,478
Sales and marketing	5,266	(1,725	)(d)	3,541	6,955	(2,437	)(d)	4,518
General and administrative	8,469	(184	)(d)	8,285	9,907	(310	)(d)	9,597
Goodwill impairment	-	-		-	4,742	-		4,742
Loss on change in fair value of contingent consideration	1,000	-		1,000	1,073	-		1,073
Total operating expenses	19,016	(2,580)		16,436	29,066	(3,658)		25,408

Operating income/(loss)	(397)	(2,906)		(3,303)	(8,099)	(4,215)		(12,314)

Extinguishment of PPP Loan	2,045	-		2,045				-
Other income/(expense)	29	312	(e)	341	187	402	(e)	589
Interest expense	(947)	946	(f)	(1)	(985)	985	(f)	-

Income/(Loss) before taxes	730	(1,648)		(918)	(8,897)	(2,827)		(11,724)

Tax provision/(benefit)	(386)	(148	)(g)	(534)	(809)	(254	)(g)	(1,063)

Net income/(loss)	$1,116	$(1,500)		$(384)	$(8,088)	$(2,573)		$(10,661)

Other comprehensive income/(loss):
Foreign currency translation adjustments	(64)	-		(64)	190	-		190
Comprehensive Income/(Loss)	$1,052	$(1,500)		$(448)	$(7,898)	$(2,573)		$(10,471)

Loss per share:
Basic	$0.05			$(0.02)	$(0.37)			$(0.49)
Diluted	$0.05			$(0.02)	$(0.37)			$(0.49)

Weighted average shares outstanding:
Basic	21,900			21,900	21,657			21,657
Diluted	24,219			21,900	21,657			21,657

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Notes to the Unaudited Pro Forma Financial Information

Note 1 – Basis of Presentation

The historical unaudited consolidated balance sheet as of September 30, 2021 reflects the reported assets, liabilities and shareholders’ equity of the Company with pro forma adjustments associated with the proposed sale of the membership interests of Microlab, consisting primarily of trade accounts receivable, inventory, accounts payable and accrued expenses.

The unaudited pro forma consolidated balance sheet as of September 30, 2021 has been prepared in accordance with the Securities and Exchange Commission’s pro forma rules under Regulation S-X Article 11 assuming the sale of Microlab occurred as of that date. The unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2021 and year ended December 31, 2020 have been prepared assuming that the sale of Microlab occurred as of January 1, of each period presented. All material adjustments required to reflect the sale of Microlab are set forth in the columns labeled “Pro Forma Adjustments”. The data contained in the columns labeled “WTG As Reported” is derived from WTG’s historical unaudited consolidated balance sheet as of September 30, 2021 and WTG’s historical unaudited consolidated statement of operations for the nine months ended September 30, 2021 and audited consolidated statement of operations for the year ended December 31, 2020.

Note 2 – Pro Forma Adjustments

The following adjustments were made in the preparation of the unaudited pro forma consolidated balance sheet:

(a)	To record as of September 30, 2021 (i) the expected net proceeds from the sale of Microlab and (ii) the expected gain on the sale of Microlab pursuant to the terms of the Purchase Agreement:

Amount (in thousands)
Gross consideration from the sale of Microlab	$24,250
Estimated closing and transaction costs	(1,960)
Repayment of Term Debt	(4,462)
Estimated cash taxes	(800)
Expected Net Proceeds from sale of Microlab	$17,028

Amount (in thousands)
Gross consideration from the sale Microlab	$24,250
Estimated Closing and transaction costs	(1,960)
Estimated cash taxes	(800)
Book value of Microlab assets	(6,915)
Debt discount associated with Term Debt	(734)
Estimated gain on sale of Microlab	$13,841

Note – The expected net gain on the sale of Microlab has not been reflected in the pro form consolidated statements of operations.

(b)	To record the repayment of term debt and elimination of debt discount associated with term debt.

(c)	To eliminate the net assets of Microlab consisting of trade accounts receivable, inventory, prepaid and other current assets, goodwill, net fixed assets, accounts payable, accrued expenses and deferred revenue.

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(d)	To eliminate the operating activity related to Microlab which includes net revenues, costs of revenues, research and development, sales and marketing and general and administrative expenses (in thousands):

	9 months ended	12 months ended
	9/30/2021	12/31/2020
Net revenues	$12,820	$17,667
Cost of revenues	$7,334	$9,794
Research and development expenses	$671	$911
Selling and marketing expenses	$1,725	$2,437
General and administrative expenses	$184	$310

(e)	To record sublease income related to Microlab’s sublease of 25 Eastman’s Road Parsippany N.J. Microlab will continue operations at 25 Eastman’s Road pursuant to a sublease arrangement between WTG and Microlab.

(f)	To eliminate interest expense related to our term debt and debt discount amortization.

(g)	To revise the tax benefit for elimination of Microlab taxable income.

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PROPOSAL NO. 2 – ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES

If the number of shares of common stock present in person or represented by proxy at the Special Meeting voting in favor of the proposal to approve the Purchase Agreement is insufficient to approve the Purchase Agreement at the time of the Special Meeting, we intend to move to adjourn the Special Meeting to a later date in order to enable the Board to solicit additional proxies to approve the Purchase Agreement. If this proposal is approved, the Special Meeting could be successively adjourned to any date. In accordance with the Company’s By-laws, a vote on adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Purchase Agreement may be taken in the absence of a quorum. The Company does not intend to call a vote on adjournment of the Special Meeting to solicit additional proxies if the approval of the Purchase Agreement is approved at the Special Meeting.

The approval of adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Purchase Agreement requires that a majority of the votes cast at the Special Meeting are voted in favor of approval of the proposal, whether or not a quorum is present. If you fail to submit a proxy or to vote in person at the Special Meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will not be counted as “FOR” or “AGAINST” and will not have an effect on adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Purchase Agreement.

Our Board of Directors unanimously recommends that you vote “FOR” adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Purchase Agreement.

Vote Required and Board Recommendation

The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Special Meeting.

Our Board of Directors unanimously recommends that you vote “FOR” the proposal to grant management the discretionary authority to adjourn the Special Meeting to solicit additional proxies in favor of Proposal No. 1, if necessary or appropriate.

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BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the Company’s common stock owned as of December 21, 2021 by (i) each person who is known by the Company to beneficially own more than 5% of its outstanding shares of Common Stock, (ii) each director and each of the Company’s current named executive officers, and (iii) all executive officers and directors as a group without naming them. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options, restricted stock awards or restricted stock units held by that person that are currently exercisable or vested or will become exercisable or otherwise vest within 60 days after December 21, 2021, are deemed outstanding and included in both the numerator and the denominator of the calculation of percentage ownership; however, such shares are not deemed outstanding for purposes of computing the ownership percentage of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Alan L. Bazaar (3)	2,229,942	9.9%
Mitchell Herbets (4)	312,000	1.4%
Michael Millegan (4)	225,000	1.0%
Allan D.L. Weinstein (4)	225,000	1.0%
Timothy Whelan (5)	924,873	4.0%
Michael Kandell	153,767	*
Daniel Monopoli	78,663	*
Alfred Rodriguez	7,205	*
Jennifer Fritzsche(6)	11,507	*
C. Scott Gibson(6)	4,400	*
All executive officers and directors as a group (10 persons) (7)	4,172,357	17.4%
Hollow Brook Wealth Management, LLC (8) Philip E. Richter 152 Bedford Rd Katonah, NY 10536	1,859,597	8.3%
Horton Capital Partners Fund, LP (9) Horton Capital Partners, LLC Horton Capital Management, LLC Joseph M. Manko, Jr. 1717 Arch Street, Suite 3920 Philadelphia, PA 19103	1,607,675	7.2%
AIGH Investment Partner, LP (10) AIGH Investment Partners LLC 6006 Berkely Avenue Baltimore MD 21209	1,867,639	8.3%

*	less than 1%

(1)	Except as otherwise set forth in the footnotes below, all shares are directly beneficially owned, and the sole voting and investment power is held by the persons named.

(2)	Based upon 22,491,183 shares of Common Stock outstanding as of December 21, 2021.

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(3)	Mr. Bazaar has sole voting and dispositive power with respect to 295,345 shares. Beneficial ownership also includes 1,859,597 shares of common stock beneficially owned by Hollow Brook Wealth Management, LLC that are owned by its investment advisory clients. Mr. Bazaar serves as Chief Executive Officer of Hollow Brook Wealth Management, LLC. See note 7 and 8 below. Beneficial ownership reflected in the table includes 75,000 vested restricted stock units, 25,000 of which have been distributed and 50,000 of which will not be distributed until the earlier of three years from the date of grant, a change in control, or a separation from service on the Board for any reason.

(4)	Beneficial ownership includes 75,000 vested restricted stock units, 25,000 of which have been distributed and 50,000 of which will not be distributed until the earlier of three years from the date of grant, a change in control, or a separation from service on the Board for any reason.

(5)	Beneficial ownership includes 730,000 shares of Common Stock subject to options which are currently exercisable and 194,873 shares of common stock.

(6)	Beneficial ownership reflected in the table represents vested restricted stock units which will be distributed on the earlier of three years from the date of grant, a change in control, or a separation from service on the Board for any reason.

(7)	Includes 1,859,597 shares reportedly owned by Hollow Brook Wealth Management, LLC, a company for whom Mr. Bazaar serves as CEO.

(8)	Based on information set forth in a Schedule 13D/A filed with the SEC on May 3, 2016.

(9)	Based on information set forth in a Schedule 13F filed with the SEC on November 11, 2021 and includes 47,917 shares granted to Mr. Manko for his service on the Board.

(10)	Based on information set forth in a Schedule 13G filed with the SEC on July 9, 2021.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that the Company can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Company filings with the SEC are incorporated by reference:

●	Our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on March 19, 2021;

●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, as filed with the SEC on May 13, 2021, August 11, 2021 and November 10, 2021, respectively;

●	Our Current Reports on Form 8-K filed on February 25, 2021, April 5, 2021 (excluding the information furnished under Item 7.01 and the related exhibit), June 7, 2021, July 22, 2021, September 29, 2021, November 10, 2021, December 17, 2021 and December 20, 2021.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Purchase Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference into this proxy statement.

You may obtain any document we file without charge through the SEC website at www.sec.gov, on our website at www.wirelesstelecomgroup.com or upon written request to Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054, Attn: Michael Kandell. Exhibits will be provided upon request.

If you have any questions about this proxy statement, the Special Meeting, the Purchase Agreement or the Sale Transaction or need assistance with voting procedures, you should contact:

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DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING

Under our By-laws, no business, including nomination of a person for election as a director, may be brought before an annual meeting unless it is specified in the notice of the annual meeting or is otherwise brought before the annual meeting by or at the direction of the Board of Directors or by a shareholder who meets the requirements specified in our By-laws and has delivered timely notice to us (containing the information specified in the By-laws).

To be timely, a shareholder’s notice for matters to be brought before the Annual Meeting of Shareholders in 2022 must be delivered to and received at our principal executive office specified on page 36 of this proxy statement not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the 2021 Annual Meeting of Shareholders, or no later than March 5, 2022 and no earlier than February 3, 2022. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement.

Shareholders interested in submitting a shareholder proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2022 had an opportunity to do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals had to be received by our Secretary at our principal executive office no later than December 23, 2021.

HOUSEHOLDING OF PROXY MATERIALS

In some cases, only one copy of this proxy statement is being delivered to multiple shareholders sharing an address. However, this delivery method, called “householding,” is not being used if the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the documents were delivered. To obtain a separate copy of this proxy statement, send such request to Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054.

OTHER MATTERS

The Board of Directors knows of no business that will be presented for consideration at the Special Meeting other than those items stated above. If any other matters should properly come before the Special Meeting, it is intended that proxies named in the accompanying proxy form will vote on any such matters in accordance with their judgment.

39

Annex A – Membership Interest Purchase Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

RF INDUSTRIES, LTD.,

as the Buyer,

MICROLAB/FXR LLC,

as the Company,

WIRELESS TELECOM GROUP, INC.,

Dated as of December 16, 2021

40

-i-

5.19	Title to Assets	45
5.20	Related Party Transactions	45
5.21	Absence of Certain Changes or Events	46
5.22	Customers and Suppliers	46
5.23	Illegal Business Practice Laws	46
5.24	CARES Act	48
5.25	Bank Accounts; Powers of Attorney	48
5.26	Solvency	48
5.27	Brokers	48

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE BUYER		49
6.1	Organization	49
6.2	Binding Obligations	49
6.3	No Defaults or Conflicts	49
6.4	Brokers	49
6.5	R&W Insurance Policy	50
6.6	Financing	50

ARTICLE 7 COVENANTS		50
7.1	Conduct of the Business Prior to the Closing	50
7.2	Access to Information	53
7.3	Further Assurances; Efforts	53
7.4	Acquisition Proposal	54
7.5	Public Announcements	58
7.6	Retention of Books and Records	58
7.7	Employee Matters	59
7.8	Tax Matters	60
7.9	Releases	65
7.10	Confidentiality	67
7.11	Non-Competition; Non-Solicitation	67
7.12	Voting Agreements	69
7.13	Preparation of the Proxy Statement; Information Supplied; Shareholders Meeting	69
7.14	Notification of Certain Matters	70
7.15	R&W Insurance Policy	71
7.16	Indemnification of Directors, Managers and Officers	71
7.17	Transition Services	72
7.18	Industrial Site Recovery Act	72

ARTICLE 8 CONDITIONS TO CLOSING		73
8.1	Conditions to Obligations of the Buyer	73
8.2	Conditions to Obligations of the Seller and the Company	74

-ii-

ARTICLE 9 TERMINATION		75
9.1	Termination	75
9.2	Effect of Termination	77
9.3	Termination Fees	77

ARTICLE 10 INDEMNIFICATION		78
10.1	Survival	78
10.2	Indemnification.	78
10.3	Limitations on Indemnification	79
10.4	Indemnification Claim Process for Third Party Claims	81
10.5	Indemnification Procedures for Non-Third Party Claims	82
10.6	Recourse	82
10.7	Escrow	83
10.8	No Circular Recovery	84
10.9	Exclusive Remedy	84
10.10	Tax Treatment of Indemnity Payments	84

ARTICLE 11 MISCELLANEOUS		84
11.1	Expenses	84
11.2	Amendment; Waiver	84
11.3	Entire Agreement	85
11.4	Headings	85
11.5	Notices	85
11.6	Exhibits and Schedules	86
11.7	Binding Effect; Assignment	86
11.8	Third Party Beneficiaries	86
11.9	Counterparts	86
11.10	Governing Law and Jurisdiction	87
11.11	Consent to Jurisdiction and Service of Process	87
11.12	WAIVER OF JURY TRIAL	87
11.13	Specific Performance	87
11.14	Severability	87

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Sublease
Exhibit C	Executed Shareholders Voting Agreement
Exhibit D	R&W Insurance Policy
Exhibit E	Working Capital Methodology Schedule
Exhibit F	Form of Employment Agreement

-iii-

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), is entered into as of December 16, 2021, by and among RF Industries, Ltd., a Nevada corporation (the “Buyer”), Microlab/FXR LLC, a New Jersey limited liability company and wholly-owned subsidiary of Seller (the “Company”), and Wireless Telecom Group, Inc., a New Jersey corporation (the “Seller”). The Buyer, the Company, and the Seller are sometimes referred to herein each as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Seller owns one hundred percent (100%) of the issued and outstanding Equity Interests of the Company (the “Company Interests”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Buyer desires to purchase from the Seller, and the Seller desire to sell to the Buyer, all of the Company Interests (the “Purchased Interests”);

WHEREAS, concurrently with the execution of this Agreement, in order to induce Buyer to enter into this Agreement, the Seller shall deliver, in accordance with applicable Law, voting and support agreements for the holders of at least 11% of the outstanding shares of the Seller’s common stock (from the shareholders listed on Exhibit C) approving this Agreement and the transactions contemplated hereby in accordance with the form delivered to Buyer (the “Executed Voting Agreements”).

And

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article 1

DEFINITIONS

1.1 Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 7.4(a).

“Accounting Firm” means Ernst & Young LLP or such other nationally recognized independent public accounting firm as agreed by the Buyer and the Seller in writing.

“Acquisition Proposal” has the meaning set forth in Section 7.4(f)(i).

“Adjustment Deficit Amount” has the meaning set forth in Section 2.3(d)(ii).

“Adjustment Escrow Account” means the sub-account designated by the Escrow Agent as the “Adjustment Escrow Sub-Account” into which the Adjustment Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in this Agreement and in the Escrow Agreement.

“Adjustment Escrow Amount” means $100,000.

“Adjustment Surplus Amount” has the meaning set forth in Section 2.3(d)(i).

“Affiliate” means as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting securities, by Contract or otherwise; provided, that in the case of the Buyer, “Affiliate” shall only include any Person for which Buyer directly or indirectly owns or controls a majority of the outstanding Equity Interests or securities or other interests carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.

“Affiliate Agreement” means any Contract between or among (a) the Company, on the one hand, and (b) (i) the Seller or any of its Affiliates, or (ii) any officer, director or employee of the Company (or any Related Party of any of the foregoing), on the other hand.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Allocation Schedule” has the meaning set forth in Section 7.8(h)7.8(h)(a)(i).

“Alternative Acquisition Agreement” has the meaning set forth in Section 7.4(b).

“Annual Financial Statements” has the meaning set forth in Section 5.6(a).

“Balance Sheet Date” has the meaning set forth in Section 5.6(a).

“Balance Sheet Rules” means (a) GAAP, as consistently applied by the Company in the preparation of the Interim Financial Statements, and (b) the policies, practices and methods set forth on the Working Capital Methodology Schedule. In the event of an inconsistency between the principles set forth in subsections (a) and (b) above, the principles set forth in subsection (b) above will prevail over those set forth in subsection (a).

“Bank Accounts” has the meaning set forth in Section 5.23.

“Base Amount” means an amount equal to $24,250,000.

“Books and Records” has the meaning set forth in Section 7.6(a).

“Business” means the business of the design and manufacture of specialized RF components and integrated subsystems for the signal conditioning, combining and distribution of 4G/LTE and 5G networks, signal repeaters and splitters for distribution of GPS signals and network monitoring systems for public safety communications as currently conducted by the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by Law or executive order to close.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Indemnified Party” has the meaning set forth in Section 10.2(a).

“Buyer Return” has the meaning set forth in Section 7.8(c)(i).

“Calculation Time” has the meaning set forth in Section 3.1.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum, including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020 intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority), including any extension of, amendment, supplement, correction, revision or similar treatment of any such legislation or guidance.

“Cause” means any of the following conduct by a Company Employee, as determined by the Buyer in its sole discretion: (i) commission of a felony or any other crime involving moral turpitude; (ii) engaging in any form of dishonesty, fraud, embezzlement, theft or any illegal conduct materially detrimental to the Company, the Buyer or their respective Affiliates; (iii) gross negligence in the performance of, or willful disregard to, Company Employee’s obligations under any agreement between Company Employee and the Company and/or the Buyer; (iv) breach of the Company’s or Buyer’s policies or any agreement between Company Employees and the Company and/or the Buyer; (v) unauthorized disclosure of confidential information relating to the Company, the Buyer, or Affiliates of the Company or the Buyer, or their respective businesses; or (vi) any other conduct that would be reasonably likely to cause economic or reputational harm to the Company, the Buyer or their respective Affiliates.

“CCPA” means the California Consumer Privacy Act of 2018, as amended (Cal. Civ. Code §§ 1798.100 to 1798.199), and any related regulations or guidance provided by the California Attorney General.

“Claims” has the meaning set forth in Section 10.4(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash” means the aggregate cash of the Business, excluding Trapped Cash as of the Calculation Time.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Indebtedness” means the Indebtedness of the Business, determined in accordance with the Balance Sheet Rules, as of the Calculation Time.

“Closing Transaction Expenses” means the Transaction Expenses, determined in accordance with the Balance Sheet Rules, as of the Calculation Time.

“Closing Working Capital” means the Working Capital, determined in accordance with the Balance Sheet Rules, as of the Calculation Time.

“Closing Working Capital Excess” means the amount by which the Closing Working Capital exceeds the Estimated Working Capital.

“Closing Working Capital Shortfall” means the amount by which the Estimated Working Capital exceeds the Closing Working Capital.

“COBRA Coverage” has the meaning set forth in Section 5.15(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Employees” has the meaning set forth in Section 5.15(a).

“Company Interests” has the meaning set forth in the Recitals.

“Company Data and Data Sets” means all data, data sets and databases used in or held for use in the conduct of the Business of the Company.

“Company Plans” has the meaning set forth in Section 5.14(a).

“Company Software” has the meaning set forth in Section 5.8(f).

“Confidentiality Agreement” has the meaning set forth in Section 7.2(b).

“Confidential Information” has the meaning set forth in Section 7.10.

“Contract” means any legally binding agreement, contract, lease, license, instrument, commitment or arrangement, whether written or oral.

“Copyleft Software” means any Open Source Software that: (a) requires, as a condition of use, modification, and/or distribution, that other software code incorporated into, derived from or distributed with such software code also be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making modifications or derivative works, or (iii) redistributable at no charge; or (b) otherwise imposes or could impose any other material limitation, restriction, or condition on the right or ability of the Buyer to use or modify the Company’s products or services or distribute the Company’s products or services under terms chosen by the Buyer.

“COVID-19” has the meaning set forth in Section 5.15(f).

“COVID-19 Measures” has the meaning set forth in Section 5.15(i).

“COVID Related Deferrals” means any Tax liabilities or other amounts for or allocable to a Pre-Closing Tax Period, or portion of a Straddle Period ending on the Closing Date, the payment of which is deferred, to a taxable period (or portion thereof) beginning after the Closing Date pursuant to the CARES Act or any other Law or executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) related to COVID-19.

“Current Assets” means the current assets of the Business determined in accordance with the Balance Sheet Rules; provided, that notwithstanding anything to the contrary contained herein, Current Assets shall not include (a) Closing Cash, (b) deferred Tax assets or (c) any intercompany receivables between the Company.

“Current Liabilities” means the current liabilities of the Business determined in accordance with the Balance Sheet Rules; provided, that notwithstanding anything to the contrary contained herein, Current Liabilities shall not include (a) Indebtedness, (b) Transaction Expenses, (c) deferred Tax liabilities or (d) any intercompany payables between the Company.

“D&O Indemnified Parties” has the meaning set forth in Section 7.16(a).

“Deductible” has the meaning set forth in Section 10.3(a)(i).

“Direct Claim Notice” has the meaning set forth in Section 10.5.

“Disclosure Schedules” has the meaning set forth in the introductory paragraph of Article 4.

“Due Date” means the due date with respect to an applicable Tax Return (taking into account valid extensions).

“Encumbrance” means any lien (statutory or other), encumbrance, charge, mortgage, pledge, security interest, title defect, claim, community property interest, condition, equitable interest, option, right to purchase, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claims” means any Proceedings by any Person alleging liability of arising out of, based on or resulting from: (a) the presence, use, storage, labeling, processing, disposal or Release of, or exposure to, any Hazardous Substance; or (b) any non-compliance with or liability under any Environmental Law or term or condition of any Permit made or granted pursuant to Environmental Laws.

“Environmental Laws” means any applicable federal, state, county, provincial, or municipal Law of the United States relating to: (a) pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety related to exposure to Hazardous Substances, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance.

“Environmental Notice” means any written directive, written notice of violation or infraction, or written notice respecting any Environmental Claim relating to non-compliance with or liability under any Environmental Law or any term or condition of any Permit made or granted pursuant to Environmental Laws.

“Equitable Exceptions” has the meaning set forth in Section 4.1.

“Equity Interests” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, calls or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to periods prior to the Closing Date, any trade or business (whether or not incorporated) that is a member of a group of which the Company is a member and which is treated as a single employer under Section 414 of the Code.

“Escrow Agent” means Delaware Trust Company.

“Escrow Agreement” means that certain escrow agreement by and among the Seller, the Buyer and the Escrow Agent governing the administration of the Escrow Amounts, in substantially the form attached hereto as Exhibit A.

“Escrow Amounts” means, collectively, (a) the Adjustment Escrow Amount, plus (b) the Indemnity Escrow Amount.

“Estimated Closing Cash” means the Seller’s good faith estimate of the Closing Cash, as set forth on the Pre-Closing Statement.

“Estimated Closing Indebtedness” means the Seller’s good faith estimate of the Closing Indebtedness, as set forth on the Pre-Closing Statement.

“Estimated Purchase Price” shall be an amount equal to (a) the Base Amount, plus (b) the Estimated Closing Cash, minus (c) the Estimated Closing Indebtedness, minus (d) the Estimated Transaction Expenses, plus or minus (e) the Estimated Working Capital Excess or the Estimated Working Capital Shortfall, as applicable.

“Estimated Transaction Expenses” means the Seller’s good faith estimate of the Closing Transaction Expenses, as set forth on the Pre-Closing Statement.

“Estimated Working Capital” means the Seller’s good faith estimate of the Closing Working Capital, as set forth on the Pre-Closing Statement.

“Estimated Working Capital Excess” means the amount by which the Estimated Working Capital exceeds the Working Capital Target.

“Estimated Working Capital Shortfall” means the amount by which the Working Capital Target exceeds the Estimated Working Capital.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” means any liabilities arising out of, relating to, or in connection with (a) any and all Indebtedness and Transaction Expenses, in each case, to the extent not actually paid at or prior to the Closing, or (b) any inaccuracy or omission or any alleged inaccuracy or omission in the Pre-Closing Statement.

“Executed Voting Agreements” has the meaning set forth in the Recitals.

“Existing Employment Agreements” has the meaning set forth in Section 5.15(b).

“Export Control Laws” has the meaning set forth in Section 5.23(c).

“FFCRA” has the meaning set forth in Section 5.6(a).

“FICA” means the Federal Insurance Contributions Act and all rules and regulations promulgated thereunder, as amended, and any successor statute, rules and regulations.

“Final Closing Cash” means the Closing Cash, as finally agreed or determined in accordance with Section 2.3(c).

“Final Closing Indebtedness” means the Closing Indebtedness, as finally agreed or determined in accordance with Section 2.3(c).

“Final Purchase Price” means the Estimated Purchase Price, as finally adjusted in accordance with the terms of this Agreement.

“Final Transaction Expenses” means the Transaction Expenses, as finally agreed or determined in accordance with Section 2.3(c).

“Final Working Capital” means the Closing Working Capital as finally agreed or determined in accordance with Section 2.3(c).

“Financial Statements” has the meaning set forth in Section 5.6(a).

“Fraud” means actual and intentional fraud with respect to the representations and warranties in Article IV, Article V and Article VI of this Agreement as determined in accordance with the Laws of the State of Delaware (but excluding any equitable or constructive fraud or any fraud based on negligence or recklessness).

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Binding Obligations), Section 4.3 (Company Interests), Section 4.5 (Brokers), Section 5.1 (Organization and Qualification), Section 5.2 (Binding Obligations), Section 5.4 (Capitalization), Section 5.12 (Taxes) and Section 5.27 (Brokers).

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.

“GDPR” means the General Data Protection Regulation (EU) 2016/679 and any other directly applicable European Union regulation relating to privacy and data security. For purposes of this Agreement, GDPR also means the GDPR as implemented by the United Kingdom (UK GDPR).

“Governmental Authority” means any means any (i) national, federal, state, provincial, county, municipal or local government, foreign or domestic, (ii) any government or political subdivision of the foregoing, (iii) any entity, authority, agency, department, ministry, or other similar body exercising any legislative, executive, judicial, regulatory or administrative authority or functions of or pertaining to government, or instrumentality of such government or political subdivision, including any arbitrator, court, administrative hearing body, commission, tribunal, contractor, or other dispute-resolving panel or body of competent jurisdiction, or (iv) any accrediting organization from which the Company has sought or obtained voluntary accreditation.

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas that is hazardous, acutely hazardous, toxic, acutely toxic, a pollutant, or a contaminant, or described using words of similar regulatory effect under Environmental Laws; and (b) any petroleum, radon, radioactive materials or wastes, asbestos, lead or lead-containing materials, urea formaldehyde foam insulation or polychlorinated biphenyls.

“Illegal Business Practice Laws” means, collectively, all anti-bribery, anti-corruption, anti-fraud and anti-money laundering Laws to which the Company and/or the Business is subject, including Chapter 11 of Title 18 of the United States Code, the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, all U.S. foreign Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, other similar Laws prohibiting domestic and commercial bribery, and any other Laws, including those of any state, province or municipality, whether in the United States or foreign, that prohibit the (a) corrupt payment, transfer, or offer, promise, or authorization of, or acquiescence in, directly or indirectly, the payment, transfer or provision, of anything of value (including gifts or entertainment) to, or for the benefit or at the behest of, any representative of a Governmental Authority or commercial entity or (b) any other payment or provision, or any improper offer, promise or authorization of, or acquiescence in, anything of value or any other payment in connection with any business activity of the Business, including any pay-for-play practices; in each case, whether to obtain or maintain any business opportunity or advantage, prevent or limit any business disadvantage or detriment or otherwise.

“Indebtedness” means, with respect to any Person, without duplication, any of the following: (a) all obligations of such Person for borrowed money, whether evidenced by a note, bond, debenture, mortgage, or other debt instrument or debt security; (b) all liabilities secured by any Encumbrance upon property or assets owned by such Person; (c) all liabilities created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (d) all capitalized lease obligations; (e) all liabilities of such Person in regard to guaranties or sureties by others of such Person’s liabilities, regardless of whether by payment or performance, or whether such guaranties are in the form of letters of credit, deposits, bonds, insurance or other forms of security, indemnity, surety or guaranty; (f) all liabilities for underfunded employee pension benefit plans and similar obligations; (g) any long-term deferred revenue, as calculated in accordance with GAAP; (h) all liabilities to pay the deferred purchase price of any assets, property, securities, goods or services (including deferred rent, earn-outs, contingent bonuses or other contingent payment obligations); (i) all liabilities for accrued but unpaid interest and unpaid prepayment penalties or premiums, expenses or other amounts that are payable in connection with retirement or prepayment in respect of any of the foregoing; (j) any off balance sheet liabilities; (k) any obligations owing to any current or former holder of Equity Interests in the Company with respect to dividends or distributions, (l) the net cost of unwinding or terminating any interest rate, currency or other hedging agreements; (m) accrued portions of any bonus attributable to the 2020 calendar year payable to any employees or consultants of the Company; (n) all COVID Related Deferrals, (o) all amounts due under any future derivative, swap, collar, put, call, forward purchase or sale transaction, fixed price contract or other agreement that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in interest rates, currencies basis risk or the price of commodities, and (p) any other obligation that in accordance with GAAP is required to be reflected as debt on the consolidated balance sheet of the Company (other than trade payables and current accruals incurred in the ordinary course of business and included in the calculation of Working Capital).

“Indemnified Party” has the meaning set forth in Section 10.2(b).

“Indemnifying Party” means any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnity Escrow Account” means the sub-account designated by the Escrow Agent as the “Indemnity Escrow Sub-Account” into which the Indemnity Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in this Agreement and in the Escrow Agreement.

“Indemnity Escrow Amount” means $150,000.

“Information Privacy and Security Laws” means all applicable Laws relating to privacy, data privacy, data protection, data security, anti-spam, and consumer protection, and all regulations promulgated by any Governmental Authority thereunder, including but not limited to, the CCPA, GDPR and the US CAN-SPAM Act.

“Insurance Policies” has the meaning set forth in Section 5.17.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, trade dress, trade names, logos, corporate names (including “doing business as” or “d/b/a” registrations), and all other indicia or identifiers of source or origin (and all goodwill associated therewith and all registrations and applications therefor); (b) copyrights and works of authorship, whether or not copyrightable; (c) trade secrets, confidential information, know-how, and any other information that derives independent economic value (actual or potential) from not being generally known to and not being readily ascertainable by proper means by a person able to obtain economic value from its use or disclosure, including drawings, bills of material and other tangible or electronic materials embodying the foregoing and relating to products or services made or sold or otherwise distributed by the Company; (d) patents, patent applications, and inventions whether or not patentable, along with any improvements, ideas, data, concepts, formulas, techniques, methods, prototypes, protocols, processes associated with the foregoing; (e) domain names and social media account names or identifiers; (f) Software; (g) databases, datasets, and data; and (h) all other intellectual and related proprietary rights, whether protected, created, or arising by operation of law, in each case whether (1) granted under common law or by statute; (2) registered or unregistered; (3) published or unpublished; and (4) including, without limitation, (A) all registrations, recordings, applications, rights to obtain renewals, derivations, continuations, reissues, extensions thereof; (B) all income, fees, royalties, damages, claims, payments and proceeds at any time due or payable or asserted under or with respect to any of the foregoing, and (C) all rights to sue for past, present or future misuses, misappropriations, or infringements thereof.

“Interim Financial Statements” has the meaning set forth in Section 5.6(a).

“Intervening Event” means any change, effect, event, occurrence, state of facts or development, that (a) was not known to, or reasonably foreseeable by, the Board of Directors of Seller, or the material consequences of which were not known or reasonably foreseeable, in each case as of or prior to the date of this Agreement, (b) becomes known to, or reasonably foreseeable by the Board of Directors of Seller prior to the Seller Shareholder Approval and (c) does not involve or relate to (i) an Acquisition Proposal.

“IP Inbound Licenses” has the meaning set forth in Section 5.8(a)(iv).

“IP Licenses” has the meaning set forth in Section 5.8(a)(iv).

“IP Outbound Licenses” has the meaning set forth in Section 5.8(a)(ii).

“IRS” means the United States Internal Revenue Service.

“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq., as amended from time to time.

“IT Systems” means the information and communications technologies used by the Business, including hardware, Software and networks.

“Key Executive” means each of Jeffrey Roberts, Dino Giordano and Sirdhar Arunachalam.

“Knowledge of the Company” or any similar phrase means the actual knowledge of each of Tim Whelan, Mike Kandell and Dan Monopoli and the knowledge such persons would have after reasonable due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 5.18(b).

“Leases” has the meaning set forth in Section 5.18(b).

“Licensed Site Remediation Professional” or “LSRP” has the meaning set forth in Section 7.18(a).

“Lookback Date” means January 1, 2020.

“Losses” has the meaning set forth in Section 10.2.

“Material Adverse Effect” means any Occurrence that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the results of operations, condition (financial or otherwise), business, cash flows, assets or properties of the Company and/or the Business, taken as a whole, or (b) the ability of the Company or the Seller to consummate the transactions contemplated hereby on a timely basis and to perform their respective covenants and obligations hereunder; provided, however, that “Material Adverse Effect” shall not include any Occurrence arising out of or attributable to (i) conditions or effects that generally affect the industries in which the Business operates (including legal and regulatory changes), (ii) general economic conditions or effects resulting from changes in equity or debt markets, in any jurisdiction in which the Business operates or the global economy generally, including changes in interest or exchange rates, (iii) any outbreak or escalation of hostilities, acts of terrorism, political instability, or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, (iv) acts of God (including earthquakes, storms, fires, floods and natural or man-made disasters), epidemic, disease outbreak, pandemic (including, for the avoidance of doubt, any Occurrence resulting from, arising in connection with or otherwise related to COVID-19), public health emergency, widespread occurrences of infectious diseases or other comparable events, or any escalation or worsening thereof, (v) effects arising from changes or proposed changes in Laws, rules, regulations or accounting principles, (vi)) the public announcement of this Agreement or the transactions contemplated hereby, the performance of any Party pursuant to the terms hereof or actions or omissions taken with the prior written consent of the Buyer (including the failure to obtain any consent or waiver or deliver any notice under any Contract listed on Schedule 5.3) or (vii) the failure to meet any projections or forecasts (provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, that any Occurrence referred to in clauses (i) through (vii) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such Occurrence has a disproportionate effect on the Company and/or the Business compared to other participants in the industries in which the Company conducts the Business.

“Material Contracts” has the meaning set forth in Section 5.11.

“Material Customers” has the meaning set forth in Section 5.22.

“Material Suppliers” has the meaning set forth in Section 5.22.

“NJBCA” means the New Jersey Business Corporation Act.

“Notice of Disagreement” has the meaning set forth in Section 2.3(c).

“Notice of Superior Proposal/Intervening Event” has the meaning set forth in Section 7.4(b).

“NYSE American” means the NYSE American stock exchange.

“Occurrences” means any individual or set of existences, changes, events, developments, results, situations, occurrences, circumstances or facts.

“OHSA” has the meaning set forth in Section 5.6(a).

“Open Source Software” means any open source, public source or freeware software made available under or otherwise subject to any license that (a) is considered an open source software license by the Open Source Initiative or a free software license by the Free Software Foundation, or any license substantially similar to any of the foregoing, including but not limited to any version of any software licensed pursuant to any version of the GNU General Public License, GNU Lesser/Library General Public License, Apache Software License, Mozilla Public License, BSD License, MIT License, Common Public License; or (b) requires, as a condition of use, modification or distribution of software subject to such license, that (i) such software or other software combined or distributed with such software be disclosed or distributed in source code form, or (ii) such software or other software combined or distributed with such software or any associated Intellectual Property be made available without cost (including for the purpose of making additional copies or derivative works).

“Order” means any judgment, order, writ, injunction, decision, ruling, temporary restraining order, executive order, determination, decree or award of any Governmental Authority.

“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation, formation or organization of such Person, or any limited liability company, operating or partnership agreement, bylaws or similar documents or agreements relating to the legal organization of such Person, including any equityholder agreements, voting trusts, voting agreement, or similar agreements among members related to limited liability company or other equity interests, in each case with all amendments thereto.

“Owned Intellectual Property” has the meaning set forth in Section 5.8(a)(i).

“Party” has the meaning set forth in the introductory paragraph of this Agreement.

“Payment Failure Amount” has the meaning set forth in Section 2.3(d).

“Payoff Letters” means the payoff letters from each of the holders of Closing Indebtedness for borrowed monies to be paid at Closing, indicating in each such payoff letter that, upon payment of a specified amount, the amount of such Closing Indebtedness owed or owing to such holder of Closing Indebtedness shall be fully paid and discharged, with no further obligations or liabilities of the Company or the Business in respect thereof, and that all Encumbrances in respect of such Closing Indebtedness shall be released upon payment of the amount set forth in such Payoff Letter.

“Permits” means any consents, authorizations, licenses, permits, franchises, approvals, orders or other similar authorizations.

“Permitted Encumbrances” means, (a) statutory Encumbrances for current Taxes, assessments and other government charges not yet due and payable or which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business, (c) any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record affecting the real property which do not or would not materially impair the use or occupancy of such real property or the operation of the Company’s Business thereon and; and (d) statutory Encumbrances to secure obligations to landlords, lessors or renters under leases or rental agreements.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Person Responsible for Conducting the Remediation” has the meaning set forth in the Administrative Requirements for Remediation of Contaminated Sites, N.J.A.C. 7:26C-1.3.

“Personal Information” means, collectively, any information or data that can be used, directly or indirectly, alone or in combination with other information possessed or controlled by the Business, to identify an individual (including name, address, telephone number, email address, credit or payment card information, bank account number, financial data or account information, password combinations, customer account number, date of birth, government-issued identifier, social security number, race, ethnic origin/nationality, photograph, genetic, genome or biometric data, insurance policy number, and mental or physical health or medical information) that is collected, used, disclosed, transferred, or processed by the Company in any manner in furtherance of its business, and any data that constitutes personal information, personal data, personally identifiable information, or similar term, under applicable Information Privacy and Security Laws.

“Privacy and Data Security Policies” means the Company’s applicable internal and public-facing policies and notices concerning the privacy, security, or processing of Personal Information

“Post-Closing Statement” has the meaning set forth in Section 2.3(b).

“Pre-Closing Taxes” means, without duplication, (a) any and all Taxes of or imposed on the Company or the Seller for any Pre-Closing Tax Periods, (b) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable Law) of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any similar state, local or foreign Law), and (c) any and all Taxes of or imposed on the Company as a result of transferee or successor liability, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the Closing Date (other than Taxes attributable to actions taken by the Buyer after Closing on the Closing Date which are outside the ordinary course of business), provided, however, that Pre-Closing Taxes shall not include any Taxes to the extent such Taxes are taken into account in the determination of Indebtedness, Current Liabilities or Transaction Expenses.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Statement” has the meaning set forth in Section 2.3(a).

“Proceeding” means any action, claim, complaint, petition, mediation, order, inquiry, suit, proceeding, arbitration or investigation, whether civil or criminal, before or by any court or other Governmental Authority, arbitrator or arbitration panel.

“Proxy Statement” has the meaning set forth in Section 4.2(b).

“Purchased Interests” has the meaning set forth in the Recitals.

“R&W Insurance Policy” means the representations and warranties insurance policy issued by Travelers Excess and Surplus Lines Company to the Buyer in connection with the transactions contemplated hereby and bound as of the date hereof, in the form delivered by Buyer to Seller prior to the execution of this Agreement and attached hereto as Exhibit D.

“Related Party” means (a) any officer, director or Affiliate of the Company, (b) any individual related by blood, marriage or adoption to any such Person in clause (a) or (c) any entity in which any such Person in clause (a) owns at least a 10% beneficial interest.

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, leaching, dumping, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Release Date” has the meaning set forth in Section 10.7(a).

“Representatives” means, with respect to any Person, any director, officer, agent, employee, advisor, manager, consultant, counsel, accountant or other representative of such Person.

“Resolution Period” has the meaning set forth in Section 2.3(c).

“Restricted Period” has the meaning set forth in Section 7.11(a).

“Review Period” has the meaning set forth in Section 2.3(c).

“Sale Bonus” has the meaning set forth in the definition of Transaction Expenses.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Adverse Recommendation Change” has the meaning set forth in Section 7.4(b).

“Seller Indemnified Party” has the meaning set forth in Section 10.2(b).

“Seller Released Claims” has the meaning set forth in Section 7.9(a).

“Seller Releasees” has the meaning set forth in Section 7.9(a).

“Seller Releasing Parties” has the meaning set forth in Section 7.9(a).

“Seller Shareholder Approval” has the meaning set forth in Section 4.110.2(b).

“Shareholders Meeting” has the meaning set forth in Section 7.13(c).

“Software” means computer software, programs, data, and databases in any form, including internet web sites, and all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Sublease” means that certain sublease by and between Boonton Electronics Corp., a New Jersey corporation, and the Buyer, in substantially the form attached hereto as Exhibit B.

“Superior Proposal” has the meaning set forth in Section 7.4(f)(iii).

“Tax” or “Taxes” means, whether disputed or not, any taxes, charges, withholdings, fees, penalties, additions, interest or other assessments of any kind whatsoever imposed by any Taxing Authority, including, without limitation, those related to income, gross receipts, gross income, business and occupation, premium, windfall profits, environmental, customs duties, stamp, severance, profits, withholding, payroll, employment, occupation, sales, use, value added, alternative or add-on minimum, estimated, excise, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, transfer or franchise, in each case to the extent actually due and payable to a Taxing Authority.

“Tax Claim Notice” has the meaning set forth in Section 7.8(f)(i).

“Tax Contest” has the meaning set forth in Section 7.8(f)(i).

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement, whether written or unwritten (including any such agreement, Contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Third Party Claim Notice” has the meaning set forth in Section 10.4(a).

“Transaction Documents” means any and all agreements, documents, certificates or instruments being delivered pursuant to this Agreement, including the Escrow Agreement, the Executed Voting Agreements, the Sublease and the Transition Services Agreement.

“Transaction Expenses” means, to the extent not paid by the Company or the Seller prior to the Closing, (a) all consolidated fees and expenses of the Company and/or the Business incurred in connection with this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, (b) all investment banking (including, brokers or finders), legal, accounting, consulting, advisory and other expert fees, costs and expenses, (c) any commission, severance, bonus, change of control payment or other payment of any kind payable to management, officers, consultants or other current or former employees or service providers or any other Person that is or will become accelerated, earned and payable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and due to events occurring on or prior to the date the transactions are consummated (each, a “Sale Bonus”), and (d) the employer portion of any payroll, social security, unemployment and similar Taxes related to amounts payable to the Persons identified in clause (c).

“Transfer Taxes” has the meaning set forth in Section 7.8(e).

“Transition Services Agreement” has the meaning set forth in Section 7.8(e).

“Trapped Cash” means cash or cash equivalents (a) of the Business which may not be freely useable or available because it is subject to restrictions or limitations on use under Contract or applicable Laws by the Business or in order to service Indebtedness, (b) in the form of deposits in transit and outstanding checks issued by the Company and/or the Business, or (c) that are insurance or other recovery proceeds in respect of any condemnation, casualty, loss or other material damage to any of the assets of the Business prior to the Closing Date.

“Treasury Regulations” mean the Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

“Working Capital” means, at any date, all Current Assets minus all Current Liabilities.

“Working Capital Methodology Schedule” means the Working Capital methodology schedule attached hereto as Exhibit E.

“Working Capital Target” means $4,650,000.

1.2 Interpretive Provisions. Unless the express context otherwise requires:

(a)  the words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Article, Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Articles, Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Contract (including this Agreement) means such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof; provided, that, any requirement to disclose and/or make available to the Buyer any Contract shall not be considered satisfied unless each amendment, supplement or modification to such Contract has been so disclosed and/or made available to the Buyer;

(h) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(i) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(j) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(k) the word “or” is not exclusive; and

this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Article 2

PURCHASE AND SALE OF THE PURCHASED interests

2.1 Purchase and Sale of the Purchased Interests. Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, the Buyer shall purchase from the Seller all right, title and interest in and to the Purchased Interests, and the Seller shall sell, convey, assign, transfer and deliver to the Buyer, the Purchased Interests free and clear of any Encumbrances, other than Encumbrances pursuant to applicable securities Laws, in exchange for the Final Purchase Price.

2.2 Transactions to be Effected at the Closing. On the Closing Date, the following transactions shall be effected by the Parties:

(a) The Seller and/or the Company, as applicable, shall deliver or cause to be delivered to the Buyer:

(i) a certificate, dated as of the Closing Date, of the secretary or executive officer of the Company certifying that (A) the Company has previously made available to the Buyer a complete and correct copy of the Company’s Organizational Documents, as amended to date, and (B) such Organizational Documents have not been amended or modified in any respect and remain in full force and effect as of the Closing Date;

(ii) with respect to the Seller, a membership interest transfer power, dated as of the Closing Date, duly executed by such Seller with respect to all of the Company Interests held by such Seller, in form and substance reasonably satisfactory to the Buyer;

(iii) evidence, in form and substance reasonably satisfactory to the Buyer, of the resignations or removal of the board of directors (or similar governing body) and officers of the Company, if any, requested by the Buyer, such resignations or removal to be effective concurrently with the Closing;

(iv) a certificate from the manager of the Company, in form and substance reasonably satisfactory to the Buyer, certifying that the conditions set forth in Sections 8.1(a), 8.1(b), and 8.1(c) have been satisfied, as applicable;

(v) duly executed certificates of non-foreign status, in form and substance reasonably satisfactory to the Buyer, from each of the Seller in a form and manner that complies with Sections 1445(b)(2) and 1446(f) of the Code and the Treasury Regulations thereunder;

(vi) each of the Transaction Documents, duly executed by the Seller and/or the Company, as applicable;

(vii) a good standing certificate for the Company from the Secretary of State (or equivalent Governmental Authority) of the jurisdiction of its organization, dated no earlier than five (5) Business Days prior to the Closing Date;

(viii) the Payoff Letters, duly executed by the applicable holders of Indebtedness to be paid at Closing, and any other applicable releases, termination statements or other similar documentation (to the extent not included in the Payoff Letters), in form and substance reasonably satisfactory to the Buyer, releasing and terminating any and all Encumbrances (other than Permitted Encumbrances) relating to Indebtedness of the Company for borrowed money;

(ix) duly executed and delivered termination agreements, in form and substance reasonably acceptable to the Buyer, with respect to any Affiliate Agreements providing for the complete and full termination of such Affiliate Agreements at or prior to the Closing with no liabilities to the Buyer, the Business, and/or the Company from and after the Closing;

(x) employment agreements in the form attached hereto as Exhibit F, effective the Closing Date, signed by each of the Key Executives; and

(xi) all of the consents, notices, waivers, assignments, amendments and approvals set forth on Schedule 2.2(a)(xi), each in form and substance reasonably acceptable to the Buyer.

(b) The Buyer shall pay or deliver or cause to be paid or delivered (as applicable):

(i) the following payments:

(A) to the Seller, the Estimated Purchase Price, less the Escrow Amounts, by wire transfer of immediately available funds to a bank account designated in writing by the Seller, which shall be provided to the Buyer at least five (5) Business Days prior to the Closing Date;

(B) to the Escrow Agent, the Adjustment Escrow Amount, by wire transfer of immediately available funds in accordance with the terms of the Escrow Agreement;

(C) to the Escrow Agent, the Indemnity Escrow Amount, by wire transfer of immediately available funds in accordance with the terms of the Escrow Agreement;

(D) to the Persons entitled thereto in the amounts payable to each counterparty or holder of Indebtedness to be paid at Closing, by wire transfer of immediately available funds in accordance with the Payoff Letters, which shall be provided to the Buyer at least two (2) Business Days prior to the Closing Date;

(E) the Estimated Transaction Expenses (other than the Sale Bonuses), to the Persons entitled thereto as set forth on the Pre-Closing Statement, by wire transfer of immediately available funds to a bank account designated in writing by the Seller, which shall be provided to the Buyer at least two (2) Business Days prior to the Closing Date;

(ii) to the Seller, a certificate from an officer of the Buyer, in form and substance reasonably satisfactory to the Seller, certifying that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied, as applicable;

(iii) to the Seller, the Transaction Documents, duly executed by the Buyer and/or its Affiliates, as applicable; and

2.3 Purchase Price Adjustment.

(a) At least five (5) Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a reasonably detailed statement (the “Pre-Closing Statement”) setting forth (i) the Seller’s good faith calculation of (A) the Estimated Closing Cash, (B) the Estimated Closing Indebtedness, (C) the Estimated Transaction Expenses, (D) the Estimated Working Capital, as well as the resulting Estimated Working Capital Excess (if any) or Estimated Working Capital Shortfall (if any), as the case may be, and (E) the Estimated Purchase Price, and (ii) the Sale Bonus amounts to be received by the Company (on behalf of each recipient thereof). The Seller shall consider in good faith any comments or objections to any amounts or other information set forth on the Pre-Closing Statement notified to it by the Buyer prior to the Closing and if, prior to the Closing, the Seller and the Buyer agree to make any modification to the Pre-Closing Statement, then the Pre-Closing Statement as so modified shall be deemed to be the Pre-Closing Statement.

(b) Within ninety (90) days after the Closing Date, the Buyer shall deliver to the Seller a reasonably detailed statement (the “Post-Closing Statement”) setting forth the Buyer’s good faith calculation of (i) the Closing Cash, (ii) the Closing Indebtedness, (iii) the Closing Transaction Expenses, (iv) the Closing Working Capital, as well as the resulting Closing Working Capital Excess (if any) or Closing Working Capital Shortfall (if any), as the case may be.

(c) After receipt of the Post-Closing Statement, the Seller shall have thirty (30) days (the “Review Period”) to review the Post-Closing Statement. During the Review Period, the Seller and its accountants shall have access to the books and records of the Business, the personnel of, and work papers prepared by, the Buyer and/or the Buyer’s accountants, to the extent that they relate to the Post-Closing Statement, and to such historical financial information (to the extent in the Buyer’s possession) relating to the Post-Closing Statement, as applicable, as the Seller may reasonably request for the purpose of reviewing the Post-Closing Statement; provided, that such access shall be in a manner that does not interfere with the normal business operations of the Buyer, the Company or the Business; provided, further that in no event shall the Buyer be obligated to provide any such access, work papers or information if the Buyer determines, in its reasonable judgment and on the advice of counsel, that doing so is reasonably likely to (i) violate applicable Law or an Order, (ii) waive or reasonably be expected to result in the loss of the attorney-client privilege or other legal privilege or, (iii) breach confidentiality obligations to a third party (provided, that, the Company shall have used commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the consent of any such third party). The Post-Closing Statement shall become final and binding upon the Parties following the expiration of the Review Period unless the Seller delivers written notice of its disagreement with the Post-Closing Statement (a “Notice of Disagreement”) to the Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the Seller’s objections to the Post-Closing Statement, indicating each disputed item or amount and the basis for the Seller’s disagreement therewith, including Seller’s detailed calculation with respect thereto. Seller shall have the right to submit only one Notice of Disagreement and any item or matter set forth in the Post-Closing Statement that is not expressly disputed in a timely delivered Notice of Disagreement shall be final and binding on the Parties hereto. If a Notice of Disagreement is received by the Buyer prior to the expiration of the Review Period, then during the thirty (30) day period (the “Resolution Period”) following the delivery of a Notice of Disagreement, the Seller and the Buyer shall negotiate in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If such differences are so resolved within the Resolution Period, the revised Post-Closing Statement with such changes as may have been previously agreed in writing by the Buyer and the Seller shall be final and binding. If at the end of the Resolution Period the Seller and the Buyer have not resolved in writing the matters specified in the Notice of Disagreement, the Seller and the Buyer shall submit any amounts remaining in dispute to the Accounting Firm, who, acting as experts and not arbitrators, shall resolve such disputed amounts only and make any adjustments to the Post-Closing Statement. The Buyer and the Seller agree that all adjustments shall be made without regard to materiality. The Accounting Firm shall render a written decision resolving the matters submitted to the Accounting Firm as soon as practicable, and in any event within thirty (30) days of the receipt of such submission (or such other time as the Buyer and the Seller shall agree in writing). The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the Balance Sheet Rules and the terms of this Agreement, and no other matters. The Accounting Firm’s decision shall be (w) limited to the specific items under dispute by the Parties (x) based solely on written submissions by the Seller and the Buyer and their respective Representatives (and it shall not permit or authorize discovery or hear testimony) and not by independent review, (y) made strictly in accordance with the Balance Sheet Rules and the terms of this Agreement, and (z) final and binding on all of the Parties absent manifest error. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either the Buyer or the Seller or smaller than the smallest value for such item claimed by the Buyer or the Seller. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.3 shall be borne by the Seller, on the one hand, and the Buyer, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by the Seller and the Buyer, such that the prevailing Party pays the lesser proportion of such fees, costs and expenses.

(d) Within five (5) Business Days after the final determination of the Final Closing Cash, the Final Closing Indebtedness, the Final Transaction Expenses and the Final Working Capital, and the resulting Final Purchase Price, the following payments shall be made, as applicable:

(i) If the Final Purchase Price is greater than the Estimated Purchase Price calculated at the Closing (such excess, the “Adjustment Surplus Amount”) by $150,000 or more, then

(A) the Buyer shall within seven Business Days following the determination of the Final Purchase Price, pay, or cause to be paid, the Adjustment Surplus Amount to the Seller (subject to Section 2.5), by wire transfer of immediately available funds to a bank account designated in writing by the Seller and:

(B) Buyer and the Seller shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release from the Adjustment Escrow Account and pay to Seller (subject to Section 2.5), an amount equal to the Adjustment Escrow Amount.

(ii) If the Final Purchase Price is less than the Estimated Purchase Price calculated at the Closing (such amount, expressed as a positive number, the “Adjustment Deficit Amount”) by $150,000 or more, then the Buyer and the Seller shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release from the Adjustment Escrow Account and pay to the Buyer an amount equal to such Adjustment Deficit Amount, and in the event that such Adjustment Deficit Amount:

(A) is greater than the Adjustment Escrow Amount, then (1) the Seller shall pay, or cause to be paid, to the Buyer, by wire transfer of immediately available funds to a bank account designated in writing by the Buyer, an amount equal to the remaining portion of such Adjustment Deficit Amount to the Buyer, and (2) without limiting the obligations of the Seller or the Buyer’s rights under clause (1) above, if any amounts required to be paid under clause (1) above are not paid (the amount of any such payment deficit, a “Payment Failure Amount”) on a timely basis in accordance with this Agreement, then upon Buyer’s written request to the Seller, (x) Buyer and the Seller shall jointly instruct the Escrow Agent to release to Buyer from the Indemnity Escrow Account an amount equal to the Payment Failure Amount, and (y) the Seller shall, on the date of such release of funds from the Indemnity Escrow Account, be required to make a payment to the Escrow Agent equal to all amounts it was required to pay but failed to pay under clause (1) above for deposit by the Escrow Agent into the Indemnity Escrow Account; or

(B) is less than the Adjustment Escrow Amount, then Buyer and the Seller shall jointly instruct the Escrow Agent to release from the Adjustment Escrow Account any remaining amounts in the Adjustment Escrow Account (after payment of such Adjustment Deficit Amount from the Adjustment Escrow Account to Buyer), to the Seller (subject to Section 2.5).

(iii) If the Final Purchase Price is not greater than the Estimated Purchase Price calculated at the Closing by $150,000 or more and not less than the Estimated Purchase Price by $150,000 or more, then there will be no adjustment and Buyer and the Seller shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release from the Adjustment Escrow Account and pay to Seller (subject to Section 2.5), an amount equal to the Adjustment Escrow Amount.

2.4 Reliance on Pre-Closing Statement. The Buyer and its respective Affiliates (including, following the Closing, the Company) shall be entitled to rely on the accuracy of the Pre-Closing Statement in all respects in making any payments pursuant to this Agreement, and all obligations of the Buyer to make payments pursuant to this Agreement shall be deemed fulfilled if such payments are made in accordance with this Agreement and the Pre-Closing Statement. None of the Buyer or any of their respective Affiliates (including, following the Closing, the Company) shall have any liability or obligation to any Person, including the Seller arising from or relating to the failure of or any errors or omissions made by the Seller or the Escrow Agent or any other Person in (a) preparing or calculating the information set forth in the Pre-Closing Statement or (b) making payments or transferring funds to any Person.

2.5 Withholding. Notwithstanding anything in this Agreement to the contrary, the Buyer, the Company, the Escrow Agent and any of their respective designees shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement, such amounts as it is required to deduct and withhold under the Code and the Treasury Regulations promulgated thereunder or any other provision of applicable Tax Law. The Buyer shall use commercially reasonable efforts to provide notice to the Seller of its intent to withhold or deduct any amounts pursuant to this Section 2.5 from amounts otherwise payable pursuant to this Agreement to Seller, and the Buyer shall cooperate with the Seller in good faith to reduce or eliminate the amount of any such withholding or deduction. To the extent that amounts are so deducted and withheld, and remitted to the applicable Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article 3

THE CLOSING

3.1 Closing; Closing Date. The closing of the sale and purchase of the Company Interests and the other transactions contemplated hereby (the “Closing”) shall take place electronically (including by email) by the exchange of required closing deliveries, on the second (2nd) Business Day after the date that all of the conditions to Closing set forth in Article 8 (other than those conditions which, by their terms, are to be satisfied by the delivery of documents or taking of any action at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) shall have been satisfied or waived by the Party entitled to waive the same; provided, however, that notwithstanding the foregoing, in no event shall the Buyer be obligated to consummate the Closing prior to thirty (30) days following the date hereof. The date on which the Closing occurs shall be referred to herein as the “Closing Date”. The Closing shall be deemed effective for all purposes as of 12:01 a.m. Eastern Time on the Closing Date (the “Calculation Time”).

Article 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as otherwise set forth in the Disclosure Schedules (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer, as of the date hereof, as follows:

4.1 Binding Obligations. The Seller has all requisite authority and power to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its respective obligations hereunder and thereunder, and, subject to the adoption hereof by the holders of a majority of the votes cast by the holders of shares entitled to vote thereon at the Shareholders Meeting (the “Seller Shareholder Approval”), to consummate the transactions contemplated hereby and thereby. Except for the Seller Shareholder Approval, all acts or proceedings required to be taken by the Seller to authorize the execution and delivery of this Agreement and each Transaction Document to which it is a party and the performance of the Seller’s obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of the Seller. This Agreement and each Transaction Document to which the Seller is a party has been duly executed and delivered by the Seller and, assuming that this Agreement constitutes the legal, valid and binding obligations of the Buyer, constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity (clauses (a) and (b), collectively, the “Equitable Exceptions”).

4.2 No Defaults or Conflicts.

(a) Except for the Seller Shareholder Approval and assuming that all consents, approvals and authorizations explicitly set forth in this Section 4.2 have been obtained and all filings described therein have been made, the execution, delivery and performance by the Seller of this Agreement and each Transaction Document to which the Seller is a party and the consummation by the Seller of the transactions contemplated hereby and thereby (i) do not require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or any material Permit to which the Seller is a party, (ii) do not violate in any material respect any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Seller, and (iii) do not result in the creation or imposition of any Encumbrance on any properties or assets of the Company Interests.

(b) No Permit or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Seller in connection with the execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which it is a party and the consummation by the Seller of the transactions contemplated hereby and thereby, except (i) the filing with the SEC of the proxy statement (“Proxy Statement”) in preliminary and definitive form; (ii) the filings required by the Exchange Act, the Securities Act and the rules and regulations of NYSE American; and (iii) the Permits, notices and filings listed in Schedule 4.2(b).

4.3 Company Interests. The Seller is the legal and beneficial owner of and has valid title to the Company Interests, which Company Interests are free and clear of all Encumbrances (other than restrictions on future transfers arising under the Securities Act and applicable state securities Laws). Upon consummation of the transactions contemplated by this Agreement, the Buyer will own all of the Company Interests free and clear of all Encumbrances, other than Encumbrances required under applicable securities laws. Other than this Agreement, there are no Contracts to which the Seller is a party or by which the Seller is bound with respect to the voting, sale, transfer, or other disposition of the Company Interests.

4.4 Litigation. Since the Lookback Date, there is and has been no Proceeding pending or, to the Knowledge of the Seller, threatened, against the Seller before any Governmental Authority which seeks to prevent the transactions contemplated hereby or that otherwise would reasonably be expected to have a material adverse effect on the Seller’s ability to consummate the transactions contemplated hereby.

4.5 Brokers. Except for Craig-Hallum Capital Group LLC, no broker, finder or similar intermediary has acted for or on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Seller or any action taken by them.

Article 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise set forth on the Disclosure Schedules, the Company and the Seller hereby jointly and severally represent and warrant to the Buyer as of the date hereof as follows:

5.1 Organization and Qualification. The Company is duly formed, validly existing and in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of organization and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Schedule 5.1 sets forth each jurisdiction in which the Company is qualified, licensed or registered to transact business as a foreign entity, and each of the Company is qualified, licensed or registered to transact business as a foreign entity and is in good standing (to the extent such concept is applicable) in each jurisdiction in which the ownership or lease of property or the conduct of the Business requires such qualification, license or registration except where the failure to be so qualified, licensed or registered or in good standing (to the extent such concept is applicable) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.2 Binding Obligations. The Company has all requisite authority and power to execute, deliver and perform this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. All acts or proceedings required to be taken by the Company to authorize the execution and delivery of this Agreement and the Transaction Documents to which it is a party and the performance of the Company’s obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of the Company. This Agreement and each Transaction Document to which the Company is a party has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligations of the Buyer, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

5.3 No Defaults or Conflicts.

(a) Except for the Seller Shareholder Approval and assuming that all consents, approvals and authorizations contemplated by Section 4.2 have been obtained and all filings described therein have been made, the execution, delivery and performance by the Company of this Agreement and each Transaction Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby (whether with notice, lapse of time or both) (i) do not result in any violation of the Organizational Documents of the Company, (ii) except as set forth on Schedule 5.3(a), do not require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which the Company is a party or any material Permit affecting the properties or assets of the Company or the Business, (iii) do not violate in any material respect any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Company, or the Business, and (iv) do not result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any properties or assets of the Company, or the Business.

(b) No Permit or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, other than such as have been obtained or made or which the failure to obtain would not reasonably be expected to have a material adverse effect on the Seller’s ability to consummate the transactions contemplated hereby.

5.4 Capitalization.

(a) Other than the Company Interests, there are no other Equity Interests of the Company issued or outstanding as of the date hereof. The Company does not have any subsidiaries. The Company does not own, directly or indirectly, or have the right to acquire, any Equity Interests of any Person.

(b) All of the Company Interests have been duly authorized and are validly issued. All of the Company Interests are owned of record and beneficially by the Seller as set forth on Schedule 5.4(b), free and clear of all Encumbrances (other than restrictions on future transfers arising under the Securities Act and applicable state securities Laws). All of the Company Interests were issued in compliance with applicable Laws. The Company Interests were not issued in violation of any agreement, arrangement or commitment to which the Seller, the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person. Other than this Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Interests of the Company or obligating the Seller, the Company to issue or sell any Equity Interests in the Company. There are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Interests.

(c) The Pre-Closing Statement and, when delivered to Buyer in accordance with Section 2.3(a), will set forth all Sale Bonuses required to be paid by the Company.

(d) The Company has made available to the Buyer true and complete copies of each Organizational Document of the Company (including all modifications, amendments and supplements thereto and waivers thereunder).

5.5 Litigation. Except as set forth in Schedule 5.5, since the Lookback Date there have been no Proceedings, and as of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened (a) by or against the Company or, to the Knowledge of the Company, any Representatives of the Company in their capacities as such, or (b) to the Knowledge of the Company, any Key Executive or the Seller in respect of matters relating to the Business. There are no material Orders outstanding against the Company or otherwise affecting the Business.

5.6 Financial Statements.

(a) Schedule 5.6(a) sets forth a copy of each of (i) the unaudited consolidated balance sheets of the Company as of December 31, 2019 and December 31, 2020 and the related consolidated statements of operations, cash flows, and changes in owner’s equity of the Company for the fiscal years then ended (collectively, referred to as the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of October 31, 2021 (the “Balance Sheet Date”), and the related consolidated statements of operations, cash flows, and changes in owner’s equity of the Company for the ten (10) month period then ended (collectively referred to as the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). Each of the Financial Statements are based on the books and records of the Business which have been regularly kept and maintained in accordance with GAAP. The Financial Statements (x) fairly present, in all material respects, the financial condition and results of operations of the Company as at the respective dates thereof and for the respective periods indicated therein and (y) except as expressly set forth on the Working Capital Methodology Schedule, were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (none of which are expected to be material) and the absence of notes.

(b) The Company maintains a system of internal accounting controls and procedures designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of their financial statements in accordance with GAAP. The Company has not identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Business, (ii) any fraud, whether or not material, that involves the management of the Business or any personnel who have a role in the preparation of Financial Statements or the internal accounting controls utilized by the Business, or (iii) any claim or allegation regarding any of the foregoing.

5.7 No Undisclosed Liabilities. As of the date hereof, the Company does not have any liabilities required by GAAP to be reflected on a consolidated balance sheet of the Company except for (i) liabilities reflected on and reserved against in the Financial Statements, and (ii) liabilities that have arisen since the Balance Sheet Date in the ordinary course of business.

5.8 Intellectual Property.

(a) Schedule 5.8(a) sets forth:

(i) a complete and correct list of all (A) registered patents and pending patent applications, (B) all registered trademarks, tradenames, and service mark registrations and applications to register any trademarks (including domain names) therefor, (C) material unregistered trademarks, tradenames, and service marks, (D) copyright registrations and applications therefor, (E) internet domain name registrations, in each case to the extent used in connection with the Business, (F) Software, (G) any trade secrets, and (H) any other material Intellectual Property in which the Company has any ownership stake, in each case, that are owned or purported to be owned by the Company, (collectively, the “Owned Intellectual Property”);

(ii) all Owned Intellectual Property in 5.8(a)(i)(A) through (E) (“Registered Intellectual Property”) listed by type, including the file, application number, filing date, issuance or grant date, jurisdiction and registration number for such each item of Registered Intellectual Property;

(iii) each license, sublicense, consent to use agreement, settlement, coexistence agreement, covenant not to sue, waiver, release, or other express grants of right to use which the Company has granted to any third party (excluding those non-exclusive licenses granted to customers during the purchase of the Company’s products and services in the ordinary course of business) with respect to any Owned Intellectual Property (“IP Outbound Licenses”); and

(iv) each item of Intellectual Property that any third party owns and that the Company uses in connection with the Business pursuant to a license, sublicense, agreement or permission, in each case other than licenses of commercially available off-the-shelf software licensed pursuant to shrink-wrap or click-wrap licenses (“IP Inbound Licenses” and together with the IP Outbound Licenses, the “IP Licenses”).

(b) Except as set forth on Schedule 5.8(b):

(i) The Owned Intellectual Property and the IP Inbound Licenses include all of the Intellectual Property used or purported to be used in the Business, and there are no other items of Intellectual Property that are required to operate the Business as currently conducted;

(ii) All Owned Intellectual Property is subsisting and solely owned (both beneficially and with respect to registrations and applications, as the record owner) by the Company free and clear of all Encumbrances, other than Permitted Encumbrances and to the Knowledge of the Company, all Owned Intellectual Property is valid and enforceable;

(iii) All fees have been timely paid and all required communications and responses timely filed with regard to all Owned Intellectual Property subject to registration with a Governmental Authority or other registrar, and the Company and their Representatives have complied with the duty of candor and disclosure, and have not made any material misrepresentations in connection with the prosecution and maintenance of any patents and patent applications;

(iv) With respect to all Registered Intellectual Property, all assignments that are or may be required to be filed or recorded in order to be valid or effective against bona fide purchasers without notice of such assignment have been duly executed and filed or recorded with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, and any applicable Governmental Entity elsewhere. All of the Registered Intellectual Property has not been abandoned or passed into the public domain;

(v) To the Knowledge of the Company, the Company owns, or has a valid right to use free and clear of all Encumbrances (other than Permitted Encumbrances), all material Intellectual Property used or held for use in, or necessary to conduct, the Business as currently conducted and as planned to be conducted, including to design, develop, manufacture, license, market, distribute, maintain, repair, offer for sale, sell, or use the Company’s current products and services, as well as any planned future products and services;

(vi) No grants, funding, facilities, or personnel of any Governmental Authority or university, research institution or similar entity was used to develop or create (in whole or in part) any Owned Intellectual Property;

(vii) Neither the validity, enforceability nor scope of, nor the Company’s title or other rights to, any Intellectual Property owned or purported to be owned by the Company, or to the Knowledge of the Company, any other Intellectual Property used or held for use in conduct of the Business, including any Intellectual Property licensed by the Company through the IP Inbound Licenses, is currently being, or has been since the Lookback Date, challenged in any Proceeding or, to the Knowledge of the Company, threatened to be challenged in any Proceeding;

(viii) (A) there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or otherwise affecting the Business, alleging that the Company or, in connection with the Business, any Person, is infringing, misappropriating or otherwise violating, or has since the Lookback Date, infringed, misappropriated or otherwise violated any of the Intellectual Property rights of any third party Person; (B) there are no Proceedings pending or threatened by the Company, or by any Person on behalf of the Business, against any Person alleging infringement, misappropriation or other violation of any Owned Intellectual Property; (C) to the Knowledge of the Company, the operation or conduct of the Business (including the use of any Intellectual Property), as currently conducted and conducted since the Lookback Date, has not infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, and there has been no Proceeding asserted or, to the Knowledge of the Company, threatened since the Lookback Date against the Company alleging the Company’s infringement, misappropriation, or violation of any Intellectual Property rights of another Person and (D) to the Knowledge of the Company, since the Lookback Date, no Person has infringed or otherwise violated any Owned Intellectual Property; and

(ix) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s right to own or use any Owned Intellectual Property or Intellectual Property licensed under the IP Inbound Licenses; and there are no third party consents or other permissions, with respect to any Owned Intellectual Property or IP Inbound Licenses, required for the completion of the transactions contemplated hereby.

(x) The Company does not jointly own, license or claim any right, title or interest with any other Person of any Owned Intellectual Property.

(c) The Company has (i) taken commercially reasonable measures, based on the Company’s best judgement, to protect the confidentiality of all of its material trade secrets and confidential and proprietary information of the Business and (ii) executed either written confidentiality and invention assignment agreements or written agreements incorporating confidentiality and invention assignment agreements or provisions with all of its present employees and consultants who have been employed or engaged to develop Intellectual Property related to the Business and pursuant to which such employees, contractors, officers and consultants have (A) assigned to the Company their rights in and to all Intellectual Property they developed in the course of their engagement with the Company and (B) agreed to hold all trade secrets and confidential and proprietary information of the Company in confidence both during and after their employment or engagement. No manager, director, officer, employee, consultant, or other Representative of the Company owns or, to the Knowledge of the Company, claims any rights in any Intellectual Property owned, purported to be owned, or used by the Company. Except as set forth on Schedule 5.8(c) (x) to the Knowledge of the Company, no Person is in breach, in any material respects, of their respective confidentiality and invention assignment agreement, and (y) to the Knowledge of the Company, there has not been any disclosure of or access to any material trade secret of the Company any Person in a manner that has resulted or is reasonably likely to result in the loss of trade secret in and to such information.

(d) To the extent the Company collects and uses Personal Information, the Company is, and for the past six (6) years has been, in compliance, in all material respects, with applicable Information Privacy and Security Laws, contractual obligations regarding the privacy and security of Personal Information to which the Company is subject, and the Company’s Privacy and Data Security Policies except as set forth on Schedule 5.8(d). The Company maintains Privacy and Data Security Policies as are reasonably necessary to meet applicable Information Privacy and Security Laws (but in no case less than a commercially reasonable standard) or ensure the confidentiality of Personal Information except as set forth on Schedule 5.8(d). Since January 1, 2016, the Company has not been notified of or been made aware of any Proceeding alleging a violation of applicable Information Privacy and Security Law or its Privacy and Data Security Policies, nor, to the Knowledge of the Company, has any such claim been threatened. Since January 1, 2016, there has been no material unauthorized access, use, disclosure, or breach of Personal Information in the possession or control of the Company or any of their providers or other contractors that would trigger a legal obligation for Company to notify individuals, regulatory authorities or other third parties under applicable Information Privacy and Security Laws. Since January 1, 2016, the Company has not received any written notice or inquiry, from any regulatory agency responsible for enforcing the Information Privacy and Security Laws or any other Person regarding its protection, storage, use, processing, or disclosure of any Personal Information.

(e) The IT Systems are in sufficiently good working condition to effectively perform all information technology operations necessary for the conduct of the Business as currently conducted and as currently contemplated to be conducted and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats, or otherwise) as necessary to conduct the Business as currently conducted and as currently contemplated to be conducted. The Company has maintained commercially reasonable administrative, physical, and technical safeguards consistent with normal industry practice that are designed to (A) protect the confidentiality, integrity and accessibility of IT Systems and information contained therein (including Intellectual Property, Personal Information, and other information subject to confidentiality obligations), and (B) reasonably prevent against loss and unauthorized access, use, modification, disclosure or other use of such information. Since the Lookback Date, the IT Systems (i) have not caused the Company to fail to comply with any service level obligations in their Contracts with customers for the Company’s products or services in any material respect, and (ii) to the Knowledge of the Company, none of the information (including Owned Intellectual Property, Personal Information, and data owned by customers with which Company has a Contract) that the IT Systems store or process has been corrupted.

(f) Schedule 5.8(f) (i) sets forth a true, correct, and complete list of all Software licensed, used, reproduced, modified, or distributed by the Company (excluding any commercially available off-the-shelf Software used by the Company) (collectively “Company Software”). All Company Software is either owned by the Company or licensed to the Company under a valid and enforceable agreement. To the Knowledge of the Company, all payments due under any license agreements for Company Software are reflected in the Financial Statements disclosed to the Buyer. To the Knowledge of the Company, the Company has not used Open Source Software in any manner that would or could, with respect to any Company Software or other Owned Intellectual Property: (i) require its disclosure or distribution in source code form, (ii) impose any restriction on the consideration to be charged for the distribution thereof, (iii) grant, or purport to grant, to any third party, any rights or immunities under Owned Intellectual Property; or (iv) impose any other material limitation, restriction, or condition on the right of the Company with respect to its use or distribution.

(g) Schedule 5.8(g) lists all material Company Data and Data Sets, including for each listed item, the source from which the data was derived or licensed, the owner of such Company Data and Data Sets, and a brief description of the uses in the Business of the Company.

(h) The Company is not now nor has ever participated in a patent pool or similar structure.

5.9 Company Products and Technology.

(a) No Viruses, Spyware or Malware in Company Products. To the Knowledge of the Company, no Company Products contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “malware,” “spyware,” “malicious code,” “drop dead device,” “virus” or other software routines or hardware components designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) damaging or destroying any data or file without the user’s consent. To the Knowledge of the Company, none of the Company Products perform the following functions, without the knowledge and consent of the owner or user of a computer system or device: (i) collect personal information stored on the computer system; (ii) interfere with the owner’s or an authorized user’s control of the computer system or device; (iii) change or interfere with settings, preferences or commands already installed or stored on the computer system or device without the knowledge of the owner or an authorized user of the computer system or device; (iv) change or interfere with data that is stored, accessed or accessible on any computer system or device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the computer system or device; (v) cause the computer system or device to communicate with another computer system or device without the authorization of the owner or an authorized user of the computer system or device; or (vi) install a computer program that may be activated by a Person without the knowledge of the owner or an authorized user of the computer system or device.

(b) The Systems used in the Business are sufficient to conduct the Business. The Systems are in sufficiently good working condition to effectively perform all information technology operations necessary for the conduct of the Business as currently conducted.

(c) “Company Products” means each and all products manufactured, made commercially available, marketed, distributed, supported, sold, leased, imported for resale or licensed out by or on behalf of Company, or which the Company intends to manufacture, make commercially available, market, distribute, support, sell, lease, import for resale, or license.

(d) “Systems” means all software, computer hardware (whether general or special purpose), servers, networks, platforms, peripherals, and other similar or related items of automated, computerized and/or software systems and any other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) used by Seller in connection with the conduct of the Business, including any such items provided by a Third Party that are used by or relied on by Seller in connection with the operation or conduct of the Business.

5.10 Compliance with Laws. The Company, and the operation of the Business are, and since the Lookback Date have been, in compliance in all material respects with all Laws (including consumer product protection and safety Laws and regulations). Neither the Company nor the Business are subject to any unsatisfied Order.

5.11 Material Contracts. Schedule 5.11 sets forth, by applicable subsection, a correct and complete list of each of the following types of Contracts (and each amendment and modification thereto) of the Company, or by which any of the Business’s assets or properties are bound or subject to as of the date of this Agreement, but exclusive of Contracts constituting Company Plans other than Existing Employment Agreements (such Contracts, whether or not listed on Schedule 5.11, and collectively with the Existing Employment Agreements, Government Contracts and IP Licenses, hereinafter referred to as “Material Contracts”):

(a) all Contracts pursuant to which the Business (i) made payments to any third party in the twelve (12) month period prior to the date hereof, in excess of $100,000 in the aggregate; or (ii) received payments from any third party in the twelve (12) month prior to the date hereof, in excess of $100,000 in the aggregate;

(b) all Contracts involving the performance of services or delivery of goods or materials by or to the Company, or the Business, in excess of $10,000 in the aggregate (i) outside of the continental United States or (ii) which are not terminable by the Company, without payment of penalty or premium on not more than sixty (60) days’ notice;

(c) all partnership, joint venture, tax sharing or similar agreements involving a share of profits, losses, costs or liabilities between the Company, on the one hand, and a third party, on the other hand;

(d) all Contracts entered into in connection with any merger, consolidation or other business combination or any acquisition or disposition of a business or any material assets and pursuant to which the Company has an existing obligation; provided, that the foregoing shall not apply to non-disclosure agreements entered into in connection therewith;

(e) all Contracts that contain or provide for “most favored nations” terms or otherwise restrict the right of the Company or any of its Affiliates to (i) engage in any line of business or geographic region with any Person, (ii) solicit any customers, suppliers, employees or contractors of any other Person, or (iii) compete with any Person or sell any product;

(f) all collective bargaining or similar agreements;

(g) All Contracts with professional employer organizations or staffing or personnel agencies;

(h) (i) any indenture, mortgage, pledge, security agreement, note or other Contract evidencing Indebtedness of the Company or otherwise placing an Encumbrance on any asset or property of the Company, or the Business, (ii) any guaranty or any other evidence of liability for any Indebtedness or obligation of any other Person, or (iii) any letter of credit, bond or other indemnity (including letters of credit, bonds or other indemnities as to which the Company is the beneficiary but excluding endorsements of instruments for collection in the ordinary course of the operation of such entity);

(i) all Contracts with Material Customers;

(j) all Contracts with Material Suppliers;

(k) all outstanding powers-of-attorney granted by the Company for any purpose whatsoever;

(l) each form of Contract used by the Company as a standard form in the ordinary course of business;

(m) all outstanding Contracts related to capital projects and capital expenditures in excess of $10,000 individually or $25,000 in the aggregate; and

(n) each other Contract to which the Company is a party or by which it or its assets are otherwise bound which is reasonably likely to involve the payment to or by the Company of more than $100,000 in the aggregate.

The Company has made available to the Buyer true and complete copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder). Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under (or is alleged to be in breach or default under) or has provided or received any notice of any intention to terminate any Material Contract. Each Material Contract to which the Company is a party (x) is a legal and binding obligation of the Company and, to the Knowledge of the Company, the other relevant parties thereto and (y) is in full force and effect, enforceable against the Company and, to the Knowledge of the Company, the other parties thereto, in accordance with the terms thereof, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions. No Occurrence has occurred or exists which would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder.

The Company has no Contract, subcontract, grant agreement or other agreement entered into between the Company and a Governmental Authority, including (i) any prime contractor or higher-tier subcontractor of a Governmental Authority in its capacity as a prime contractor or subcontractor, or (ii) any lower-tier subcontractor in the Company’s capacity as a prime contractor or subcontractor to any Governmental Authority.

5.12 Taxes. Except as set forth on Schedule 5.12:

(a) The Company has duly and timely filed all material Tax Returns required to be filed by it on or before the Closing Date. All such Tax Returns have been completed in material compliance with all applicable Laws, and are true, correct and complete. The Company has fully and timely paid all material Taxes required to be paid by it (whether or not shown on any Tax Returns). The Company has withheld, collected and paid over to the appropriate Taxing Authority all material Taxes required by Law to be withheld or collected from amounts paid or owing to any employee, equityholders, creditor, holder of securities or other third party, and has materially complied with all information reporting (including IRS Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(b) Since the Balance Sheet Date, the Company has not incurred any liability for Taxes other than in the ordinary course of business, made or rescinded any material Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any material amended Tax Returns, entered into any Tax Sharing Agreement, or signed or entered into any closing agreement or settlement agreement with a Taxing Authority, settled or compromised any Tax claim or assessment, or consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes.

(c) The Company has never been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated Income Tax Return, nor does the Company have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 or any analogous or similar provision of Law, as a transferee or successor pursuant to any Tax Sharing Agreement.

(d) The Company has not been subject to any audit by any Taxing Authority for Taxes, and there is no dispute or claim concerning any Tax liability of the Company pending or, to the Knowledge of the Company, threatened by any Taxing Authority.

(e) The Company (i) is not a party to or bound by any Tax Sharing Agreement with any Person, or (ii) has no current or potential liability or obligation (for Taxes or otherwise) to indemnify any other Person as a result of, or pursuant to, any such Tax Sharing Agreement.

(f) No claim has ever been made in writing by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to any Tax Return filing requirements or taxation by such jurisdiction.

(g) The Company has not waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(h) There are no Encumbrances for Taxes upon the assets of the Company, except for Permitted Encumbrances.

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law); (iii) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law; or (iv) installment sale or open transaction disposition made on or prior to the Closing Date.

(j) The Company has never been a party to any (i) “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2), (ii) “transaction of interest”, as defined in Treasury Regulations Section 1.6011-4(b)(6), (iii) transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest”, or (iv) other transaction that required or will require the filing of an Internal Revenue Service Form 8886.

(k) No power of attorney has been given by or is binding upon the Company with respect to Taxes or Tax Returns for any period for which the statute of limitations (including any waivers or extensions thereof) has not yet expired.

(l) The Company (i) has not made an election pursuant to Treasury Regulations Section 301.7701-3 to be treated as a corporation for U.S. federal Income Tax purposes, and (ii) is, and at all times since its formation has been, properly classified as a disregarded entity for U.S. federal Income Tax purposes.

(m) The Company has not deferred any obligation to pay Taxes pursuant to Section 2302 of the CARES Act or any other similar Law, executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) enacted in connection with COVID-19.

5.13 Permits. Schedule 5.13 sets forth a correct and complete list of all Permits, of and from all Governmental Authorities necessary for the lawful conduct of the Business as currently conducted as of the date hereof. The Company is not in default or violation of any Permit in any material respect, and, to the Knowledge of the Company, no Occurrence has occurred that, with or without notice or lapse of time or both, would constitute a default or violation, in any material respect, of any term, condition or provision of any Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify or terminate any Permit in any material respect.

5.14 Employee Benefit Plans.

(a) Schedule 5.14(a) contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock purchase, stock option, phantom unit, performance unit, profits interest or other equity or equity based, severance, employment, change-in-control, retention, fringe benefit, collective bargaining, bonus, incentive (including cash or equity and equity based incentives), deferred compensation, profit sharing, pension, retirement, health and welfare, paid time off and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to, by the Company for the benefit of any current or former service provider of the Company or under which the Company or any ERISA Affiliate has any liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.”

(b) With respect to each Company Plan, the Company has made available to the Buyer true, correct, and complete copies of the following documents, to the extent applicable: (i) the current plan document, including all amendments thereto, and in the case of unwritten Company Plan, written descriptions of the material terms thereof; (ii) each insurance contract, trust agreement or other funding arrangement; (iii) the most recent summary plan description and summary of material modifications thereto; (iv) the three (3) most recent annual reports on Forms 5500 (including any applicable schedules and attachments thereto) filed with the IRS, to the extent not publicly available at www.dol.gov; and (v) all material correspondence within the past three (3) years with the IRS, the Department of Labor, or any other Governmental Authority regarding the operation or administration of the Company Plan.

(c) Neither the Company, nor any ERISA Affiliate contributes to, has contributed to, or has any liability (either potential or assessed) under any (i) pension plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, including a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) a “welfare benefit trust” or “voluntary employees beneficiary association” within the meaning of Section 419, 419A or 501(a)(9) of the Code.

(d) (i) Each Company Plan has been established and administered in accordance with its terms in all material respects, and in compliance with, in all material respects, the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, or is a prototype plan that is entitled, under applicable IRS guidance, to rely on a favorable opinion letter issued by the IRS to the prototype plan sponsor, as to its tax qualification under Section 401(a) of the Code and the exemption of the related trust from federal income taxation under Section 501(a) of the Code, and to the Knowledge of the Company, nothing has occurred that would or would reasonably be expected to cause the loss of such qualification; and (iii) the Company does not have any liability or obligation to provide health or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law).

(e) There is no pending, or, to the Knowledge of the Company, threatened or anticipated Proceeding relating to any Company Plan (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof or any of the assets of any trust of any Company Plan. No Company Plan has since the Lookback Date been the subject of an examination or audit by any Governmental Authority. To the Knowledge of Company, there has been no non-exempt prohibited transaction or fiduciary breach with respect to any Company Plan for which the Company could be liable (either directly or through indemnification).

(f) Each Company Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been administered and drafted or amended, in such a manner so that the additional Tax described in Section 409A(1)(B) of the Code will not be assessed against any individual participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder.

(g) Except as set forth on Schedule 5.14(g), the consummation of the transactions contemplated by this Agreement (either alone or in connection with another event) will not: (i) accelerate the time of payment or vesting, increase the amount of compensation due, or result in the payment of compensation to any current or former employee, officer, independent contractor or other service provider of the Company; or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend or terminate the Company Plan. No amount that will be received (whether in cash or property or vesting of property), or benefit provided to, any officer, director or employee of the Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect as a result of the transaction contemplated by this Agreement will be an “excess parachute payment” (as such term is defined under 280G(b)(1) of the Code); and no such person is entitled to receive any additional payment from the Company in the event that the excise tax under 4999(a) of the Code is imposed on such person.

(h) To the extent required, all Company Plans have been fully funded, all social security, pension and similar contributions and payments required to be made by the Company with respect to any Company Plan have been fully paid when due.

5.15 Employee and Labor Matters.

(a) Schedule 5.15(a) sets forth a true, correct and complete listing, as of the date hereof, of all employees who are engaged in the Business of the Company (collectively, the “Company Employees”), all individuals performing services for the Company or the Business as independent contractors, and all leased employees (as defined in Section 414(n) of the Code) of the Company or hired in connection with the Business, including each such Person’s name, (or employee ID, if names are anonymized), employing or engaging entity, job title or function and job location (by city, state and country), as well as a true, correct and complete listing of his or her salary, hourly wage or fees payable by Seller for the current and previous three (3) calendar years, as applicable, the amount of all earned incentive compensation paid or payable to such Person as of the date hereof and as of December 31 of the previous three (3) calendar years, the amount of accrued but unused vacation time and/or paid time off, each as of the date hereof and for the previous three (3) calendar years, whether any Company Employee is on an employer-sponsored non-immigrant visa and if so, the type and expiration date, and each Company Employee’s current status (as to (i) leave of absence status, and (ii) full time or part time, (iii) exempt or nonexempt and (iv) temporary or permanent status). Except as set forth on Schedule 5.15(a), Seller has not paid or promised to pay any bonuses, commissions or incentives to any Company Employee, including any officer, manager or director. Each Person who provides services to the Company is properly classified with respect to employment status for all purposes, including employment, wage and hour, contractor status, FICA and Medicare Tax contributions and compliance and Tax purposes. Seller is, and since the Lookback Date has been, in material compliance with all Laws applicable to Company Employees that relate to the employment of workers, including provisions thereof relating to the classification of workers, wages, hours, equal opportunity, collective bargaining, immigration, verification of work authorization, health and safety (including COVID-19), discrimination, harassment, retaliation, leave entitlements, and the payment of FICA, Medicare and other Taxes.

(b) Schedule 5.15(b) sets forth a true and complete list of each separate written employment, consulting, severance, retention, indemnification, termination or change-of-control Contract between Seller and any individual employee, officer, director, contractor or other Representative of the Company engaged in the Business as of the date hereof, except for at-will offer letters provided to employees who earned less than $115,000 in 2020 and who do not have severance, change-of-control or similar termination provisions in their offer letters (collectively, the “Existing Employment Agreements”).

(c) To the Knowledge of the Company, no officer of the Company or Company Employee at the level of manager or higher, and no independent contractor or leased employee whose departure would materially disrupt the operations of the Business has disclosed any plans to terminate his or her employment with Seller or relationship with the Company.

(d) Seller has paid or made provisions for payment of all salaries, wages, fees or other compensation, FICA and Medicare Tax contributions, overtime pay, and accrued vacation, which are payable by the Company or Seller to any Company Employees, or to independent contractors and leased employees engaged in the Business, respectively, accrued through the Closing Date and to the Knowledge of the Company, neither the Company nor the Business is engaged in any unfair labor practices.

(e) Seller is not a party to any labor, union or collective bargaining agreement or other similar agreement applicable to any Company Employees, and no union or labor organization has been certified or recognized as the representative of any Company Employees, or to the Knowledge of the Company, is seeking such certification or recognition or is attempting to organize any Company Employees. There is no pending or, to the Knowledge of the Company, threatened, labor strike, walk-out, slowdown, work stoppage, lockout or other similar labor activities with respect to the Company, or the Business. To the Knowledge of the Company and Seller, neither Seller nor the Company is subject to any unfair labor practice charges against Seller or the Company with respect to Company Employees before the National Labor Relations Board, charges of discrimination, harassment or retaliation before the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Authority responsible for the prevention of unlawful employment practices or any whistleblower claims by or with respect to Company Employees against the Company or Seller before any Governmental Authority, including the U.S. Department of Labor Occupational Safety and Hazard Administration (“OSHA”) or any state counterpart. To the Knowledge of the Company and Seller, no petition has been filed nor has any proceeding been instituted by any Company Employee or group of Company Employees with the National Labor Relations Board or similar Governmental Authority seeking recognition of a collective bargaining representative. To the Knowledge of the Company and Seller, there are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any of the Company Employees.

(f) The Company and Seller have not received notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Law or any other Laws, including orders relating to the novel coronavirus (SARS CoV-2019) known as COVID-19 or any evolution or variant thereof (collectively, “COVID-19”), to conduct an investigation with respect to Company Employees relating to compliance with or an alleged violation or breach of any Seller or Company policy or practice, or any policy or practice of the Business, or Law applicable thereto and, to the Knowledge of the Company, no such investigation is in progress. The Company is and at all relevant times has been in compliance with in all material respects all applicable COVID-19 related safety and health standards and regulations issued and enforced by OSHA and any applicable OSHA-approved state plan with respect to Company Employees.

(g) During the past twelve (12) months, neither the Company nor Seller has effectuated: (i) a “plant closing” (as defined in the WARN Act, or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or the Business; or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company, or the Business.

(h) Seller has made available to the Buyer the U.S. Citizenship and Immigration Services Form I-9 (Employment Eligibility Verification) and all other records, documents, or other papers that are required to be retained with Form I-9 by the Company, including E-Verify reports, that it has in its records for each Company Employee located in the United States.

(i) Seller has not had any material workforce changes with respect to Company Employees resulting from disruptions due to COVID-19, any economic effect thereof or COVID-19 Measures, including any actual or expected terminations, layoffs, furloughs or shutdowns (whether voluntary or by law), or any material changes to benefit or compensation programs. For purposes of this Agreement, “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, recommendation or directive, by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act, the Families First Coronavirus Response Act of 2020 (“FFCRA”) or any similar applicable federal, state or local law. Except as set forth on Schedule 5.15(i), the Company has not claimed any employee retention credit under the CARES Act with respect to Company Employees. Seller is and has at all relevant times been in compliance with the paid and unpaid leave requirements of the FFCRA with respect to Company Employees. To the extent Seller has granted any Company Employees paid sick leave or paid family leave under the FFCRA, then it has obtained and retained all required documentation required to substantiate eligibility for sick leave or family leave tax credits.

5.16 Environmental Compliance. The Company is, and since the Lookback Date has been, in compliance in all material respects with all Environmental Laws and has not (i) received from any Person any Environmental Notice or written Environmental Claim that has not been resolved, or (ii) been party to any order, decree or settlement issued pursuant to Environmental Law, and except for the requirements of ISRA addressed in Section 7.18 hereof, is not aware of any facts or circumstances that would be reasonably likely to result in any future Environmental Notice or Environmental Claim. The Company is, and since the Lookback Date have been, in compliance in all material respects with all Permits made or granted pursuant to Environmental Laws necessary for the operation of the Business as currently conducted on the date hereof. There has been no Release of Hazardous Substances by the Company that is reasonably likely to result in material costs or material liabilities to the Company. The Company has not received any Environmental Notice or Environmental Claim that any real property currently or formerly operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property, or any third party disposal sites to or at which the Company’s wastes were disposed) has been contaminated with a Release of any Hazardous Substance for which the Company is, or is reasonably likely to be, responsible under contract or pursuant to any Environmental Law.

5.17 Insurance.

(a) Schedule 5.17(a) lists each material policy and binder of insurance of the Business (including property, casualty, liability, workers’ compensation and bonding arrangements) and fidelity bond maintained by the Company (collectively, the “Insurance Policies”). The Company has provided or made available to Buyer true, correct and complete copies of the Insurance Policies. All Insurance Policies are in full force and effect. All premiums due and payable as of the date of this Agreement under the Insurance Policies have been paid in full or have been fully accrued for on the Financial Statements.

(b) The Company has not received (i) written notice of cancellation or non-renewal of any Insurance Policy or (ii) any written notice of denial of coverage or reservation of rights with respect to any pending claims against any such Insurance Policy. The Company is not in material breach or material default. There are no claims by the Company pending under any Insurance Policy.

5.18 Real Property.

(a) The Company does not own any real property.

(b) Schedule 5.18(b) sets forth a list of all real property leased or subleased (the “Leased Real Property”) by the Company or used in connection with the operation of the Business (the Contracts pursuant to which such Leased Real Property is leased being the “Leases”). With respect to the Leases, neither the Company, nor, to the Knowledge of the Company, any other party to any such Lease, is in breach of or default under such Lease in any material respect. Each Lease to which the Company is a party (i) is a legal and binding obligation of the Company, and, to the Knowledge of the Company, the other relevant parties thereto and (ii) is in full force and effect, enforceable against the Company, and, to the Knowledge of the Company, the other parties thereto, in accordance with the terms thereof, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions. The Company has accepted possession of the Leased Real Property demised pursuant to each Lease and is in actual possession thereof and has not sublet, assigned, encumbered or hypothecated its leasehold interest. Except as set forth on Schedule 5.18(b), the Company has all right, title, and interest in all leasehold estates and other rights purported to be granted to it by each Lease, in each case free and clear of any Encumbrance, other than Permitted Encumbrances. No Occurrence has occurred or exists which, with notice or lapse of time or both, would constitute an event of default under any Leased Real Property or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder.

(c) There are no eminent domain, condemnation or other similar proceedings pending or, to the Knowledge of the Company, threatened against the Company or otherwise affecting any portion of Leased Real Property, and the Company has not received any notice of the same. The current use of the Leased Real Property does not violate in any material respect any instrument of record or agreement affecting the Leased Real Property, and there is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over the Leased Real Property or the use or occupancy thereof, except for such violations that would not materially interfere with the continued use and operations for the Business as currently conducted.

(d) The Leased Real Property, is in compliance in all material respects with all applicable building, zoning, subdivision, health and safety and other land use and similar applicable Laws affecting the Leased Real Property, and the Company has not received any notice of any violation or claimed violation by any of them of any such Laws with respect to the Leased Real Property which have not been resolved.

(e) There are no proposed special assessments, or proposed material changes in property Tax or land use or other Laws affecting the Leased Real Property.

(f) There is no pending or, to the Knowledge of the Company, threatened Proceeding that would interfere with the use or quiet enjoyment of any of the Leased Real Property by the Company prior to the Closing.

(g) The Leased Real Property is adequate to service the normal operations of the Company at each Leased Real Property as conducted in the last twelve (12) months and, all Permits required in connection with the normal operation of the Leased Real Property as operated in the last twelve (12) months have been obtained and are in full force and effect.

5.19 Title to Assets.

(a) The Company has good and valid title to, or a valid leasehold interest in or other valid right to use, all assets and properties that are material to the operation of the Business and (a) are reflected on Schedule 5.19, (b) reflected in the Interim Financial Statements, or (c) were acquired since the Balance Sheet Date or are otherwise used in the operation of the Business (except in each case for assets and properties disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice). All such assets and properties (other than assets and properties disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice) are held free and clear of all Encumbrances other than Permitted Encumbrances.

(b) To the Knowledge of the Company, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property used in the operation of the Business are materially structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(c) Except as set for the on Schedule 5.19(c), immediately following the consummation of the transactions contemplated by this Agreement, the Company will own or have the right to use all assets (whether tangible, intangible or mixed) reasonably necessary for the continued conduct of the Business after the Closing in the same manner as conducted immediately prior to the Closing.

5.20 Related Party Transactions. Except as set forth in Schedule 5.20 or as provided under Company Plans, (a) the Company is not a party to, and, since the Lookback Date, has not been a party to any Contract with any Related Party, (b) there are no loans, leases or other agreements or transactions between the Company, on the one hand, and any Related Party, on the other hand, (c) to the Knowledge of the Company, no Key Executive or Related Party has any direct or indirect financial interest in any other entity, business or enterprise that has any business arrangement or relationship with the Company, (d) no Key Executive or Related Party has any interest in any property, asset or right used by the Company, except for employment-related compensation received in the ordinary course of business consistent with past practice, (e) the Company does not have any liability or any other obligation of any nature whatsoever to any Key Executive or Related Party and no Related Party has any claim or right against the Company, or the Business, and (f) since the Lookback Date there has not been, and there is not currently, pending, or, to the Knowledge of the Company, threatened, any proceeding against any current or former Related Party with respect to which the Company has an indemnification obligation. Any Contracts between the Company and any Affiliates are terminable by the Company upon not more than thirty (30) days’ notice, without payment of penalty or premium of any kind.

5.21 Absence of Certain Changes or Events. Except as set forth on Schedule 5.21, during the period from the Balance Sheet Date through the date hereof, (a) the Company has conducted the Business in the ordinary course of business consistent with past practice (other than with respect to the sale process in connection with the transactions contemplated by this Agreement), (b) there has been no Material Adverse Effect, and (c) the Company has not taken any action that, if taken after the date of this Agreement, would require the consent of the Buyer pursuant to Section 7.1.

5.22 Customers and Suppliers. Schedule 5.22 lists: (a) the fifteen (15) largest customers of the Business, measured by the aggregate revenues attributable to each during the twelve (12) month period preceding the date hereof (the “Material Customers”), and (b) the ten (10) largest suppliers and vendors of the Business, measured by the aggregate expenditures attributable to each during the twelve (12) month period preceding the date hereof (the “Material Suppliers”). Except as set forth on Schedule 5.22, no such Material Customer or Material Supplier (x) has terminated or materially reduced the amount of business transacted with the Company, or the Business from that which has been conducted with the Company, or the Business since January 1, 2020, or (y) provided written notice to the Company of its intention to do any of the foregoing in clause (x).

5.23 Illegal Business Practice Laws.

(a) Since the Lookback Date, the Company, and its current and former Representatives (when acting in such capacity or otherwise on behalf of the Company, or the Business), have complied with all Illegal Business Practice Laws. Since the Lookback Date, none of the current or former Representatives of the Company: (i) are using or since the Lookback Date have used, any Business funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity or for reimbursement, in whole or in part, of any such expenditure; (ii) are using or has used, any Business funds for any direct or indirect unlawful payments to any person, including any foreign or domestic government officials or employees; (iii) are violating or has violated, any provision of the Foreign Corrupt Practices Act of 1977, U.K Bribery Act of 2010, or any other Illegal Business Practice Law; (iv) are maintaining or has established or maintained, any unlawful or unrecorded fund of Business monies or other properties; (v) have made, at any time since their respective dates of formation, any false or fictitious entries on the books and records of the Company; (vi) have made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or have otherwise engaged in any pay-for-play practices, using any funds or otherwise on behalf of the Company, or the Business; or (vii) have, directly or indirectly, provided or paid any material favor or gift that is not deductible for federal income tax purposes using Business funds or otherwise on behalf of the Company, or the Business.

(b) Since the Lookback Date, the Company (i) has not received any notice, request, allegation or citation from any source, alleging actual or potential violation of any Illegal Business Practice Laws or (ii) made a voluntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Illegal Business Practice Laws. The Company (i) has instituted policies and procedures reasonably designed to ensure compliance with the Illegal Business Practice Laws, (ii) has maintained and maintains such policies and procedures in force and (iii) has complied with such policies and procedures including the proper maintenance of books and records.

(c) The Company (i) does not have any pending voluntary self-disclosures with respect to applicable export or reexport control or sanctions Laws, orders or regulations of any and all applicable jurisdictions, including the United States and any jurisdiction in which the Company is established or from which it exports or reexports any items or in which it provides services, including the Export Administration Regulations with the Bureau of Industry and Security of the U.S. Department of Commerce, sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department and the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. State Department, all as amended from time to time (collectively, “Export Control Laws”), (ii) has received written notice from any Governmental Authority that the Company is under criminal or civil investigation concerning any of the Export Control Laws, or (iii) has any activities, directly or indirectly, in any country or territory, or with respect to any Person or entity organized under the Laws of or located in a country or territory, that is subject to comprehensive sanctions by the United States, including as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine.

(d) The Company has at all times acted without violation and in compliance in all material respects with Export Control Laws. The Company (i) has instituted policies and procedures reasonably designed to ensure compliance with Export Control Laws, (ii) has maintained and maintains such policies and procedures in force, and (iii) has complied with such policies and procedures in all material respects.

(e) The Company has not received any written notice from any Governmental Authority of non-compliance with any of the Export Control Laws which could subject the Company to material civil or criminal fines, penalties or other measures.

5.24 CARES Act. Except as set forth on Schedule 5.24, the Company has not directly or indirectly, sought, pursued, applied for, claimed, obtained, received, accepted or otherwise availed itself of any loan, grant, funding, tax benefit or other benefit, relief or assistance under (a) the CARES Act (including any loan or other benefit under the Paycheck Protection Program administered by the U.S. Small Business Administration and pursuant to the CARES Act), (b) any government program established or expanded thereunder, related thereto or funded thereby or (c) any other legislation enacted, any rule or regulation promulgated, or any other program established or expanded, by any Governmental Authority in connection with, or in response to, COVID-19 or designed to provide economic or other benefit, relief or assistance to Persons in connection therewith or in relation thereto (including (i) the U.S. Small Business Administration’s Economic Injury Disaster Loan program, (ii) the U.S. Small Business Administration’s Paycheck Protection Program, and (iii) any program or facility established or expanded by the Federal Reserve Bank in response to COVID-19, including the Main Street Lending Program, the Main Street New Loan Facility, the Main Street Priority Loan Facility, the Main Street Expanded Loan Facility, the Primary Market Corporate Credit Facility and the Secondary Market Corporate Credit Facility).

5.25 Bank Accounts; Powers of Attorney. Schedule 5.25 sets forth a (i) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company, or the Business has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship (collectively, the “Bank Accounts”), (ii) a true and complete list and description of each such Bank Account, indicating in each case the account number and the names of the respective Representatives of the Company, or the Business having signatory power with respect thereto and (iii) a true and complete list of the names of all Persons holding general or special powers of attorney from the Company, or the Business and a summary of the terms thereof.

5.26 Solvency. No insolvency proceeding of any character, including, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Company, any of their assets or properties, or the Business, is pending or, to the Knowledge of the Company, threatened. The Company has not taken any action in contemplation of the institution of any such insolvency proceedings. No obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company, the Business, the Seller or any of their Affiliates.

5.27 Brokers. Except for Craig-Hallum Capital Group LLC, no broker, finder or similar intermediary has acted for or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Company or any action taken by them.

Article 6

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as otherwise expressly set forth on the Disclosure Schedules attached hereto, the Buyer represents and warrants to the Seller as of the date hereof as follows:

6.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized.

6.2 Binding Obligations. The Buyer has all requisite authority and power to execute, deliver and perform this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. All acts or proceedings required to be taken by the Buyer to authorize the execution and delivery of this Agreement and the Transaction Documents to which it is a party and the performance of the Buyer’s obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of the Buyer. This Agreement and each Transaction Document to which the Buyer is a party has been duly executed and delivered by the Buyer and, assuming that this Agreement constitutes the legal, valid and binding obligations of each other Party, constitutes the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

6.3 No Defaults or Conflicts.

(a) The execution, delivery and performance by the Buyer of this Agreement and each Transaction Document to which it is a Party and the consummation by the Buyer of the transactions contemplated hereby and thereby (whether with notice, lapse of time or both) (i) do not result in any violation of the applicable Organizational Documents of the Buyer, (ii) do not require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Buyer is a party or by which it is bound or to which its properties are subject, and (iii) do not violate in any material respect any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Buyer.

(b) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby, other than such as have been obtained or made or which the failure to obtain would not reasonably be expected to have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.

6.4 Brokers. Other than B. Riley Securities, no broker, finder or similar intermediary has acted for or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Buyer or any action taken by the Buyer.

6.5 R&W Insurance Policy. Prior to the execution of this Agreement, Buyer has delivered to Seller a true and correct and complete copy of the R&W Insurance Policy, which is attached to this Agreement as Exhibit D. The R&W Insurance Policy has not been revoked or terminated nor do conditions exist that would render such documents void or voidable except for any such conditions expressly set forth in the R&W Insurance Policy or related binder. The R&W Insurance Policy is a binding and enforceable obligation of Buyer and, to the Knowledge of Buyer, each of the other respective parties thereto with respect to the R&W Insurance Policy, subject only to the terms and conditions set forth in the R&W Insurance Policy and in the related binder. Buyer has fully paid, or will timely fully pay, any and all premiums, fees, expenses and Taxes in connection with the R&W Insurance Policy that are currently due and payable.

6.6 Financing. Buyer has, as of the date hereof, and will continuously have available to it at all times prior to the Closing (either in the form of cash on hand and/or available and usable capacity under its existing credit facilities) and at the Closing will have, in the form of cash, sufficient funds to consummate the transactions contemplated by this Agreement, including the payment of all amounts payable pursuant to Article 2. Buyer expressly acknowledges and agrees that Buyer’s ability to obtain financing is not a condition to its obligations under this Agreement.

Article 7

COVENANTS

7.1 Conduct of the Business Prior to the Closing. Except as contemplated by this Agreement or as set forth on Schedule 7.1, from the date hereof until the earlier of the Closing and the termination of this Agreement, the Company shall, and the Seller shall cause the Company to (1) use commercially reasonable efforts to, (x) operate the Company and the Business in the ordinary course of business in all material respects and consistent with past practice, and (y) preserve intact the Business’s present business, organization, assets and operations and maintain its relations and goodwill with its material suppliers, customers, employees, and others having a material business relationship with the Company in all material respects, and (2) not undertake any of the following actions without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that with respect to those items marked with an *, Buyer may withhold its consent for any reason, or for no reason, in Buyer’s sole discretion) and notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that nothing in this Section 7.1 shall apply to or restrict the Seller or Seller’s business (other than with respect to the Company and the Business or as expressly contemplated in this Agreement):

(a) *amend or otherwise change its Organizational Documents;

(b) *adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law of the Company;

(c) *(i) issue, sell, transfer, dispose of or encumber any of its Equity Interests, (ii) redeem, purchase or otherwise acquire, or make or declare any dividend or any other distribution in respect of, any of its Equity Interests, or (iii) effect any recapitalization, reclassification, profits interests or like change in capitalization;

(d) sell, transfer, lease, license, sublicense, or otherwise dispose of any property or assets having a value in excess of $50,000, other than in the ordinary course of business;

(e) *other than in the ordinary course of business consistent with past practice (i) incur, forgive, guarantee or modify any Indebtedness or subject any properties or assets of the Business to any Encumbrances (other than Permitted Encumbrances), or (ii) make any loans or advances to any third party;

(f) (i) with respect only to Company Employees, grant or announce any new Company Plan, make any awards or grants under any existing Company Plan or, except as required by Law or as made in the ordinary course consistent with past practice, make any material change in any benefits under any Company Plan or the wages, salaries, compensation, bonuses, or incentives payable to any Company Employee or independent contractor providing similar services, (ii) adopt, amend or terminate any employment agreement for a Company Employee whose base salary is at least $150,000, (iii) implement any layoffs of Company Employees that could implicate the WARN Act, or (iv) hire or engage any individual on a full-time, part-time, consulting, independent contractor, or other basis with the Company, except for any Company Employee with an annualized salary or equivalent compensation not in excess of $150,000, provided, however, it shall not be a violation of this Section 7.1 for Seller (x) to transfer Company Employees to the Company or amend any Material Contract in order to implement any such transfer, or (y) to modify the Seller Handbook, or any other Seller employment policy, to clarify that a Company Employee’s termination of employment with Seller as a result of a transfer pursuant to clause (x) or the Closing does not entitle such Company Employee to the payment of accrued unused vacation or to the payment of Severance Pay;

(g) *enter into, adopt, amend, or terminate any collective bargaining agreement, works council agreement, trade union agreement, employee representation agreement, or similar agreement or arrangement;

(h) grant, increase the rate or terms of, or accelerate the timing or vesting of any compensation, fees, benefits, or other payments to any current or former employee, independent contractor, consultant or temporary employee, other than in the ordinary course of business consistent with past practice;

(i) *except as expressly contemplated by this Agreement, adopt, amend or terminate any Company Plan or enter into any Contract with any Related Party;

(j) enter into, materially amend or terminate any Material Contract or any material Insurance Policy, other than in the ordinary course of business consistent with past practice;

(k) *merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any Person or any business of any Person;

(l) *make any declaration, setting aside or payment of any dividend or distribution by the Company, or the making of any other distribution in respect of the Equity Interests of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its Equity Interests;

(m) sell, transfer, assign, lease, license, sublicense, abandon, permit to lapse or expire (other than expiration of registered Intellectual Property in accordance with its maximum statutory term) or otherwise dispose of any material Owned Intellectual Property;

(n) permit any material Permit to lapse or expire;

(o) change or modify in any material manner the existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, including (i) acceleration of collections of receivables (including through the use of discounts for early payment, requests for early payment or otherwise) and (ii) failure to pay payables when due or delay in payment of payables compared to past practices (including continuation of past practices with respect to the early payment of payables to obtain the benefit of any payment discounts);

(p) make any change in its methods of accounting or accounting practices (including with respect to reserves);

(q) make or commit to make any capital expenditures in excess of $25,000;

(r) initiate any material Proceeding or waive any material claims or rights of material value of the Company or enter into any compromise, settlement or release with respect to any Proceeding affecting the Company or the Business, other than any settlement or release involving less than $25,000 that contemplates only the payment of money (which payment shall be fully paid prior to the Closing Date) without admission of wrongdoing or misconduct, without ongoing limits on the ownership, conduct or operation of the Business and results in a full and absolute release of the claims giving rise to such Proceeding; or

(s) agree or commit, whether in writing or otherwise, to take any of the foregoing actions.

7.2 Access to Information.

(a) To the extent permitted by applicable Law, from the date hereof until the earlier of the Closing and the termination of this Agreement, the Seller shall, and shall cause the Company to (i) provide the Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the personnel, assets, properties, and books and records of the Company and the Business, and (ii) furnish the Buyer and its Representatives with such information and data concerning the Company and the Business as the Buyer may reasonably request (including the preparation of internal monthly forecasts and management accounts which shall be shared with the Buyer as soon as reasonably practical following the production of such); provided, however, that any such access (i) shall be conducted in a manner not to unreasonably interfere with the Business or operations of the Company (ii) Buyer and its Representatives shall not contact or otherwise communicate with the customers or suppliers of the Company (other than contact or other communications with such customers or suppliers by Buyer in the ordinary course of business and not related to the transactions contemplated by this Agreement) unless, in each instance, approved in writing in advance by the Company, such approval not to be unreasonably withheld or delayed, (iii) such access shall not require the Company to allow any environmental testing or sampling and (iv) for the avoidance of doubt, nothing herein shall require the Company to furnish to Buyer, or provide Buyer with access to, information that would (A) violate any applicable Law or Order; or (B) reasonably be expected to result in the loss of any attorney-client or other legal privilege.

(b) Any information provided to or obtained by the Buyer or its authorized Representatives pursuant to Section 7.2(a) above shall be “Confidential Information” as defined in the Nondisclosure Letter Agreement, dated as of March 9, 2021, by and between Buyer and Seller (the “Confidentiality Agreement”), and shall be held by the Buyer, and Buyer shall cause it to be held by Buyer’s Representatives in accordance with and be subject to the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. In the event of the termination of this Agreement for any reason prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

7.3 Further Assurances; Efforts.

(a) From the date hereof until the earlier of the Closing and the termination of this Agreement, (i) each of the Parties shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby, and (ii) each Party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby; provided, that, the foregoing shall in no event be interpreted to require any party to waive any conditions precedent to the consummation of the transactions contemplated hereby.

(b) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require the Buyer or any of its Affiliates to (or to offer to): (i) consent to any Order or other agreement providing for the sale, licensing or other disposition, or the holding separate of, or other limitations or restrictions on, particular assets, categories of assets or lines of business of the Company or the Buyer or any of its Affiliates, (ii) effect any disposition, licensing or holding separate of assets or lines of business, (iii) terminate any existing relationships and contractual rights and obligations or (iv) take any action that limits the Buyer’s (or any of its Affiliates’) freedom of action with respect to any of the assets or business of the Buyer or any of its Affiliates or the Company, or their ability to retain any of their assets or lines of business.

7.4 Acquisition Proposal.

(a) From the date hereof until the earlier of the Closing and the termination of this Agreement, except as expressly permitted by this Section 7.4, the Company shall not and the Seller shall not, and shall cause the Company, its Affiliates and each of their respective directors and officers not to, and Seller shall instruct and use its reasonable best efforts to cause its and the Company’s other Representatives not to, directly or indirectly, take, or direct any other Person to take on its behalf, any action to (i) solicit, initiate, knowingly encourage or knowingly facilitate any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any Acquisition Proposal or the making or consummation thereof; (ii) other than to inform any Person of the existence of the provisions contained in this Section 7.4, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or enter into any agreement with respect to, any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with this Section 7.4); (iii) approve, endorse or recommend an Acquisition Proposal or any letter of intent (whether binding or non-binding), memorandum of understanding or other Alternative Acquisition Agreement or that would reasonably be expected to lead the Company to abandon or terminate its obligations under this Agreement; or (iv) resolve, propose or agree to do any of the foregoing. Notwithstanding the foregoing, at any time prior to obtaining the Seller Shareholder Approval, in response to a bona fide written Acquisition Proposal not solicited in violation of this Agreement that the Board of Directors of Seller determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or would reasonably be expected to result in a Superior Proposal, and such action is reasonably likely to be necessary in order for the directors to comply with their fiduciary duties under applicable Law of New Jersey, Seller and its Representatives may (A) furnish information with respect to the Company and the Business to the Person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing terms no less favorable to the disclosing party than those set forth in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal to the extent such Acquisition Proposal is made directly to Seller or the Company) (an “Acceptable Confidentiality Agreement”); provided, that all such information (to the extent that such information has not been previously provided or made available to Buyer) is provided or made available to Buyer prior to, or substantially concurrently (and in any event within 24 hours) with the time it is provided or made available to such Person and thereafter shall keep Buyer reasonably informed of all material developments affecting the status of and any material changes to the material terms of any such Acquisition Proposal; provided, further, if the Person making such Acquisition Proposal is or would reasonably be viewed as a competitor of Seller, the Company or the Business, Seller shall not provide any commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 7.4 other than in accordance with customary “clean room” or other similar procedures designed to limit any adverse effect on Seller, the Company or the Business of the disclosure of competitively sensitive information and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal. Within five (5) days from the date of this Agreement, Seller shall, and shall direct its Representatives to, request the return or destruction of all material non-public information provided to third parties prior to the date of this Agreement that have, within the twelve (12) month period preceding the date of this Agreement, entered into confidentiality agreements relating to a possible Acquisition Proposal and immediately terminate access by any third party to any data room (virtual or actual) containing any of Seller’s material non-public information.

(b) The Board of Directors of Seller shall not (i) withhold, withdraw, modify or qualify (or publicly propose to withhold, withdraw, modify or qualify) in any manner adverse to Buyer the Seller Board Recommendation, (ii) approve or recommend, or publicly declare advisable, any Acquisition Proposal, (iii) fail to include the Seller Board Recommendation in the Proxy Statement, or (iv) approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, collaboration agreement or other agreement with respect to, or that is intended or would reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”, and any of the actions set forth in the foregoing clauses (i) through (iv), a “Seller Adverse Recommendation Change”) or (vi) cause or permit the Company to enter into an Alternative Acquisition Agreement; provided, however, if at any time prior to obtaining the Seller Shareholder Approval, (i) an unsolicited bona fide Acquisition Proposal not obtained in violation of this Agreement is made (and not withdrawn) and the Board of Directors of Seller concludes in good faith, after consultation with its financial advisor and outside legal counsel, that (x) such Acquisition Proposal would, if consummated, constitute a Superior Proposal, and (y) such action is necessary in order for the directors to comply with their fiduciary duties under applicable Law of New Jersey, the Board of Directors of Seller may (A) make a Seller Adverse Recommendation Change or (B) terminate this Agreement pursuant to Section 9.1, or (ii) an Intervening Event has occurred and the Board of Directors of Seller concludes in good faith, after consultation with its financial advisor and outside legal counsel, that (x) such Intervening Event materially adversely affects the advisability of this Agreement from a financial point of view and (y) such action is reasonably likely to be necessary in order for the directors to comply with their fiduciary duties under applicable Law, the Board of Directors of Seller may make a Seller Adverse Recommendation Change; provided, that the Board of Directors of Seller shall not be entitled to make a Seller Adverse Recommendation Change pursuant to this Section 7.4(c) or terminate this Agreement pursuant to Section 9.1 unless it has first (1) caused the Company to provide Buyer at least four (4) Business Days’ prior written notice advising Buyer that it intends to take such action (a “Notice of Superior Proposal/Intervening Event”), which notice shall (I) state that Seller has received a Superior Proposal or an Intervening Event has occurred, (II) specify the material terms and conditions of such Superior Proposal, or the material facts and circumstances (based on information reasonably available) related to such Intervening Event, (III) in the case of a Superior Proposal, identify the Person making such Superior Proposal, to the extent not previously identified and (IV) in the case of a Superior Proposal, enclose the most recent draft of any agreements intended to be entered into with the Person making or providing such Superior Proposal (or any Affiliate of such Person), (2) caused the Company and its Representatives to negotiate, to the extent Buyer so wishes to negotiate, during such four (4) Business Day period following delivery of the Notice of Superior Proposal/Intervening Event in good faith with Buyer concerning any revisions to the terms of this Agreement that Buyer proposes in response to such Superior Proposal or Intervening Event and (3) after complying with clauses (1) and (2) of this Section 7.4(c), determined that, in the case of a Superior Proposal, such Acquisition Proposal continues to constitute a Superior Proposal, and in the case of an Intervening Event, such Intervening Event continues to materially adversely affect the advisability of this Agreement from a financial point of view, in each case after giving due consideration to any changes proposed to be made to this Agreement by Buyer in writing. Any material modification to any Acquisition Proposal will be deemed to be a new occurrence for purposes of this Section 7.4(c) except that the advance written notice obligation set forth in this Section 7.4(c) shall be reduced to three Business Days.

(c) Nothing contained in this Section 7.4 shall prohibit Seller or the Board of Directors of Seller from complying with its disclosure obligations under applicable Law regarding an Acquisition Proposal, including (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act (provided, however, that this Section 7.4(c) shall not affect the obligations of the Seller and the Board of Directors of Seller and the rights of Buyer under Section 7.4(a) and Section 7.4(b) of this Agreement, to the extent applicable to such disclosure) or (ii) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that neither the Company nor the Board of Directors of Seller may effect a Seller Adverse Recommendation Change except in compliance with this Section 7.4.

(d) Seller shall, and shall cause its and its and the Company’s Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or proposal that could reasonably be expected to lead to an Acquisition Proposal. From and after the execution of this Agreement, Seller shall promptly end all discussions and negotiations with such Person with respect to any Acquisition Proposal, or proposal or transaction that would reasonably be expected to lead to an Acquisition Proposal, and request the prompt return or destruction of all Confidential Information concerning the Company and the Business. Seller will promptly terminate all physical and electronic data access previously granted to such Persons, in each case relating to or in connection with any Acquisition Proposal, or proposal or transaction that would reasonably be expected to lead to an Acquisition Proposal. The Seller shall be responsible for any action taken by its Representatives acting in their authorized capacities on behalf of the Seller or Company that would violate this Section 7.4(d) if taken by the Seller or Company

(e) From the date hereof the earlier of the Closing and the termination of this Agreement, Seller shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which Seller or the Company is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. Notwithstanding anything to the contrary contained in this Agreement, Seller shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any Person if the Board of Directors of Seller concludes in good faith, after consultation with its financial advisor and outside legal counsel, such action is necessary in order for the directors to comply with their fiduciary duties under applicable Law of New Jersey.

(f) For purposes of this Agreement:

(i) “Acquisition Proposal” means any bona fide written proposal, inquiry or offer with respect to (A) a merger, consolidation, dissolution, liquidation, recapitalization, reorganization, spin-off, share exchange, or other business combination, tender offer, exchange offer or any transaction involving the purchase or acquisition of 20% or more of the Equity Interests, or (B) a direct or indirect purchase, lease, exclusive license, exchange, transfer or acquisition or disposition of assets of the Company that account for acquisition of 20% or more of the consolidated net revenues, net income or total assets of the Company (other than any such proposal or offer made by Buyer or any of their Affiliates).

(ii) “Seller Board Recommendation” means the approval of the board of directors of Seller obtained prior to the execution of this Agreement.

(iii) “Superior Proposal” means any bona fide Acquisition Proposal not solicited in violation of this Agreement made after the date of this Agreement that did not arise from or in connection with a breach of the obligations set forth in this Section 7.4 which the Board of Directors of Seller concludes in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all financial, legal, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal and the likelihood of the proposal being consummated in accordance with its terms, (A) would, if consummated, be more favorable to Seller’s shareholders from a financial point of view than the purchase of the Company Interests as contemplated by this Agreement and (B) is reasonably likely to be completed in accordance with its terms (provided that for the purpose of this definition, references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “50%”).

7.5 Public Announcements. Except with respect to any public statement made in accordance with Section 7.13, Seller and Buyer shall consult with each other before issuing, and give each other the opportunity to review and comment and give due consideration to reasonable comment by the other Party upon, any press release or other public statements with respect to the transactions contemplated by this Agreement. Each of Seller and Buyer may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by Seller and Buyer. Nothing in this Agreement will prohibit any Party from (a) issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by applicable Law, or (b) disclosing any information that is reasonably required to be disclosed in confidence to such Party’s and its Affiliates’ respective directors, officers, employees, professional advisers, investors and other Representatives.

7.6 Retention of Books and Records.

(a) From and after the Closing, in connection with any reasonable, non-competitive purpose (excluding any subject matter of any Proceeding between any of the Parties) and subject to any reasonable confidentiality restrictions the disclosing Party may require, each Party shall, and shall cause each of its respective Affiliates to, provide the other Parties and their respective Representatives with reasonable access after reasonable notice and so as not to unreasonably interfere with the operation of such Party’s respective business (for the purpose of examining and copying), during normal business hours, to the books, records, files, designs, specifications, customer lists, supplier lists, information, reports, correspondence, literature and other sales material, computer software, and other data and similar materials relating to the assets, liabilities or the conduct or operation of the Business (excluding the Financial Statements) (all such materials, the “Books and Records”) with respect to periods or Occurrences prior to the Closing Date in connection with any matter, as reasonably necessary for accounting or Tax matters or other Proceedings, relating to or arising out of this Agreement or the transactions contemplated hereby.

(b) For a period of seven (7) years following the Closing Date, unless otherwise consented to in writing by the Parties, each Party shall not, and shall cause its respective Affiliates not to, destroy, alter or otherwise dispose of any of the Books and Records for the period prior to the Closing Date without first offering to surrender to the other Parties such Books and Records or any portion thereof which such Party may intend to destroy, alter or dispose of, in its discretion.

(c) Notwithstanding anything to the foregoing, no Person shall be obligated to provide (i) access or information that would result in the violation of any applicable Laws, or (ii) information the disclosure of which would reasonably be expected to result in the loss of an applicable legal privilege (including attorney-client privilege).

7.7 Employee Matters.

(a) Effective immediately following the Closing Date and for a period of twelve (12) months thereafter, Buyer shall provide, or shall cause the Company or an Affiliate of the Company or the Buyer to provide, to each Company Employee (provided such Company Employee remains employed with the Company, the Buyer or an Affiliate of the Company or Buyer during such twelve (12) month period) (i) at least the same base salary or wage rate and target annual cash bonus opportunity to which the Company Employee was entitled immediately prior to the Closing Date so long as there has been no material deterioration in the Business between the date hereof and the Closing Date, and (ii) employee benefit plans that are, in the aggregate, using commercially reasonable efforts, substantially comparable to either (A) the employee benefit plans of Buyer for similarly situated employees, or (B) those provided under the Company Plans set forth on Schedule 5.14(a). If the Company, the Buyer or an Affiliate of the Company or the Buyer terminates the employment of any Company Employee without Cause during the twelve (12) month period immediately following the Closing Date, the Buyer shall provide, or shall cause the Company or an Affiliate of the Company or the Buyer to provide, such Company Employee with severance commensurate with that previously provided by the Seller such that the Company Employee receives (two) 2 weeks’ severance plus one additional week of severance for each full year of service such Company Employee has provided to the Seller and to the Buyer.

(b) With respect to all Company Employees, Buyer shall provide, or shall cause the Company or an Affiliate of the Company or the Buyer to provide, full credit for all accrued and unused paid vacation and personal/sick leave days which have accrued to such Company Employees through the Closing

(c) Buyer shall use commercially reasonable efforts to give each Company Employee full credit for service with the Seller and its Affiliates prior to the Closing, including service with the Company and any Affiliate thereof, and any predecessor employers, for purposes of eligibility and vesting, and with respect to paid leave and severance only, benefit accruals under each employee benefit plan or program of Buyer or any Affiliate of Buyer (including, after the Closing, the Company) under which such Company Employee may be eligible to participate in, to the same extent and for the same purpose as credited under the corresponding Company Plan as set forth on Schedule 5.14(a) in which such Company Employee participated or was eligible to participate immediately prior to the Closing; provided that no such service credit will be provided to the extent providing such past service credit would result in duplication of benefits.

(d) Buyer shall use commercially reasonable efforts to waive waiting period(s) with respect to participation requirements applicable to the Company Employees and their dependents under group health plan(s) of the Buyer or any Affiliate of Buyer (including, after the Closing, the Company) provided to each Company Employee if the corresponding waiting period(s) had been satisfied under the corresponding Company Plan in which the Company Employee participated immediately prior to the Closing Date, (ii) waive limitations as to pre-existing conditions and exclusions with respect to participation and coverage requirements applicable to the Company Employees and their dependents under such group health plan(s) provided to each Company Employee to the extent waived or otherwise satisfied under the corresponding Company Plan in which the Company Employee participated immediately prior to the Closing Date, and (iii) during the plan year in which the Closing Date occurs, cause any eligible expenses paid by such Company Employee and his or her covered dependents during the portion of the plan year prior to the Closing Date to be taken into account under such group health plan(s) for purposes of satisfying all deductible, coinsurance, maximum out of pocket requirements and similar amounts applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such group health plan(s).

(e) Buyer and its Affiliates shall use commercially reasonable efforts to continue heath care coverage in accordance with the requirements of Section 4980B of the Code and Sections 602 through 608 of ERISA (“COBRA Coverage”), and any similar state health care continuation coverage Law, for any Company Employee or other “M&A qualified beneficiary” (as such term is defined under Treasury Regulation 54.4980B-9) covered under a Company Plan that is a “group health plan,” within the meaning of Section 4980B(g)(2) of the Code (a) who is receiving COBRA Coverage or similar state health care continuation coverage, immediately prior to the Closing Date, regardless of the circumstances entitling them to such coverage or (b) who loses health care coverage under such a Company Plan before, at, or after Closing.

(f) (i) Nothing in this Agreement, whether express or implied shall create any right or entitlement to continued employment with the Buyer or any of its Affiliates or the Company (including, after the Closing), (ii) the employment of each employee of the Company after the Closing Date will be “at will” employment, and (iii) except as otherwise set forth in any agreement (other than this Agreement) with any employee of the Company or applicable Law, nothing herein shall preclude the Buyer, the Company from terminating the employment of any employee at any time on or after the Closing.

7.8 Tax Matters.

(a) From the date hereof until the earlier of the Closing and the termination of this Agreement:

(i) the Seller shall not, and shall not cause the Company to, undertake any of the following actions without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(A) make, revoke or amend any Tax election, change any annual accounting period; adopt or change any method of accounting, file any amended material Tax Returns, sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of Tax liability; surrender any right to claim a refund of any material Taxes; or consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes.

(b) Computation of Tax Liabilities. Whenever it is necessary to determine the liability for Taxes for any Straddle Period:

(i) with respect to Taxes imposed on a periodic basis without regard to income, receipts, sales, purchases or wages (such as real property Taxes or other ad valorem Taxes), the determination of such Taxes for the portion of the Straddle Period ending on and including and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand; and

(ii) with respect to Taxes of the Company not described in Section 7.8(b)(i) (such as (A) Taxes based on the income or receipts, (B) Taxes imposed in connection with any sale or other transfer or assignment of property (including all sales and use Taxes), other than Transfer Taxes described in Section 7.8(e) and (C) withholding and employment Taxes), the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two (2) taxable periods, one (1) which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date.

(c) Pre-Closing Tax Period Tax Returns.

(i) The Buyer shall prepare and timely file, or cause to be prepared and timely filed all Pre-Closing Tax Period Tax Returns that are required to be filed by, or with respect to, the Company that are not filed as of the Closing Date and the initial due date of which is after the Closing Date (each, a “Buyer Return”). The Buyer shall provide the Seller a true copy of each such Buyer Return as finally determined pursuant to this Section 7.8(c). All Buyer Returns shall be prepared in a manner consistent with the prior practice of the Company, unless otherwise required by applicable Law. The Seller shall be liable for any Taxes shown on such Buyer Return which are attributable to the period (or portion thereof) ending on the Closing date (determined in accordance with Section 7.8(b) with respect to any Straddle Period).

(ii) With respect to any Buyer Return which is not prepared in a manner consistent with the prior practice of the Company, the Buyer shall submit a draft of each such Buyer Return to the Seller (together with the amount of Taxes relating to such Buyer Return that are required to be paid by the Seller pursuant hereto) for review and comments at least thirty (30) days, or as soon as reasonably practicable, before the Due Date for such Buyer Return. Within twenty (20) days following the Seller’s receipt of such draft Buyer Return, or as soon as reasonably practicable thereafter, the Seller shall notify the Buyer in writing of any dispute with respect to the manner in which such Buyer Return is prepared and/or the amount of Taxes for which the Seller is liable with respect to such Buyer Return, the basis for their objection, and any proposed revisions, and any dispute will be resolved (and such Tax Returns filed) pursuant to Section 7.8(c)(iii). If the Seller does not object by written notice within such period, the amount of Taxes shown to be due and payable on such Buyer Return (and the calculation of the amount of any Taxes required to be paid by the Seller) shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 7.8(c) and the Seller shall remit to the Buyer no later than three (3) Business Days prior to the applicable Due Date of such Buyer Return the amount of such Taxes relating to such Buyer Return.

(iii) If the Seller notifies the Buyer that it disputes the manner of preparation of any of Buyer Return or the amount of Taxes to be paid by the Seller, then the Buyer and the Seller shall act in good faith to attempt to resolve their disagreement within ten (10) days following the Seller’s notification of the Buyer of such disagreement. If the Buyer and the Seller are not able to resolve their disagreement, the dispute shall be submitted to the Accounting Firm and resolved as promptly as practicable. The Accounting Firm’s determination shall be final and conclusive for purposes of this Section 7.8(c). The fees and expenses of the Accounting Firm shall be paid fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller. Notwithstanding the foregoing, in the event that the Accounting Firm has not resolved the dispute by an applicable Due Date, the Parties shall file or cause to be filed, the applicable Tax Return in such manner as the Buyer reasonably determines under applicable Law, and the Parties shall amend such Tax Returns to the extent necessary to conform to the Accounting Firm’s final determination.

(d) Cooperation and Records Retention. The Seller and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns of the Company relating to any Pre-Closing Tax Period, including maintaining and making available to each other all records necessary in connection with Taxes of the Company relating to any Pre-Closing Tax Period, and in resolving all disputes and audits with respect to all such Pre-Closing Tax Periods.

(e) Transfer Taxes. All transfer, sales, use, gains, documentary, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges imposed as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) will be borne and paid 50% by the Buyer and 50% by the Seller when due. The Buyer shall prepare and file, or cause to be prepared and filed in a timely manner all necessary documents (including any Tax Returns) that must be filed in connection with Transfer Taxes. Each Party will use its commercially reasonable efforts to avail itself of any exemptions from any such Transfer Taxes.

(f) Tax Proceedings.

(i) The Buyer shall deliver a written notice to the Seller in writing promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of the Company attributable to a Pre-Closing Tax Period (each, a “Tax Contest”) and shall describe in reasonable detail (to the extent known by the Buyer) the facts constituting the basis for such Tax Contest, the nature of the relief sought and the amount of the claimed Losses (including Taxes), if any (the “Tax Claim Notice”); provided, however, that the Buyer’s failure or delay to so notify the Seller shall not relieve the Seller of any obligations or liabilities that the Seller may have to the Buyer, except to the extent that the Seller has been materially prejudiced thereby.

(ii) Except as otherwise set forth in this Agreement, with respect to Tax Contests for Taxes of the Company solely for a Pre-Closing Tax Period, the Seller may elect to assume and control the defense of such Tax Contest by written notice to the Buyer within thirty (30) days after delivery by the Buyer to the Seller of the Tax Claim Notice. If the Seller elects to assume and control the defense of such Tax Contest, the Seller (A) shall bear its own costs and expenses, (B) shall be entitled to engage its own counsel, and (C) may (1) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority, (2) either pay the Tax claimed or sue for refund where applicable law permits such refund suit, or (3) contest, settle or compromise the Tax Contest in any permissible manner; provided, however, that the Seller shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. If the Seller elects to assume the defense of any such Tax Contest, the Seller shall (x) keep the Buyer reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Buyer of any related material correspondence, and shall provide the Buyer with an opportunity to review and comment on any material correspondence), (y) consult with the Buyer in connection with the defense or prosecution of any such Tax Contest, and (z) provide such cooperation and information as the Buyer shall reasonably request, and the Buyer shall have the right, at the Buyer’s cost and expense, to participate in (but not control) the defense of such Tax Contest.

(iii) Notwithstanding anything to the contrary set forth in this Agreement, in connection with any Tax Contest that relates to Taxes of the Company for a Pre-Closing Period that (A) are not solely for a Pre-Closing Tax Period, or (B) the Seller does not timely and properly elect to control pursuant to Section 7.8(f)(ii), such Tax Contest shall be controlled by the Buyer (and the Seller shall reimburse the Buyer for all reasonable costs and expenses incurred by the Buyer relating to a Tax Contest described in this Section 7.8(f)(iii)) and the Seller agrees to cooperate with the Buyer in pursuing such Tax Contest and, at its own costs and expenses, the Seller shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Taxing Authority regarding such Tax Contests). In connection with any Tax Contest that is described in this Section 7.8(f)(iii) and controlled by the Buyer, the Buyer shall not settle or compromise such Tax Contest without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(iv) In connection with any Tax Contest for Taxes of the Company for any Straddle Period, such Tax Contest shall be controlled by the Buyer. The Buyer shall (A) keep the Seller informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Seller of any related correspondence and shall provide the Seller with an opportunity to review and comment on any material correspondence before the Buyer sends such correspondence to any Taxing Authority), (B) consult with the Seller in connection with the defense or prosecution of any such Tax Contest and (C) provide such cooperation and information as the Seller shall reasonably request, and, at its own costs and expenses, the Seller shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Taxing Authority regarding such Tax Contests). In connection with any Tax Contest that is described in this Section 7.8(f)(iv) and controlled by the Buyer, the Buyer shall not settle or compromise the Tax Contest without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(v) Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 7.8(f).

(g) Tax Treatment. For U.S. federal Income Tax purposes (and to the extent permitted by Law, for state, local and all other Tax purposes), the purchase of the Purchased Interests pursuant to this Agreement shall be treated as a sale of all of the assets of the Company to the Buyer in exchange for the Estimated Purchase Price, as adjusted pursuant to Section 2.3, and adjusted for any indemnification payments made pursuant to Article 10 that are treated as adjustments to the Final Purchase Price pursuant to Section 10.10. Neither Buyer nor the Seller shall take any Tax position on any Tax Return, in any audit or proceeding before any Taxing Authority, in any report made for Tax, or otherwise inconsistent with this Section 7.9(g), unless otherwise required by applicable Law.

(h) Tax Allocation.

(i) Not later than sixty (60) days after the final resolution of the Final Purchase Price, as adjusted pursuant to Section 2.3, the Buyer shall prepare and deliver to the Seller a schedule allocating the sum of the Final Purchase Price, and other relevant items treated as purchase price for Income Tax purposes, among the assets of the Company, in a manner consistent with the allocation set forth on Schedule 7.8(h), which, for the avoidance of doubt, shall be determined for U.S. federal Income Tax purposes in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local, or non-U.S. Law, as appropriate) (the “Allocation Schedule”). If reasonably requested by the Seller, the Buyer shall provide reasonably sufficient work papers and backup documents related to the preparation of the Allocation Schedule. If the Seller does not object to the Allocation Schedule within thirty (30) days of receipt thereof, such Allocation Schedule shall be deemed final and binding for all purposes of this Agreement. If the Seller objects to the Allocation Schedule, it shall notify the Buyer in writing of such disputed item (or items), its basis for objection in reasonable detail, and proposed changes within thirty (30) days of the receipt of the Allocation Schedule, and the Parties shall negotiate in good faith and shall use reasonable efforts to resolve any such dispute. Any dispute that cannot be resolved through negotiations shall be resolved using the principles of the dispute resolution procedures set forth in Section 7.8(c)(iii).

(ii) Notwithstanding Section 7.8(h)(i), the Parties agree that the allocation pursuant to the Allocation Schedule shall be further adjusted to reflect any indemnification payments made pursuant to Article 10 that are treated as adjustments to the Final Purchase Price pursuant to Section 10.10, in a manner consistent with the allocation agreed upon pursuant to Section 7.8(h)(i) and Section 1060 of the Code and the Treasury Regulations thereunder.

(iii) Each of the Parties and their respective Affiliates shall, unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), (A) prepare and file all Tax Returns, including all IRS Forms 8594, in a manner consistent with the Allocation Schedule, as finally determined pursuant to this Section 7.8(h), and (B) take no position in any Tax Return, Tax Contest, proceeding or otherwise that is inconsistent with the Allocation Schedule, as finally determined pursuant to this Section 7.8(h). In the event that any of the allocations set forth in the Allocation Schedule are disputed by any Taxing Authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Parties concerning the resolution of such dispute and use reasonable best efforts to contest such dispute in a manner consistent with this Section 7.8(h).

(iv) Tax Sharing Agreements. All Tax Sharing Agreements or similar contracts with respect to or involving the Company and any other person shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

7.9 Releases.

(a) Effective upon the Closing, the Seller and its administrators, executors, trustees, beneficiaries, successors and assigns (collectively, the “Seller Releasing Parties”), hereby release, forever discharge and covenant not to sue each of the Company, the Buyer, its Affiliates, and each of their respective individual, joint or mutual, Representatives, successors and assigns (collectively, “Seller Releasees”) from and with respect to any and all claims, dues and demands, Proceedings, causes of action, orders, obligations, Contracts and agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which the Seller Releasing Parties now have, have ever had or may hereafter have against the respective Seller Releasees on account of or arising out of any matter, cause or Occurrence occurring contemporaneously with or prior to the Closing including those pertaining to the Seller Releasing Parties’ relationships, direct and indirect, with the Company (including with respect to equity ownership rights in the Company or rights arising by virtue of their status as directors, officers, partners, members, equityholders, employees or similar capacities of the Company) (collectively, the “Seller Released Claims”); provided, however, that this release shall not apply to any rights or claims of the Seller Releasing Parties which are set forth in this Agreement or any other Transaction Documents. EACH SELLER RELEASING PARTY FURTHER ACKNOWLEDGES AND AGREES THAT IT IS AWARE THAT IT MAY HEREAFTER DISCOVER CLAIMS OR FACTS IN ADDITION TO OR DIFFERENT FROM THOSE IT NOW KNOWS OR BELIEVES TO BE TRUE WITH RESPECT TO THE MATTERS RELEASED HEREIN. NEVERTHELESS, IT INTENDS TO FULLY, FINALLY AND FOREVER RELEASE ALL SUCH MATTERS, AND ALL CLAIMS RELATIVE THERETO, WHICH DO NOW EXIST, MAY EXIST, OR HERETOFORE HAVE EXISTED BETWEEN SUCH PARTY, ON THE ONE HAND, AND THE SELLER RELEASEES, ON THE OTHER HAND. IN FURTHERANCE OF SUCH INTENTION, THE RELEASES GIVEN HEREIN SHALL BE AND REMAIN IN EFFECT AS FULL AND COMPLETE GENERAL RELEASES OF ALL SUCH MATTERS, NOTWITHSTANDING THE DISCOVERY OR EXISTENCE OF ANY ADDITIONAL OR DIFFERENT CLAIMS OR FACTS RELATIVE THERETO.

Without limitation of the foregoing, the Seller, on behalf of themselves and their respective Seller Releasing Parties hereby waive the application of any provision of Law, including California Civil Code Section 1542, that purports to limit the scope of a general release. Section 1542 of the California Civil Code provides:

“A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

The Seller agrees not to, and agrees to cause the Seller’s subsidiaries not to, whether in his, hers or its own capacity, as successor, by reason of assignment or otherwise, assert, commence, join in, or assist or encourage any third party in asserting, any Proceeding against any Seller Releasee with respect to a Seller Released Claim and waives any rights the Seller may have under any Law which provides that a general release does not extend to claims which any Seller Releasing Party does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected his or its settlement thereof. The Seller (individually and on behalf of the Seller Releasing Parties) hereby acknowledges and agrees that if a Seller Releasing Party should hereafter make any claim or demand or commence or threaten to commence any Proceeding against any Seller Releasee with respect to any Seller Released Claim, this Section 7.9 may be raised as a complete bar to any such Proceeding, and the applicable Seller Releasee may recover from such Seller Releasing Party all damages incurred in connection with such Proceeding, including attorneys’ fees.

7.10 Confidentiality. Effective upon the Closing, the Seller shall, and shall cause their Affiliates and each of their respective Representatives to, treat and hold as confidential, and shall not use or disclose (a) any documents and information concerning the Buyer, or any of its Affiliates, furnished to it by the Buyer or its Representatives in connection with this Agreement, the Transaction Documents, or the transactions contemplated hereby and thereby, and (b) any information regarding the Company and/or the Business, including trade secrets, know-how, confidential and proprietary information, (such information in clause (b), the “Confidential Information”). In the event that the Seller, their Affiliates, or their respective Representatives are requested or required (by oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Seller shall, and shall cause their Affiliates, and their respective Representatives to, promptly notify the Buyer of the request or requirement so that the Buyer may seek, at its sole cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 7.10. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller, their Affiliates, or their respective Representatives are, on the advice of counsel, legally required to disclose any such information, the Seller, their Affiliates, or their respective Representatives may disclose such information to the requesting authority; provided, however, that the Seller shall, and shall cause their Affiliates, and their respective Representatives to use commercially reasonable efforts to obtain, at the reasonable request of the Buyer and at the Buyer’s sole cost, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Buyer shall designate in good faith.

7.11 Non-Competition; Non-Solicitation.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), the Seller shall not, and shall not permit any of their Affiliates or their respective Representatives, to, directly or indirectly, (i) engage in or assist others in engaging in the Business anywhere in the world; (ii) have an interest in any Person that engages in the Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, advisor, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Business and any customers or suppliers of the Business as of the Closing Date. Notwithstanding the foregoing, a Seller may own, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange if the Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly (with its Affiliates), own two percent (2%) or more of any class of securities of such Person.

(b) During the Restricted Period, the Seller shall not, and shall not permit any of their respective Affiliates or Representatives to, directly or indirectly, hire or solicit any employee, independent contractor, or consultant of the Business as of the Closing Date or at any time in 2021, or encourage any such Person to leave such capacity or hire any such Person who has left such capacity.

(c) During the Restricted Period, the Seller shall not, and shall not permit any of their respective Affiliates or Representatives to, directly or indirectly, (i) solicit, entice, divert, or take away, or attempt to solicit, entice, divert or take away, any Person who as of the Closing Date (x) is a customer, vendor, or supplier, or otherwise has a business relationship with the Company or the Business or (y) is seeking to establish a business relationship with the Company or the Business for purposes of reducing or diverting their business or services from the Company or the Business, or (ii) take any action that is designed or intended to have the effect of discouraging any Person described in clause (x) from maintaining the same business relationship with Company or the Business after the Closing Date as it maintained with the Company prior to the Closing Date.

(d) During the Restricted Period, the Seller shall refrain from, and shall cause their respective Affiliates and Representatives to refrain from, in any manner, directly or indirectly, all conduct, oral or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Buyer, the Company or any Person known to the Seller to be an Affiliate or Representative of the Buyer, provided, however, this paragraph does not apply to: (i) communications between Seller and any Governmental Authority, or between Seller and Buyer; (ii) pleadings, testimony or filings in any arbitration or legal proceeding; or (iii) making truthful product or service comparisons.

(e) The Seller acknowledge that a breach or threatened breach of this Section 7.11 could give rise to irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and the Seller hereby agree that in the event of a breach or a threatened breach by the Seller of any such obligations, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction. In the event of a violation or breach by the Seller, or any Affiliate thereof, of any restriction set forth in this Section 7.11, the term of the Restricted Period applicable to such restriction shall be extended by a period equal to the duration of such violation or breach.

(f) The Seller hereby acknowledge that the geographic boundaries, scope of prohibited activities and the duration of the provisions of this Section 7.11 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Buyer, including the ability of the Buyer to realize the benefit of its bargain under this Agreement and to enjoy the goodwill of the Business, and that such restrictions constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.11 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 7.11 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(g) Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that nothing in this Section 7.11 shall apply to or restrict any third party, that acquires, either directly or indirectly, the Seller through a bona fide arms-length transaction.

7.12 Voting Agreements. The Seller and Company shall deliver concurrently with the execution of this Agreement the Executed Voting Agreements.

7.13 Preparation of the Proxy Statement; Information Supplied; Shareholders Meeting.

(a) As promptly as reasonably practicable after the date hereof, Seller shall prepare and cause to be filed with the SEC in preliminary form the Proxy Statement. Seller shall promptly notify Buyer upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall promptly provide Buyer with copies of all correspondence between Seller and its Representatives, on the one hand, and the SEC, on the other hand, and Seller shall furnish all other information as may be reasonably requested by Buyer in connection with any such action and the preparation, filing and distribution of the Proxy Statement. Seller shall use its commercially reasonable efforts (with the assistance of Buyer) to (i) respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement, including filing any amendments or supplements to the Proxy Statement as may be required, (ii) have the Proxy Statement cleared by SEC as soon as reasonably practicable after such filing and (iii) cause the Proxy Statement to be mailed to Seller’s shareholders as promptly as reasonably practicable thereafter. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Seller shall provide Buyer a reasonable opportunity to review and to propose comments on such document or response (and Seller shall give good faith consideration to including any such reasonable comments in the Proxy Statement (or any supplement or amendment thereto) or response letter) to the extent permitted by Law. No filing of, or amendment or supplement to, the Proxy Statement will be made by Seller without providing Buyer with a reasonable opportunity to review and comment thereon.

(b) Buyer shall provide to Seller all information concerning Buyer as may be reasonably requested by Seller in connection with the Proxy Statement and shall otherwise use its commercially reasonable efforts to assist and cooperate with Seller in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. None of the information with respect to Buyer that Buyer furnishes in writing to the Seller expressly for use or incorporation in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Shareholders Meeting, will contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied by the Company or Seller.

(c) In accordance with Seller’s Organizational Documents, Seller shall, as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, (i) establish a record date for and give notice of a meeting of its shareholders, for the purpose of voting for the approval of this Agreement and the transactions contemplated hereby (the “Shareholders Meeting”) and (ii) duly call, convene and hold the Shareholders Meeting, all in compliance with the NJBCA; provided, that Seller may, and at the request of Buyer in the circumstances set forth in following clauses (B) through (D) shall, for up to thirty (30) days (but in any event no later than fifteen (15) Business Days prior to the Termination Date), postpone or adjourn the Shareholders Meeting only (A) with the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (B) for the absence of a quorum, (C) to allow additional solicitation of votes in order to obtain the Seller Shareholder Approval or (D) as required by Law. If at any time prior to the Closing Date any event or circumstance relating to Seller or its or their respective officers or directors should be discovered by Seller which, pursuant to the Securities Act, Exchange Act or the NJBCA, should be set forth in an amendment or a supplement to the Proxy Statement, Seller shall promptly inform Buyer. Each of Buyer and Seller agree to promptly correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. Seller shall cause all documents that Seller is responsible for filing with the SEC in connection with transactions contemplated by this Agreement to comply as to form in all material respects with the applicable requirements of the Exchange Act and NJCBA and, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Unless there has occurred a Seller Adverse Recommendation Change in accordance with Section 7.4, the Board of Directors of Seller shall make the Seller Board Recommendation with respect to the approval of this Agreement and the transactions contemplated hereby, and the Company shall include the Seller Board Recommendation in the Proxy Statement and use its commercially reasonable efforts to (A) solicit proxies in favor of the Seller Shareholder Approval and (B) to secure Seller Shareholder Approval.

7.14 Notification of Certain Matters.

(a) The Seller and the Seller shall give prompt written notice to the Buyer of (a) an Occurrence or non-occurrence which has rendered, or may reasonably be expected to render, any representation or warranty of the Seller, the Company contained in this Agreement or any agreement contemplated hereby, if made on or immediately following the date of such event, untrue or inaccurate, (b) an Occurrence or non-occurrence that has had or is reasonably likely to have a Material Adverse Effect, (c) any failure of the Seller, the Company or any of their respective Affiliates or Representatives to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or under any agreement contemplated hereby or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Buyer’s obligations hereunder, and (d) any action pending or threatened relating to the transaction contemplated by this Agreement and the agreements contemplated hereby. Any updates to the Disclosure Schedules following the date hereof shall be for informational purposes only and shall not otherwise impact the indemnification obligations of the Parties.

7.15 R&W Insurance Policy. The Buyer has obtained the R&W Insurance Policy and shall pay when due all fees, premiums, and other costs and expenses in connection with the purchase and implementation of the R&W Insurance Policy. The Company and the Seller shall cooperate with the Buyer in connection with the arrangement and origination of the R&W Insurance Policy, including by facilitating the Buyer’s acquisition of a copy of the materials included in the electronic data room established by the Seller and the Company in connection with the transactions contemplated hereby. Buyer shall cause coverage under the R&W Insurance Policy to incept effective as of the signing date of this Agreement and, thereafter, to be issued promptly following the Closing in accordance with the terms of the binder thereof. Buyer shall cause the R&W Insurance Policy to remain in full force and effect, including by: (a) complying with the terms and conditions of the R&W Insurance Policy and (b) satisfying on a timely basis, all conditions necessary for the issuance of or continuance of coverage under the R&W Insurance Policy. During the term of the R&W Insurance Policy, Buyer shall cause the R&W Insurance Policy to explicitly provide for an irrevocable waiver by the insurer(s) that issued the R&W Insurance Policy of any and all rights of subrogation or contribution which such insurer(s) might have under the R&W Insurance Policy against Seller or any of their respective officers, managers, directors, employees or agents under this Agreement, except in the case of Fraud. From and after the signing date of this Agreement, except as may be agreed in writing by Seller, Buyer shall not amend the R&W Insurance Policy in any manner that expands the rights of subrogation or contribution which the insurer(s) that issued the R&W Insurance Policy have under the R&W Insurance Policy to any claims of Buyer against Seller, or any of their respective officers, managers, directors, employees or agents under this Agreement, which, for the avoidance of doubt, such anti-subrogation provisions shall not apply in the case of Fraud.

7.16 Indemnification of Directors, Managers and Officers.

(a) From and after the Closing Date, Buyer shall, unless prohibited under applicable Law (and then only to the extent of such prohibition), cause the Company honor the indemnification, advancement, and exculpation obligations in favor of the current and former directors, managers and officers of the Company (the persons entitled to be indemnified pursuant to such provisions, and all other current and former directors, managers and officers of the Company, being referred to collectively as the “D&O Indemnified Parties”) in connection with any proceedings to which such persons are involved in respect of their corporate status relative to the Company for acts or omissions committed on or prior to the Closing, pursuant to any indemnification provisions under the Organizational Documents of the Company as in effect on the date of this Agreement and pursuant to any indemnity agreements between the Company and any such persons as in effect on the date of this Agreement and set forth on Schedule 7.16. From and after the Closing Date through the sixth (6th) anniversary of the Closing Date, Buyer shall cause the Company to maintain the provisions with respect to indemnification and exculpation from liability as set forth in the Organizational Documents of the Company as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party.

(b) Prior to the Closing Date, the Seller shall cause the Company to purchase Seller shall obtain a directors’ and officers’ liability insurance tail insurance policy with the current level and scope of directors’ and officers’ liability insurance for a length of three (3) years following the Closing, covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the Closing. The fees and expenses associated with such policy shall be borne one half by the Seller and one half by Buyer. None of Buyer, Company, or Seller shall take any action to cancel such tail policy or impair the ability of Seller and their affiliated persons or entities from making claims thereunder.

(c) In the event that Buyer, the Company (as of the Closing) or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer and the Company (as of the Closing) or the transferee of such properties and assets shall expressly assume and be responsible for all of the obligations thereof set forth in this Section 7.16.

(d) This Section 7.16 shall survive the Closing Date, is intended to benefit and may be enforced by the Company, Buyer and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Buyer and the Company.

7.17 Transition Services. The Parties shall negotiate in good faith and agree on a form transition services agreement (“Transition Services Agreement”), pursuant to which Seller will agree to provide certain transition services to the Company from and after the Closing pursuant to the terms of such agreed upon Transition Services Agreement, which transition services shall include the items set forth on Schedule 7.17 and such other items as are mutually agreed by the Parties.

7.18 Industrial Site Recovery Act.

(a) The Seller shall, at its sole cost and expense, comply with all requirements of ISRA that are triggered by this Agreement or the transactions contemplated hereby (the “Seller’s ISRA Compliance”). Without limiting the generality of the foregoing, the Seller will undertake any and all actions necessary to obtain an entire site response action outcome under ISRA, including: (i) retaining the services of a “Licensed Site Remediation Professional” as defined in the Site Remediation Reform Act, N.J.S.A. Section 58:10C-1, et seq. (“LSRP”), (ii) obtaining and maintaining a remediation funding source, if necessary under ISRA, in the amount determined by the Seller’s LSRP in accordance with applicable requirements, (iii) having Seller identified pursuant to N.J.A.C. Section 7:26C-2.3 as the “Person Responsible for Conducting the Remediation” on any forms or other documents necessary to comply with ISRA, (iv) complying with related permitting and financial assurance requirements, if any, and (v) taking any other actions required to achieve Seller’s ISRA Compliance.

(b) The Seller will keep the Buyer informed of its progress in achieving the Seller’s ISRA Compliance by sending to the Buyer copies of all final submissions to NJDEP within five (5) business days of submission. The Seller shall take commercially reasonable steps to avoid any material interference or disruption of the Company’s operations during the performance of any work to achieve Seller’s ISRA Compliance.

(c) All consultants and contractors employed or engaged by the Seller in connection with Seller’s ISRA Compliance will be covered by workers’ compensation insurance in an amount as required by statute, general and automobile liability insurance with minimum limits of $1 million; and contractors and professional liability insurance with minimum limits of $5 million. All such policies, except for workers compensation and professional liability, shall name the Company as an additional insured. At the Buyer’s request, the Seller will cause such consultants or contractors to furnish certificates of insurance confirming that the required coverage is effective.

(d) Seller hereby agrees to indemnify and hold harmless the Buyer Indemnified Party from any and all claims, losses, injuries, liabilities, damages or expenses (including reasonable attorneys’ and consultants’ fees and costs), arising out of or in connection with:

(i) a violation by the Seller, LSRP or Seller’s other consultants or agents (if any) of any applicable laws, rules, regulations, or ordinances in connection with Seller’s ISRA Compliance; and

(ii) any bodily injury or property damage resulting from access to, entry upon, or activity conducted by, or on behalf of the Seller, LSRP or Seller’s other consultants or agents (if any) with respect to or on the property subject to ISRA, if such access, entry, or activity is conducted negligently, recklessly or with willful misconduct.

(e) The provisions of Section 7.18 shall survive for the applicable statute of limitations.

Article 8

CONDITIONS TO CLOSING

8.1 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. (i) The Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to be made as of a specific date, in which case such representations and warranties shall be true and correct as of such earlier date) and (ii) the representations and warranties of the Seller and the Company contained in this Agreement (other than the Fundamental Representations) shall be true and correct (in all cases, other than the representations and warranties set forth in Section 5.21(b), without giving effect to any materiality or Material Adverse Effect or similar qualifications contained in such representations and warranties) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to be made as of a specific date, in which case such representations and warranties shall be true and correct as of such earlier date), except in the case of clause (ii) where such failure would not have a Material Adverse Effect.

(b) Performance of Covenants. The Seller and the Company shall have performed in all material respects all of the covenants and obligations required to be performed by the Seller and the Company, as applicable, under this Agreement prior to or at the Closing.

(c) No MAE. Since the date of this Agreement, there shall have been no Occurrence (whether or not covered by insurance) which has had or would reasonably be expected to have a Material Adverse Effect.

(d) Government Approvals. All approvals required from any Governmental Authority shall have been obtained.

(e) Seller and Company Closing Deliverables. The Seller, the Seller and/or the Company, as applicable, shall have delivered or caused to be delivered to the Buyer the items required by Section 2.2(a).

(f) No Orders. None of the Parties will be subject to any pending or threatened action before, or Order of, a court of competent jurisdiction that prohibits or seeks to prohibit the consummation of the transactions contemplated by this Agreement.

8.2 Conditions to Obligations of the Seller and the Company. The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects (without giving effect to any materiality or material adverse effect or similar qualifications contained in such representations and warranties) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.

(b) Performance of Covenants. The Buyer shall have performed in all material respects all of the covenants and obligations required to be performed by it under this Agreement prior to or at the Closing.

(c) Seller Shareholder Approval. The Seller Shareholder Approval shall have been obtained.

(d) R&W Insurance Policy. Buyer shall have obtained and bound the R&W Insurance Policy with coverage to incept effective as of the signing date of this Agreement.

(e) Government Approvals. All approvals required from any Governmental Authority shall have been obtained.

(f) Buyer Closing Deliverables. The Buyer shall have delivered or caused to be delivered to the Seller the items required by Section 2.2(b).

(g) No Orders. None of the Parties will be subject to any pending or threatened action before, or Order of, a court of competent jurisdiction that prohibits or seeks to prohibit the consummation of the transactions contemplated by this Agreement.

Article 9

TERMINATION

9.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Buyer and the Seller;

(b) by the Buyer or the Seller, upon written notice to the other Party, if the transactions contemplated by this Agreement have not been consummated on or prior to April 30, 2022 (the “Termination Date”); provided, however, that the Termination Date may be extended for a period of no more than thirty (30) days by either Buyer or the Seller upon written notice to the other if, as of the Termination Date, all conditions to Closing have been satisfied or waived (other than those that are to be satisfied by action taken at Closing); provided, further, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) is not available to any Party whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time;

(c) by the Buyer or the Seller, upon written notice to the other Party, if any Order issued by a Governmental Authority permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement shall become final and non-appealable;

(d) by the Buyer or the Seller, if the Seller Shareholder Approval shall not have been obtained upon a vote taken thereon at the Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(e) by the Buyer, if (i) the Seller or the Company have breached or failed to perform any of their covenants or other agreements contained in this Agreement such that the Closing condition set forth in Section 8.1(b) would not be satisfied, or (ii) there exists a breach of any representation or warranty of the Seller or the Company contained in this Agreement such that the Closing condition set forth in Section 8.1(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform (A) has not been waived by the Buyer or cured by the Seller or the Company, as applicable, within the earlier of (x) the day prior to the Termination Date and (y) twenty (20) days after receipt by the Seller of written notice thereof from the Buyer, or (B) is not capable of being cured prior to such date; provided, however, that the Buyer shall not be entitled to terminate pursuant to this Section 9.1(e) if the Buyer is then in breach of any of its representations, warranties, covenants or agreements hereunder and such breach would result in the Closing conditions set forth in Section 8.2(a) or Section 8.2(b) to not be satisfied;

(f) by the Seller, if (i) the Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the closing condition set forth in Section 8.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Buyer contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform (A) has not been waived by the Seller or cured by the Buyer within the earlier of (x) the day prior to the Termination Date and (y) twenty (20) days after receipt by the Buyer of written notice thereof from the Seller, or (B) is not capable of being cured prior to such date; provided, however, that the Seller shall not be entitled to terminate pursuant to this Section 9.1(f) if the Seller, the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder and such breach would result in the Closing conditions set forth in Section 8.1(a) or Section 8.1(b) to not be satisfied;

(g) by the Seller, upon written notice to Buyer, prior to the time at which the Seller Shareholder Approval has been obtained, to the extent permitted by and in accordance with the terms and conditions of Section 7.4 in response to a Superior Proposal that was not solicited in material violation of this Agreement, in order to enter into a definitive Alternative Acquisition Agreement with respect to an Acquisition Proposal that the Board of Directors of Seller has concluded constitutes a Superior Proposal in accordance with Section 7.4; provided, that the Seller prior to or concurrently with such termination, pays to Buyer in immediately available funds any fees required to be paid pursuant to Section 9.3(b); or

(h) by Buyer, upon written notice to Seller, in the event that (i) Seller fails to include the Seller Board Recommendation in the Proxy Statement, (ii) the Board of Directors of Seller shall have effected a Seller Adverse Recommendation Change, (iii) at any time following receipt of an Acquisition Proposal, the Board of Directors of Seller failed to reaffirm its approval or recommendation of this Agreement as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so from Buyer, (iv) the Board of Directors of Seller or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; or (v) the Company shall have executed any Contract relating to any Acquisition Proposal other than an Acceptable Confidentiality Agreement expressly permitted in Section 7.4 of this Agreement.

(i) By Buyer if the Seller or the Company have breached the first sentence of Section 7.4(a).

9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Article 9, this Agreement will become void and have no effect, without any liability or obligation on the part of the Buyer, the Seller, the Company, other than the provisions of this Section 9.2, Section 7.2(b), Section 7.5, and Article 11, which will survive any termination of this Agreement; provided, however, that nothing in this Agreement will relieve any Party from any liability for any pre-termination willful breach by such Party of this Agreement.

9.3 Termination Fees.

(a) In the event of termination of this Agreement pursuant to Section 9.1(d) due to failure to obtain the Seller Shareholder Approval, Buyer shall will be entitled to its reasonable fees and expenses up to a cap of $500,000.

(b) In the event of termination of this Agreement by the Seller pursuant to Section 9.1(g), or (h) or (i), Buyer shall receive a termination fee of $900,000.

(c) In the event of termination of this Agreement by the Seller pursuant to either Section 9.1(b) or Section 9.1(f), Seller will be entitled to its reasonable fees and expenses up to a cap of $500,000.

(d) If (i) after the date of this Agreement but prior to the termination of this Agreement in accordance with its terms, an Acquisition Proposal shall have become publicly known or delivered to Seller’s Board of Directors and not publicly withdrawn (if it became publicly known), (ii) thereafter, this Agreement is terminated (A) by Buyer or Seller pursuant to Section 9.1(d), or (B) by Buyer pursuant to Section 9.1(e) for material breach which material breach is a principal factor in the failure of the purchase of the Company Interests to be consummated and (iii) within six (6) months after such termination Seller consummates an transaction for an Acquisition Proposal (an “Acquisition Transaction”) or enters into an agreement for an Acquisition Transaction which Acquisition Transaction is subsequently consummated, then the Seller shall pay to Buyer a termination fee of $900,000 by wire transfer of same-day funds on the date such transaction is consummated; provided that solely for purposes of this Section 9.3(d), all references to 20% in the definition of “Acquisition Proposal” shall be deemed to be references to 50%.

Article 10

INDEMNIFICATION

10.1 Survival. Subject to Section 10.3(d), the representations and warranties in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing and terminate on the date that is twelve (12) months following the Closing Date, except for the Fundamental Representations which shall survive the Closing for six (6) years (other than the representations set forth in Section 5.12 (Taxes), which shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations, including all periods of extension, whether automatic or permissive)). The covenants and agreements set forth in this Agreement to be performed after the Closing shall survive the Closing in accordance with their terms, and in the absence of any specified time period, for the maximum duration permitted by Law (including Del. C. 8106(c)). If any Party asserts a valid claim for indemnification, in good faith, prior to the expiration of the applicable survival period for any breach thereof, such claims shall survive until finally resolved. It is the express intent of the Parties that, if the applicable survival period for a representation or warranty or covenant as contemplated by this Section 10.1 is different than the statute of limitations period that would otherwise have been applicable to such representation or warranty or covenant, then by virtue of this Agreement, the applicable statute of limitations period with respect to such representation or warranty or covenant shall be revised to the survival period contemplated by this Section 10.1. The Parties acknowledge and agree that the time period set forth in this Section 10.1 for the assertion of claims under this Agreement is the result of arm’s-length negotiations among the Parties and that they intend for such time period to be enforced as agreed among the Parties. Nothing in this Agreement shall in any manner limit or alter the survival periods contained the R&W Insurance Policy.

10.2 Indemnification.

(a) Indemnification by the Seller. Subject to the limitations set forth herein, from and after the Closing, the Seller agree to, jointly and severally, indemnify and hold harmless the Buyer, its Affiliates (including, after the Closing, the Company) and their respective Representatives, successors and assigns (each, a “Buyer Indemnified Party”), from and against and in respect of any and all losses, liabilities, expenses of whatever kind (including reasonable attorneys’ fees and accounting fees and the cost of enforcing any right to indemnification hereunder), claims, suits, actions, judgments, damages, deficiencies, interest, awards, penalties, and fines (collectively, “Losses”) arising from, based upon or otherwise in connection with any:

(i) breach or inaccuracy of any representation or warranty made by the Seller or the Company contained in Article 4 or Article 5 (other than the Fundamental Representations);

(ii) breach or inaccuracy of any representation or warranty made by the Seller or the Company contained in any of the Fundamental Representations;

(iii) breach or nonfulfillment of any covenant or agreement of the Seller or the Company that is required to be performed pursuant to this Agreement;

(iv) any Pre-Closing Taxes; or

(v) Excluded Liabilities.

(b) Indemnification by the Buyer. Subject to the limitations set forth herein, from and after the Closing, the Buyer hereby agrees to indemnify and hold harmless the Seller and their respective Representatives (each, a “Seller Indemnified Party,” and together with the Buyer Indemnified Parties, the “Indemnified Parties”), from and against any Losses arising from or in connection with any:

(i) breach or inaccuracy of any representation or warranty made by the Buyer contained in Article 6 or in any certificate delivered hereto; or

(ii) breach or nonfulfillment of any covenant or agreement of the Buyer.

10.3 Limitations on Indemnification.

(a) Subject to Section 10.3(d):

(i) except with respect to a breach of the Fundamental Representations, the Indemnifying Parties shall not have any obligation to indemnify the Indemnified Parties pursuant to Section 10.2(a)(i) or Section 10.2(b)(i), as applicable, until the aggregate amount of Losses that would otherwise be subject to indemnification pursuant to Section 10.2(a)(i) exceeds $150,000 (the “Deductible”), whereupon the applicable Indemnified Parties shall be entitled to receive amounts for only those Losses in excess of the Deductible;

(ii) except with respect to a breach of the Fundamental Representations, in no event shall the cumulative indemnification obligations of the Seller pursuant to Section 10.2(a)(i) in the aggregate exceed the Indemnity Escrow Amount;

(iii) in no event shall the cumulative indemnification obligations of the Seller pursuant to Section 10.2(a) or the Buyer pursuant to Section 10.2(b) exceed the Final Purchase Price; and

(iv) notwithstanding anything in this Agreement to the contrary, the Buyer Indemnified Parties shall not be entitled to indemnification hereunder: (i) to the extent any Loss arises from actions taken or not taken by Buyer or on behalf of Buyer, or any event or occurrence occurring, after Closing and (ii) for any Taxes attributable to Post-Closing Periods.

(b) For purposes of determining the failure of any representations or warranties to be true and correct or the breach of any covenant and for calculating the amount of any Losses under this Article 10, each such representation and warranty or covenant shall be read without regard to any qualification or reference to “materiality”, “material”, “Material Adverse Effect” or other similar materiality qualifications or references contained in or otherwise applicable to such representation or warranty or covenant.

(c) Nothing in this Agreement shall in any way limit or prohibit Buyer’s right to make any claims or recover any proceeds under the R&W Insurance Policy, whether for breaches under this Agreement or any other claim that may be permitted to be made under the R&W Insurance Policy. Each Indemnified Party shall, to the extent required by applicable law, take commercially reasonable steps to mitigate Losses subject to indemnification hereunder upon becoming actually aware of the existence of such indemnifiable Losses, it being understood that nothing in this Agreement shall require any Indemnified Party to commence litigation to recover proceeds under any insurance policy (including the R&W Insurance Policy). The amount of any Losses for which indemnification is provided under this Article 10 shall be reduced by any insurance proceeds actually received by an Indemnified Party under insurance policies in respect of such indemnifiable Losses (net of collection costs, enforcement costs, deductibles, premium increases and similar items incurred in connection with claiming and collecting such proceeds and net of any costs and expenses incurred by any Indemnified Party in analyzing coverage availability and pursuing any claims made under any insurance policy). To the extent that any amount is recovered by any Indemnified Party under an insurance policy (including the R&W Insurance Policy, if applicable) or any other source of indemnification after the date that an indemnity payment is made hereunder, then such Indemnified Party shall pay over to the Indemnifying Party such amounts (less any costs of collection, enforcement and increases in premium) as promptly as reasonably practicable after such proceeds are received. Notwithstanding the foregoing, a Buyer Indemnified Party will not be required to repay amounts actually received from an insurer (including the insurer under the R&W Insurance Policy) to the extent such Buyer Indemnified Party’s total Losses exceed the limits of the R&W Insurance Policy or the amounts received thereunder. In no event shall any Buyer Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” for purposes of this Agreement (including amounts indemnifiable under Section 10.2) be deemed to include, (a) punitive damages (except as awarded in Third Party Claims) or (b) any Loss, liability, damage or expense to the extent included in the calculation of Final Working Capital.

(d) Notwithstanding anything in this Agreement to the contrary, in no event shall any provision of this Agreement limit or restrict the rights or remedies of any Indemnified Party or other Person for Fraud. In the event of any breach of a representation, warranty, covenant or agreement by an Indemnifying Party arising from or relating to Fraud, such representation, warranty, covenant or agreement shall survive consummation of the transactions contemplated hereby and continue in full force and effect without any time, economic, procedural or any other limitation.

10.4 Indemnification Claim Process for Third Party Claims.

(a) If any Indemnified Party receives notice of the assertion of any claim for Losses or the commencement of any Proceeding by a third party with respect to a matter subject to indemnity hereunder (a “Claim”), notice thereof (a “Third Party Claim Notice”) shall promptly be given to the Indemnifying Party. The failure of any Indemnified Party to give timely notice hereunder shall not affect such Indemnified Party’s rights to indemnification hereunder, except to the extent the Indemnifying Party forfeits rights or defenses by reason of such delay or failure, and the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party’s Losses would have been less had such Third Party Claim Notice been timely delivered. After receipt of a Third Party Claim Notice, if (x) the Indemnifying Party produces a notice of election within thirty (30) days of receiving the Third Party Claim Notice, and (y) acknowledges in writing that it would be required to indemnify the Indemnified Party for all Losses in connection with such Third Party Claim Notice, the Indemnifying Party shall have the right, but not the obligation to (i) take control of the defense and investigation of such Claim, (ii) employ and engage attorneys of its, his or her own choice (subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed) to handle and defend the same, at the Indemnifying Party’s sole cost and expense, and (iii) compromise or settle such Claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party; provided, that such consent will not be required if such settlement (x) includes an irrevocable and unconditional release of the Indemnified Party, (y) provides solely for payment of monetary damages for which the Indemnified Party will be indemnified in full and (z) does not require or involve any admission of wrong doing. Notwithstanding the foregoing, the Indemnifying Party will not have the right to assume the defense of a Claim if (1) the Indemnifying Party fails to actively and diligently conduct the defense of the Claim (after notice of such failure from the Indemnified Party), (2) the Indemnified Party has received written advice from outside counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of such Claim, (3) such Claim seeks a finding or admission of a violation of any criminal Law by the Indemnified Party, (4) such Claim seeks an injunction or other equitable remedies in respect of an Indemnified Party or its business, (5) such Claim relates to a Material Customer or Material Supplier, or (6) such Claim is reasonably likely to result in Losses that, taken with any other then existing claims under this Article 10, would not be not be fully indemnified hereunder.

(b) In the event that the Indemnifying Party defends the Indemnified Party against a Claim, the Indemnified Party shall cooperate in all reasonable respects, at the Indemnifying Party’s request, with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Claim and any appeal arising therefrom, including, if appropriate and related to such Claim, in making any counterclaim against the third party claimant, or any cross complaint against any Person, in each case, at the expense of the Indemnifying Party. The Indemnified Party may, at its own sole cost and expense, monitor and further participate in (but not control) the investigation, trial and defense of such Claim and any appeal arising therefrom.

(c) Notwithstanding anything to the contrary herein, if the Indemnifying Party does not assume such defense and investigation or does not acknowledge in writing within a reasonable period, but no later than thirty (30) days, after receipt of the Third Party Claim Notice its obligation to indemnify the Indemnified Party against any Losses arising from such Claim, then the Indemnified Party shall have the right to retain separate counsel of its choosing, defend such Claim and have the sole power to direct and control such defense (all at the cost and expense of the Indemnifying Party if it is ultimately determined that the Indemnified Party is entitled to indemnification hereunder); it being understood that the Indemnified Party’s right to indemnification for a Claim shall not be adversely affected by assuming the defense of such Claim. Notwithstanding anything herein to the contrary, whether or not the Indemnifying Party shall have assumed the defense of such Claim, the Indemnified Party shall not settle, compromise or pay such Claim for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with Law), and to cause all communications among employees, counsel and others representing any party to a Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(e) Notwithstanding this Section 10.4, Section 7.8(f) shall exclusively govern any and all Tax Contests (and not this Section 10.4).

10.5 Indemnification Procedures for Non-Third Party Claims. If a Claim is to be made by any Indemnified Party that does not involve a third party, such Indemnified Party shall give written notice (a “Direct Claim Notice”) to the Indemnifying Party. If the applicable Indemnifying Party notifies the Indemnified Party that they do not dispute the claim described in such Direct Claim Notice within thirty (30) days following receipt of such Direct Claim Notice, the Losses identified in the Direct Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section 10.2(a) or Section 10.2(b), as applicable. If the Indemnifying Party rejects such claim or fails to respond during such thirty (30) day period (in which case the Indemnifying Party shall be deemed to have rejected such claim), the Parties shall negotiate in good faith for a period of thirty (30) days to resolve such matter. If the Parties cannot resolve the dispute during such thirty (30) day period they shall have all rights and remedies available to them under applicable Law.

10.6 Recourse.

(a) Subject to all other applicable provisions of this Agreement, with respect to any indemnified Losses, Buyer or any Buyer Indemnified Party seeking recourse pursuant to Section 10.2(a)(ii), (iii), (iv) or (v) shall first seek recourse pursuant to the Escrow Agreement from the Indemnity Escrow Account as long as there are Indemnity Escrow Amounts validly held in the Indemnity Escrow Account. Thereafter, Buyer shall only seek recourse from the proceeds of the R&W Insurance Policy, in accordance with its terms, if applicable to such Loss. Only in the event that indemnified Losses arise out of or result from valid claims for indemnification pursuant to Section 10.2(a)(ii), (iii), (iv) or (v) may Buyer or any Buyer Indemnified Party seek recourse directly against Seller in any other manner (and, in all circumstances, such recourse, if any, shall be subject to all other applicable provisions of this Agreement, including first seeking recourse from the Indemnity Escrow Account and the R&W Insurance Policy, if applicable) and in accordance with the requirements of Section 10.6(b).

(b) Subject to all other applicable provisions of this Agreement, Buyer or any Buyer Indemnified Party seeking recourse pursuant to Section 10.2(a)(ii), (iii), (iv) or (v) shall seek such recourse (i) first, from the remaining Indemnity Escrow Amount pursuant to the Escrow Agreement as long as there are Indemnity Escrow Amounts validly held in the Indemnity Escrow Account, (ii) second, to the extent covered thereby, from amounts under the R&W Insurance Policy, and (iii) third, directly from Seller. Buyer or any Buyer Indemnified Parties shall use commercially reasonable efforts to submit any claim with respect to Loss for which recovery is sought pursuant to Section 10.2(a)(ii), (iii), (iv) or (v) under applicable policies of insurance and to recover thereunder to the extent such Losses are covered thereby (including, if applicable, the R&W Insurance Policy).

(c) The obligations of Seller to indemnify Buyer or any Buyer Indemnified Party with respect of any Loss solely with respect for recourse sought pursuant to Section 10.2(a)(i), whether from the Indemnity Escrow Account or otherwise, shall be held in abeyance pending the resolution of any corresponding claim against the R&W Insurance Policy or other applicable policy of insurance and until all rights thereunder have been pursued in good faith, provided, however, that notwithstanding the foregoing Buyer Indemnified Parties shall be entitled to deliver notice under this Article 10 prior to the resolution of any claim under the R&W Insurance Policy or other applicable policy of insurance.

10.7 Escrow.

(a) As long as there are Indemnity Escrow Amounts validly held in the Indemnity Escrow Account, any and all Losses payable by any Seller Indemnifying Party pursuant to this Article 10 may be paid out of the Indemnity Escrow Account. Upon the determination that any such payment is due to a Buyer Indemnified Party and the delivery of written notice from the Buyer of its election to recover such amount from the Indemnity Escrow Account, the Buyer and the Seller shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release such amount from the Indemnity Escrow Account to the Buyer.

(b) Promptly following the date that is twelve (12) months after the Closing Date (the “Release Date”), the Buyer and the Seller shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release any remaining portion of the Indemnity Escrow Amount to the Seller, less any amounts that are subject to pending claims made by any Buyer Indemnified Party under this Article 10 prior to 11:59 p.m. on the Release Date. If any claim made by any Buyer Indemnified Party under this Article 10 is still pending as of the Release Date, the Escrow Agent, pursuant to the terms of the Escrow Agreement, will retain a portion of the Escrow Amount in an amount equal to the Losses identified in any unresolved notice delivered pursuant to the Escrow Agreement until such claim has been satisfied or otherwise resolved, at which point Buyer and the Seller shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release to the Seller any remaining balance of the Escrow Amount not used to satisfy the indemnification rights of the Buyer Indemnified Party under this Article 10.

10.8 No Circular Recovery. Notwithstanding anything to the contrary in this Agreement, the Organizational Documents of the Company, or any other Contract, no Seller Indemnified Party shall be entitled to be indemnified by, advanced expenses by or otherwise recover any amount from the Company or the Buyer if such amount would constitute Losses for which any Seller Indemnified Party would be liable to any Buyer Indemnified Party under this Article 10.

10.9 Exclusive Remedy. Except (a) in the case where a Party seeks to obtain specific performance, injunctive relief or other equitable relief, (b) for the purchase price adjustment dispute procedures set forth in Section 2.3, (c) for amounts recoverable under the R&W Insurance Policy, and (d) in the case of Fraud, the rights of the Parties to indemnification pursuant to the provisions of this Article 10 shall be the sole and exclusive remedy for the Parties hereto with respect to this Agreement. None of Seller, its Affiliates or any of their Representatives shall have any direct or indirect liability of any kind or nature with respect to the R&W Insurance Policy (including, without limitation, by way of subrogation with respect to Losses other than those caused by or based on the Fraud of such Person).

10.10 Tax Treatment of Indemnity Payments. Unless otherwise required by applicable Law, any indemnity payment made under this Agreement shall be treated by all Parties as an adjustment to the Final Purchase Price for all federal, state, local and foreign Tax purposes.

Article 11

MISCELLANEOUS

11.1 Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with the preparation, negotiation and execution and performance of this Agreement and the transactions contemplated hereby (including legal and advisory fees and expenses) shall be paid by the Party incurring such costs and expenses.

11.2 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Except as otherwise set forth herein, (i) no failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege, (ii) no waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, (iii) no waiver shall be implied from any course of dealing between the Parties, and (iv) no extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. A waiver of any term or condition of this Agreement by any Party shall only be effective if made in writing.

11.3 Entire Agreement. This Agreement, including the Disclosure Schedules and Exhibits attached hereto, which are deemed for all purposes to be part of this Agreement, and the other Transaction Documents contemplated hereby, contain all of the terms, conditions agreed upon or made by the Parties relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties or their respective Representatives, oral or written, respecting such subject matter.

11.4 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties set forth herein.

11.5 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made (a) if in writing and served by personal delivery upon the party for whom it is intended, (b) if delivered by facsimile with receipt confirmed, or (c) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated; or (d) as of the date received for electronic mail sent before 5:00 P.M. Eastern Time, and (e) on the day following receipt for electronic mail sent after 5:00 P.M. Eastern Time:

If to the Buyer:

RF Industries, Ltd.

7610 Miramar Road,
San Diego, CA 92126

Attention: Robert Dawson

Email: rdawson@rfindustries.com

With a copy to (which copy shall not constitute notice):

DLA Piper LLP
4365 Executive Drive, Suite 1100
San Diego, CA 92121
Attention: Martin Nichols

Email: martin.nichols@us.dlapiper.com

If to the Seller:

Wireless Telecom Group, Inc.

25 Eastmans Road

Parsippany, New Jersey 07054

Attention: Timothy Whelan

Email: twhelan@wtcom.com

With a copy to (which copy shall not constitute notice):

Bryan Cave Leighton Paisner LLP

1290 Avenue of the Americas

New York, NY 10104-3300

Attention: Tara Newell

Email: tara.newell@bclplaw.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.5.

11.6 Exhibits and Schedules.

(a) The Disclosure Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

(b) Any matter, information or item disclosed in the Disclosure Schedules, Article 4 or Article 5 delivered under any specific Section of Article 4 or Article 5 shall be deemed to have been disclosed in response to each other representation or warranty in Article 4 or Article 5 in respect of which such disclosure is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules hereto shall not (i) be deemed or interpreted to expand the scope of the Seller’, the Company’s representations or warranties contained in Article 4 or Article 5 (except as otherwise contemplated by such representation or warranties), or (ii) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter.

11.7 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party may assign or delegate, by operation of Law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties to this Agreement, which any such Party may withhold in its absolute discretion, (b) the Buyer may assign this Agreement and the other Transaction Documents in whole or in part to any of its Affiliates without the consent of any other Party.

11.8 Third Party Beneficiaries. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a Party or a permitted assignee of a Party to this Agreement, except for the Persons set forth in Section 7.9 and Article 10, who are intended third party beneficiaries of such provisions.

11.9 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

11.10 Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of Laws thereof.

11.11 Consent to Jurisdiction and Service of Process. Any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court within the State of Delaware, and each Party waives any objection which such Party may now or hereafter have to the laying of the venue of any such Proceeding, and irrevocably submits to the exclusive jurisdiction of any such court in any such Proceeding. Notwithstanding the foregoing, each Party waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action, suit or proceeding in any such court. Each Party hereby agrees that a final judgment in any action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

11.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING, OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.13 Specific Performance. The Parties hereby agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

11.14 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

BUYER:

RF INDUSTRIES, LTD.

By:	/s/ Robert Dawson Jr.
Name:	Robert Dawson
Title:	President and Chief Executive Officer

COMPANY:

MICROLAB/FXR LLC

By:	/s/ Timothy Whelan
Name:	Timothy Whelan
Title:	Chief Executive Officer

SELLER:

WIRELESS TELECOM GROUP, INC.

By:	/s/ Timothy Whelan
Name:	Timothy Whelan
Title:	Chief Executive Officer

EXHIBIT A

Escrow Agreement

EXHIBIT B

Form of Sublease

EXHIBIT C

Form of Executed Shareholders Voting Agreement

EXHIBIT D

R&W Insurance Policy

EXHIBIT E

Working Capital Methodology Schedule

Working Capital Peg Definition:

The Consideration would be subject to upward or downward adjustment on a dollar-for-dollar basis to reflect any increase or decrease in the Company’s net working capital at the Closing from a normalized level of net working capital that would be mutually agreed to by the Purchaser and the Seller (“WC Peg”).

WC Peg calculation will be calculated in accordance with past practices and will exclude all indebtedness, accrued bonuses, transaction expenses, payroll and benefit accruals, and shared expenses (i.e. corporate insurance, utilities, building maintenance, rent).

WC Peg will be calculated based on:

●	Ordinary trade accounts receivable (excluding uncollected accounts receivable aged greater than 180 days), plus

●	Inventory, plus

●	Prepaid Expenses (excludes shared expenses), plus

●	Other current assets (other than cash and current or deferred income taxes), less

●	Accounts payable, less

●	Accrued expenses (excludes shared expenses and payroll and benefits), less

●	Deferred Revenue, less

●	Accrued sales and use taxes, less

●	Other liabilities

EXHIBIT F

Form of Employment Agreement

Preliminary Copies – Subject to Completion

PROXY

WIRELESS TELECOM GROUP, INC.

25 EASTMANS ROAD, PARSIPPANY, NEW JERSEY 07054

This Proxy is Solicited on Behalf of the Board of Directors of Wireless Telecom Group, Inc.

The undersigned hereby appoints Messrs. Tim Whelan and Michael Kandell, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of the Common Stock of Wireless Telecom Group, Inc. held of record by the undersigned on January 7, 2022, at the Special Meeting of Shareholders to be held on [February 25], 2022 or any adjournment thereof. The undersigned hereby revokes any proxy previously given with respect to such shares.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the proxies will have authority to vote FOR the approval of the Purchase Agreement and FOR the adjournment of the Special Meeting, if applicable.

The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and the accompanying Proxy Statement.

The Board of Directors recommends you vote FOR the following proposals:

1.	Approval of the Purchase Agreement.

	FOR:	☐

	AGAINST:	☐

	ABSTAIN:	☐

2.

Adjournment of Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of Proposal 1.

	FOR:	☐

	AGAINST:	☐

	ABSTAIN:	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please indicate if you plan to attend this meeting	Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer or partner.

Signature	Date	Signature (Joint Owners)	Date